Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268603

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated March 17, 2023)

Scilex Holding Company

Up to 71,459,469 Shares of Common Stock

Up to 11,003,988 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 5,490,617 Warrants

This prospectus supplement supplements the prospectus dated March 17, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on March 14, 2023 and declared effective by the Securities and Exchange Commission on March 17, 2023. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 11, 2023 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 11,003,988 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of (i) 4,104,000 private placement warrants (the “Private Warrant Shares”) originally sold in a private placement at a price of $0.75 per warrant in connection with the initial public offering of Vickers Vantage Corp. I (“Vickers”) (and a portion of which were subsequently transferred to Sorrento Therapeutics, Inc. (“Sorrento”) at no cost in connection with the Business Combination (as defined below)) (the “Private Warrants”) and (ii) 6,899,988 public warrants (the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of units of Vickers (the “Public Warrants” and together with the Private Warrants, the “Warrants”) at a price of $10.00 per unit, with each unit consisting of one ordinary share of Vickers and one-half of one warrant to purchase one ordinary share of Vickers. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the Private Warrants and the Public Warrants.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by:

(a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 71,459,469 shares (the “Resale Shares”) of our Common Stock, consisting of:

(i) up to 3,983,057 shares of Common Stock (the “Sponsor Shares”) held by Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Pei Wei Woo, Suneel Kaji and Steve Myint (collectively, the “Sponsors”), comprised of 3,450,000 shares that were issued on November 9, 2022 upon conversion of the same number of our former ordinary shares (initially acquired by the Sponsors prior to the initial public offering of units of Vickers Vantage Corp. I at a purchase price of $0.007 per ordinary share) in connection with the Domestication and the Business Combination (each as defined below) and 533,057 shares that were also issued on November 9, 2022 upon the contribution of certain indebtedness by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd at a contribution value of $10.00 per share, in connection with the Business Combination pursuant to a debt contribution agreement;

(ii) up to 61,985,795 shares of Common Stock (the “Merger Shares”) issued to Sorrento on November 10, 2022 in connection with the Business Combination at an equity consideration value of $10.00 per share;

(iii) up to 4,104,000 Private Warrant Shares issuable upon the exercise of the Private Warrants at an exercise price of $11.50 per share; and

(iv) up to 1,386,617 Public Warrant Shares issuable to Sorrento upon the exercise of the Public Warrants held by Sorrento at an exercise price of $11.50 per share; and

(b) the selling warrantholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 4,104,000 Private Warrants (which were originally issued at a price of $0.75 per Private Warrant, of which 3,104,000 were transferred from the Sponsors to Sorrento at no cost in connection with the Business Combination), and 1,386,617 Public Warrants (which were acquired by Sorrento in open-market purchases at a weighted average price of $0.3078 per Public Warrant).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On August 10, 2023, the last reported sales price per share of our Common Stock was $4.31. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On August 10, 2023, the closing sale price per warrant of our Public Warrants was $1.17.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 14 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2023

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission File Number 001-39852

Scilex Holding Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	92-1062542
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

960 San Antonio Road Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

(650) 516-4310

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    ☒  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    ☐  Yes    ☒  No

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.    Yes  ☒    No  ☐

As of August 9, 2023, the registrant had 149,055,371 shares of common stock, par value $0.0001, outstanding.

SCILEX HOLDING COMPANY

i

SCILEX HOLDING COMPANY

In this Quarterly Report on Form 10-Q, unless the context requires otherwise, references to the “Company”, “Scilex”, “we”, “us”, “our”, and similar terms refer to Scilex Holding Company, a Delaware corporation formerly known as Vickers Vantage Corp. I (“Vickers”), and its consolidated subsidiaries. References to “Legacy Scilex” refer to the private Delaware corporation that is now our wholly owned subsidiary and named Scilex, Inc. (formerly known as “Scilex Holding Company”).

On November 10, 2022, we consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated as of March 17, 2022 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated September 12, 2022, together, the “Merger Agreement”), by and among Vickers, Vantage Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Vickers, and Legacy Scilex. Pursuant to the terms of the Merger Agreement, the business combination (herein referred to as the “Business Combination” or “reverse recapitalization” for accounting purposes) between Vickers and Legacy Scilex was effected through the merger of Merger Sub with and into Legacy Scilex with Legacy Scilex surviving as Vickers’s wholly owned subsidiary. In connection with the Business Combination, Vickers changed its name from Vickers Vantage Corp. I to Scilex Holding Company.

Unless otherwise noted or the context requires otherwise, references to our “Common Stock” refer to our common stock, par value $0.0001 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Quarterly Report on Form 10-Q may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements appear in a number of places in this Quarterly Report on Form 10-Q including, without limitation, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “contemplate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “will,” “would” and other similar words and expressions (including the negative of any of the foregoing), but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this Quarterly Report on Form 10-Q and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and our directors, officers and affiliates, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this Quarterly Report on Form 10-Q. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.

Forward-looking statements in this Quarterly Report on Form 10-Q may include, but are not limited to, statements about:

•	our ability to maintain the listing of our Common Stock on the Nasdaq Capital Market;

•	our public securities’ liquidity and trading;

•	our ability to raise financing in the future;

•	the outcome of any legal proceedings that may be instituted against us;

•	our ability to attract and retain qualified directors, officers, employees and key personnel;

•	our ability to compete effectively in a highly competitive market;

•	the competition from larger biotechnology companies that have greater resources, technology, relationships and/or expertise;

•	the ability to protect and enhance our corporate reputation and brand;

•	the impact from future regulatory, judicial and legislative changes in our industry;

•	our ability to obtain and maintain regulatory approval of any of our product candidates;

•	our ability to research, discover and develop additional product candidates;

•	our ability to grow and manage growth profitably;

•	our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to execute our business plans and strategy;

•	the impact of the continuing COVID-19 pandemic and other similar disruptions in the future; and

•	other factors detailed under the section of this Quarterly Report on Form 10-Q titled “Risk Factors.”

ii

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the continuing COVID-19 pandemic, and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

iii

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$34,122	$2,184
Accounts receivable, net	27,568	21,236
Inventory	3,110	1,378
Prepaid expenses and other	4,447	4,810

Total current assets:	69,247	29,608
Property and equipment, net	760	772
Operating lease right-of-use asset	3,294	1,131
Intangibles, net	38,538	40,591
Goodwill	13,481	13,481
Other long-term assets	1,144	944

Total assets	$126,464	$86,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,412	$8,450
Accrued payroll	2,752	1,354
Accrued rebates and fees	47,779	30,893
Accrued expenses	4,949	3,136
Current portion of deferred consideration	516	264
Debt, net of issuance costs	15,916	—
Related party payable	1,043	—
Convertible debentures	18,440	—
Current portion of operating lease liabilities	776	745

Total current liabilities:	103,583	44,842
Long-term portion of deferred consideration	3,135	3,387
Derivative liabilities	6,566	1,231
Operating lease liabilities	2,594	665
Other long-term liabilities	169	163

Total liabilities	$116,047	$50,288
Commitments and contingencies (See Note 10)
Stockholders’ equity:
Preferred stock, $0.0001 par value, 45,000,000 shares authorized; 29,057,097 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	3	3
Common stock, $0.0001 par value, 740,000,000 shares authorized; 148,699,982 and 141,348,856 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	15	14
Additional paid-in capital	443,715	412,136
Accumulated deficit	(433,316)	(375,914)

Total stockholders’ equity	10,417	36,239

Total liabilities and stockholders’ equity	$126,464	$86,527

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for net loss per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$12,582	$7,926	$23,164	$14,738
Operating costs and expenses:
Cost of revenue	4,177	1,529	7,768	2,673
Research and development	3,204	2,589	5,940	5,220
Selling, general and administrative	26,989	14,344	55,690	25,252
Intangible amortization	1,026	935	2,053	1,870

Total operating costs and expenses	35,396	19,397	71,451	35,015

Loss from operations	(22,814)	(11,471)	(48,287)	(20,277)
Other (income) expense:
Loss (gain) on derivative liability	82	2,700	5,335	(4,800)
Change in fair value of convertible debentures	3,748	—	3,748	—
Loss on debt extinguishment, net	—	—	—	4,799
Interest expense, net	5	3,707	4	6,738
Loss (gain) on foreign currency exchange	3	(12)	23	(8)

Total other expense	3,838	6,395	9,110	6,729

Loss before income taxes	(26,652)	(17,866)	(57,397)	(27,006)
Income tax expense (benefit)	(3)	(28)	5	(25)

Net loss	$(26,649)	$(17,838)	$(57,402)	$(26,981)

Net loss per share attributable to common stockholders—basic and diluted	$(0.19)	$(0.13)	$(0.40)	$(0.20)

Weighted average number of shares during the period—basic and diluted	142,626	133,060	142,146	133,043

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount		Deficit	Equity
Balance, December 31, 2022	29,057	$3	141,349	$14	$412,136	$(375,914)	$36,239

Shares issued under Standby Equity Purchase Agreements	—	—	462	—	1,869	—	1,869
Retainer shares issued	—	—	4,000	1	—	—	1
Stock-based compensation	—	—	—	—	3,720	—	3,720
Net loss	—	—	—	—	—	(30,753)	(30,753)

Balance, March 31, 2023	29,057	3	145,811	15	417,725	(406,667)	11,076
Shares issued under Standby Equity Purchase Agreements	—	—	2,084	—	13,925	—	13,925
Stock options exercised	—	—	128	—	222	—	222
Conversion of Convertible Debentures into common stock	—	—	632	—	7,735	—	7,735
Issuance of common stock upon warrants exercise	—	—	45	—	521	—	521
Stock-based compensation	—	—	—	—	3,587	—	3,587
Net loss	—	—	—	—	—	(26,649)	(26,649)

Balance, June 30, 2023	29,057	$3	148,700	$15	$443,715	$(433,316)	$10,417

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount		Deficit	Deficit
Balance, December 31, 2021	—	$—	132,858	$13	$128,661	$(352,550)	$(223,876)
Stock options exercised	—	—	202	—	96	—	96
Stock-based compensation	—	—	—	—	1,355	—	1,355
Net loss	—	—	—	—	—	(9,143)	(9,143)

Balance, March 31, 2022	—	—	133,060	13	130,112	(361,693)	(231,568)
Aardvark SP-104 license transfer from Sorrento	—	—	—	—	(4,127)	—	(4,127)
Stock-based compensation	—	—	—	—	1,437	—	1,437
Net loss	—	—	—	—	—	(17,838)	(17,838)

Balance, June 30, 2022	—	$—	133,060	$13	$127,422	$(379,531)	$(252,096)

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities
Net loss	$(57,402)	$(26,981)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	2,073	1,890
Amortization of debt issuance costs and debt discount	1	3,057
Payment on the Scilex Pharma Notes attributed to accreted interest related to the debt discount	—	(21,190)
Loss on debt extinguishment, net	—	4,799
Non-cash operating lease cost	156	214
Stock-based compensation	7,307	2,792
Loss (gain) on derivative liability	5,335	(4,800)
Change in fair value of convertible debentures	3,748	—
Other	(20)	—
Changes in operating assets and liabilities:
Accounts receivables, net	(6,332)	(1,632)
Inventory	(1,732)	1,402
Prepaid expenses and other	(9)	(1,585)
Other long-term assets	804	86
Accounts payable	4,334	324
Accrued payroll	1,398	918
Accrued expenses	1,525	957
Accrued rebates and fees	16,886	8,062
Other liabilities	(338)	(138)
Related party payable	1,043	8,759
Other long-term liabilities	6	—

Net cash used for operating activities	(21,217)	(23,066)
Investing activities
Acquisition consideration paid in cash for Romeg intangible asset acquisition	—	(2,060)
Purchase of property, plant, and equipment	(8)	—

Net cash used for investing activities	(8)	(2,060)
Financing activities
Proceeds from issuance of shares under Standby Equity Purchase Agreements	16,166	—
Proceeds from issuance of convertible debentures	24,000	—
Transaction costs paid related to the Business Combination	(1,372)	—
Repayment of principal on the Scilex Pharma Notes	—	(43,364)
Repayment on other loans	(2,528)	(18,788)
Proceeds from other loans	17,538	9,869
Payments of debt issuance costs	(380)	—
Proceeds from stock options and warrants exercised	743	96
Proceeds from related party payable	—	17,300
Proceeds from related party note payable	—	62,500

Net cash proceeds from financing activities	54,167	27,613

Net change in cash, cash equivalents and restricted cash	32,942	2,487
Cash, cash equivalents and restricted cash at beginning of period	2,184	4,338

Cash, cash equivalents and restricted cash at end of period	$35,126	$6,825

Supplemental disclosure:
Supplemental disclosure of non-cash financing activity
Issuance of shares to B. Riley pursuant to B. Riley Purchase Agreement	$1,869	$—
Conversion of Convertible Debentures into common stock	$7,735	$—
Right-of-use assets obtained in exchange for operating lease liabilities with lease modification	$2,523	$—
Deferred consideration for Romeg intangible asset acquisition	$—	$3,650
Promissory Note issued to Sorrento in exchange for the SP-104 license	$—	$4,127
Fair value adjustment to derivative liability in troubled debt restructuring	$—	$30,400

See accompanying notes to unaudited condensed consolidated financial statements

SCILEX HOLDING COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of Operations and Basis of Presentation

Organization and Principal Activities

Scilex Holding Company (“Scilex” and together with its wholly owned subsidiaries, the “Company”) is the successor entity to Vickers Vantage Corp. I (“Vickers”), a special purpose acquisition company. The Company is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. The Company was originally formed in 2019 and is a majority-owned subsidiary of Sorrento Therapeutics, Inc. (“Sorrento”). Scilex currently has three wholly owned subsidiaries, Scilex Inc. (“Legacy Scilex”), Scilex Pharmaceuticals Inc. (“Scilex Pharma”) and Semnur Pharmaceuticals, Inc. (“Semnur”). The business combination with Vickers (“Business Combination”) was closed in November 2022.

The Company launched its first commercial product in October 2018, ZTlido (lidocaine topical system) 1.8% (“ZTlido”), a prescription lidocaine topical system that is designed with novel technology to address the limitations of current prescription lidocaine therapies by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. The Company in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution (“GLOPERBA”), a Federal Drug Administration (“FDA”)-approved prophylactic treatment for painful gout flares in adults, in the United States (“U.S.”). In February 2023, the Company acquired the rights related to ELYXYB (celecoxib oral solution) (“ELYXYB”) and the commercialization thereof in the U.S. and Canada. ELYXYB is a first line treatment and the only FDA-approved, ready to use oral solution for the acute treatment of migraine, with or without aura, in adults. In April 2023, the Company launched ELYXYB in the U.S. The Company is planning to commercialize GLOPERBA in the U.S. in 2023.

The Company is currently developing three product candidates, SP-102 (10 mg, dexamethasone sodium phosphate viscous gel), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica (“SP-102” or “SEMDEXA”), SP-103 (lidocaine topical system) 5.4% (“SP-103”), a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of acute pain, and SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-burst release low dose naltrexone hydrochloride capsules) (“SP-104”), a novel formulation for the treatment of fibromyalgia that has completed multiple Phase 1 trial programs and is expected to initiate Phase 2 trials in 2023. Since inception, the Company has devoted substantially all of its efforts to the development of SP-102, SP-103, SP-104, and the commercialization of ZTlido. In 2023, the Company will also devote efforts on the commercialization of GLOPERBA and ELYXYB.

Sorrento Chapter 11 Filing

On February 13, 2023, Sorrento, together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). While the Company is majority-owned by Sorrento, the Company is not a debtor in Sorrento’s voluntary Chapter 11 filing. As of June 30, 2023, the Company had a $3.2 million receivable from Sorrento, which was fully reserved. The Company evaluates the collectability of this receivable on a quarterly basis.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, include all adjustments of a normal recurring nature necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations and cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on March 7, 2023 (the “Annual Report on Form 10-K”). The interim results for the six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Customer Concentration Risk

The Company had three customers during the three and six months ended June 30, 2023, each of which individually generated 10% or more of the Company’s total revenue. These customers accounted for 88% and 85% of the Company’s revenue for the three and six months ended June 30, 2023, respectively, individually ranging from 24% to 32% and 22% to 32%, respectively. As of June 30, 2023, these customers represented 95% of the Company’s outstanding accounts receivable, individually ranging between 25% to 36%. Additionally, during the six months ended June 30, 2023 and 2022, the Company purchased inventory from its sole supplier, Itochu Chemical Frontier Corporation (“Itochu”). This exposes the Company to concentration of customer and supplier risk. The Company monitors the financial condition of its customers, limits its credit exposure by setting credit limits, and has not experienced any credit losses during the six months ended June 30, 2023 and 2022.

Significant Accounting Policies

There have been no significant changes to the accounting policies during the three and six months ended June 30, 2023, as compared to the significant accounting policies described in Note 1 of the Notes to Consolidated Financial Statements in the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K, except for the policy titled “Convertible Debentures” below.

Fair Value Measurements

Financial assets and liabilities are recorded at fair value on a recurring basis in the condensed consolidated balance sheets. The carrying values of Company’s financial assets and liabilities, including cash and cash equivalents, restricted cash, prepaid and other current assets, accounts payable and accrued expenses approximate to their fair value due to the short-term nature of these instruments. The fair value of the Company’s term loan approximates its carrying value, or amortized cost, due to the prevailing market rates of interest it bears. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 - Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 - Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments that are readily convertible into cash without penalty and with original maturities of three months or less at the date of purchase to be cash equivalents. The carrying amounts reported in the unaudited condensed consolidated balance sheets for cash and cash equivalents are valued at cost, which approximate their fair value.

Restricted cash for the periods presented consist of deposits placed in a segregated bank account as required under the terms of the Credit and Security Agreement, dated as of June 27, 2023, between Scilex Pharma and eCapital Healthcare Corp., which is discussed further in Note 7. Restricted cash is recorded as other long-term assets within the Company’s unaudited condensed consolidated balance sheet.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets that together reflect the same amounts shown in the unaudited condensed consolidated statements of cash flows (in thousands):

	As of June 30,	As of December 31,
	2023	2022
Cash and cash equivalents	$34,122	$2,184
Restricted cash	1,004	—

Total cash, cash equivalents, and restricted cash	$35,126	$2,184

Convertible Debentures

The Company has elected the fair value option to account for the Convertible Debentures (as defined in Note 2 “Liquidity and Going Concern” below) that were issued in March and April 2023, as discussed further in Note 7. The Company recorded the Convertible Debentures at fair value upon issuance with changes in fair value recorded as change in fair value of convertible debentures in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income. Interest expense related to the Convertible Debentures is included in the changes in fair value. As a result of applying the fair value option, direct costs and fees related to the Convertible Debentures were expensed as incurred.

Recently Adopted Accounting Pronouncements

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”), which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with Accounting Standards Codification (“ASC”) Topic 606. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022. ASU 2021-08 should be applied prospectively to business combinations occurring on or after the adoption date. The Company adopted this guidance as of January 1, 2023 and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”), which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered when measuring fair value. Recognizing such a restriction as a separate unit of account is also not permitted. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company elected to early adopt this guidance as of January 1, 2023 and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

2. Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has assessed the Company’s ability to continue as a going concern for at least one year after the issuance date of the accompanying unaudited condensed consolidated financial statements.

On November 17, 2022, the Company entered into a standby equity purchase agreement (the “Original Purchase Agreement”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”). On February 8, 2023, the Company entered into an amended and restated standby equity purchase agreement with Yorkville (the “A&R

Yorkville Purchase Agreement”), amending, restating and superseding the Original Purchase Agreement. On January 8, 2023, the Company entered into a standby equity purchase agreement (the “B. Riley Purchase Agreement” and together with A&R Yorkville Purchase Agreement, the “Standby Equity Purchase Agreements”) with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to each of the Standby Equity Purchase Agreements, the Company has the right, but not the obligation, to sell to each of Yorkville and B. Riley up to $500.0 million of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at its request any time during the 36 months following the date on which the registration statement related to each such purchase agreement was initially declared effective by the SEC, subject to certain conditions, which are discussed further in Note 8.

As consideration for Yorkville’s and B. Riley’s respective commitment to purchase shares of Common Stock at the Company’s direction, the Company issued 250,000 commitment shares to each of Yorkville (the “Yorkville Commitment Shares”) and B. Riley (the “B. Riley Commitment Shares”).

On March 21, 2023, the Company entered into a securities purchase agreement with Yorkville (the “Securities Purchase Agreement”) pursuant to which the Company would issue and sell to Yorkville convertible debentures in an aggregate principal amount of up to $25.0 million (the “Convertible Debentures”). As of June 30, 2023, Convertible Debentures in the principal amount of $25.0 million (for net cash proceeds of $24.0 million) were issued and sold pursuant to the Securities Purchase Agreement, which is discussed further in Note 7.

On June 27, 2023, Scilex Pharma entered into a Credit and Security Agreement (the “eCapital Credit Agreement”) with eCapital Healthcare Corp. (the “Lender”), pursuant to which the Lender shall make available loans (the “Revolving Facility”) in an aggregate principal amount of up to $30.0 million (the “Facility Cap”). The proceeds of the Revolving Facility will be used for (i) transaction fees incurred in connection with the eCapital Credit Agreement, (ii) working capital needs of Scilex Pharma and (iii) other uses not prohibited under the eCapital Credit Agreement. As of June 30, 2023, the Company has an outstanding balance of $15.9 million under the Revolving Facility. See Note 7 for additional discussion of the terms of the eCapital Credit Agreement.

As of June 30, 2023, the Company’s negative working capital was $34.3 million, including cash and cash equivalents of approximately $34.1 million. During the six months ended June 30, 2023, the Company had operating losses of $48.3 million and cash flows used for operations of $21.2 million. The Company had an accumulated deficit of $433.3 million as of June 30, 2023.

The Company has plans to obtain additional resources to fund its currently planned operations and expenditures for at least twelve months from the issuance of these unaudited condensed consolidated financial statements through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. The Company’s plans are also dependent upon the success of future sales of ZTlido and ELYXYB, which is still in the early stages of commercialization, and the future commercialization of GLOPERBA.

Although the Company believes such plans, if executed, should provide the Company with financing to meet its needs, successful completion of such plans is dependent on factors outside the Company’s control. As a result, management has concluded that the aforementioned conditions, among other things, raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the unaudited condensed consolidated financial statements are issued.

3. Acquisitions

SP-104 Acquisition

In May 2022, the Company acquired the Delayed Burst Release Low Dose Naltrexone asset and intellectual property rights for the treatment of chronic pain, fibromyalgia and chronic post-COVID syndrome (collectively, the “SP-104 Assets”). Pursuant to the acquisition provisions, the Company is obligated to pay Aardvark Therapeutics, Inc. (“Aardvark”) (i) $3.0 million upon initial approval by the FDA of a new drug application for the SP-104 Assets (which amount may be paid in shares of Common Stock or cash, in the Company’s sole discretion) (the “Development Milestone Payment”) and (ii) $20.0 million in cash, upon achievement of certain net sales by the Company of a commercial product that uses the SP-104 Assets (the “Sales Milestone Payment”). The Company will also pay Aardvark certain royalties in the single digits based on percentages of annual net sales by the Company of a commercial product that uses the SP-104 Assets.

The Sales Milestone Payment and sale volume-based future royalties were determined to meet a scope exception for derivative accounting and will not be recognized until the contingencies are realized. The SP-104 Development Milestone Payment represents a liability, which will be measured at fair value for each reporting period. As of June 30, 2023 and December 31, 2022, the contingent consideration associated with Development Milestones Payment was $0.2 million, recorded in the other long-term liabilities.

GLOPERBA License Agreement

In June 2022, the Company entered into a license agreement (the “Romeg License Agreement”) with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”). Pursuant to the Romeg License Agreement, among other things, Romeg granted the Company (a) a transferable license, with the right to sublicense, to (i) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product” or “GLOPERBA”) in the United States of America (including its territories) (the “GLOPERBA Territory”), (ii) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (the “Licensed Products”) and commercialize any such products and (iii) manufacture Licensed Products anywhere in the world, solely for commercialization in the GLOPERBA Territory; and (b) an exclusive, transferable license, with right to sublicense, to use the trademark GLOPERBA and logos, designs, translations, and modifications thereof in connection with the commercialization of the Initial Licensed Product solely in the GLOPERBA Territory. The Initial Licensed Product, GLOPERBA, was approved and made available in the United States in 2020.

As consideration for the license under the Romeg License Agreement, the Company paid Romeg an up-front license fee of $2.0 million, and has agreed to pay Romeg (a) upon the Company’s achievement of certain net sales milestones, certain milestone payments in the aggregate amount of up to $13.0 million, (b) certain royalties in the mid-single digit to low-double digit percentages based on annual net sales of the Licensed Products by the Company during the applicable royalty term under the Romeg License Agreement, and (c) minimum quarterly royalty payments totaling $7.1 million commencing on the first year anniversary of the effective date of the Romeg License Agreement and ending on the later of (i) expiration of the last-to-expire of the licensed patents covering the Licensed Products in the GLOPERBA Territory or (ii) the tenth anniversary of the effective date of the Romeg License Agreement.

In connection with the Romeg License Agreement, the Company recorded an intangible asset for acquired licenses of $5.7 million, which is comprised of the upfront license fee of $2.0 million and deferred consideration of $3.7 million that is the present value of the future minimum royalty payments and immaterial transaction costs. No contingent consideration was recognized as a liability or included in the fair value of the assets as of June 30, 2023 or December 31, 2022.

ELYXYB Acquisition

On February 12, 2023, the Company entered into an asset purchase agreement (the “ELYXYB APA”) with BioDelivery Sciences International, Inc. (“BDSI”) and Collegium Pharmaceutical, Inc. (“Collegium”, and together with BDSI, the “Sellers”) to acquire the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYB and its commercialization in the United States and Canada (the “ELYXYB Territory”).

As consideration for the acquisition, the Company assumed various rights and obligations under the asset purchase agreement between BDSI and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), dated August 3, 2021 (the “DRL APA”), including an irrevocable, royalty-free, exclusive license to know-how and patents of DRL related to ELYXYB and necessary or used to exploit ELYXYB in the ELYXYB Territory. No cash consideration was or will be payable to Sellers for such acquisition; however, the obligations under the DRL APA that were assumed by the Company include contingent sales and regulatory milestone payments and sales royalties. The Company is also obligated to make quarterly royalty payments to DRL on net sales of ELYXYB in the ELYXYB Territory. In April 2023, the Company launched ELYXYB in the U.S. As of June 30, 2023, the Company had ending balances of accrued royalty payables of $27 thousand. As of June 30, 2023, no sales or regulatory milestone payments had been accrued as there were no potential milestones yet considered probable of achievement.

4. Fair Value Measurements

The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and the level of inputs used in such measurements (in thousands):

	June 30, 2023
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Convertible Debentures	$18,440	$—	$—	$18,440
Derivative liabilities	6,566	—	—	6,566
Other long-term liabilities	169	—	—	169

Total liabilities measured at fair value	$25,175	$—	$—	$25,175

	December 31, 2022
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Derivative liabilities	$1,231	$—	$—	$1,231
Other long-term liabilities	163	—	—	163

Total liabilities measured at fair value	$1,394	$—	$—	$1,394

Convertible Debentures

In March and April 2023, the Company issued the Convertible Debentures in the principal amount of $25.0 million (see Note 7). The Convertible Debentures are measured at fair value on a recurring basis using Level 3 inputs. The Company uses the Binomial Lattice Model valuation technique to measure the fair value of the convertible debentures with any changes in the fair value of the convertible debentures recorded in the unaudited condensed consolidated statements of operations. Interest expense related to the Convertible Debentures is included in the changes in fair value. As of June 30, 2023, the Company recorded $3.7 million in change in fair value of the convertible debentures. A summary of inputs used in valuing the Convertible Debentures is as follows:

June 30, 2023
Risk -Free Rate	5.29%
Corporate Bond Yield	16.33%
Coupon Interest Rate	7.0%
Volatility	42.0%
Dividend Yield	0.0%
Conversion Price	$8.00

Derivative Liabilities

The Company recorded a loss of $0.1 million and $2.7 million for the three months ended June 30, 2023 and 2022, respectively, and a loss of $5.3 million and a gain of $4.8 million for the six months ended June 30, 2023 and 2022, respectively, on derivative liabilities which was attributed to the private placement warrants that the Company assumed from Vickers in November 2022 in connection with the Business Combination (“Private Warrants”), and compound derivative liabilities associated with the senior secured notes issued by Scilex Pharma in September 2018 (the “Scilex Pharma Notes”), respectively. At the closing of the Business Combination in November 2022, the Company assumed a derivative warrant liability of $2.5 million related to Private Warrants. The fair value of derivative warrant liability related to Private Warrants was $6.6 million as of June 30, 2023.

The following table includes a summary of the derivative liabilities measured at fair value using significant unobservable inputs (Level 3) during the six months ended June 30, 2023 (in thousands):

Fair Value
Ending Balance as of December 31, 2022	$1,231
Change in fair value measurement	5,335

Ending Balance as of June 30, 2023	$6,566

Warrant Liability Measurement

The derivative warrant liability was valued using the Black-Scholes option pricing model, which is considered to be Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the warrant is the expected volatility of the Common Stock. The expected volatility assumption is based on historical volatilities of comparable companies whose share prices are publicly available as well as the implied volatility of the Public Warrants, described in Note 8 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K. A summary of the inputs used in valuing the derivative warrant liabilities is as follows:

	June 30, 2023	December 31, 2022
Equity value	$5.57	$3.99
Exercise price	$11.50	$11.50
Term, in years	4.36	4.86
Volatility	55.0%	35.0%
Risk-free rate	4.20%	3.94%
Dividend yield	0.0%	0.0%
Call option value	$1.60	$0.30

Contingent Consideration Related to SP-104 Acquisition

The Development Milestone Payment related to the SP-104 Assets represents an obligation to potentially settle a fixed value in a variable number of shares of Common Stock and requires remeasurement at fair value through settlement.

Upon the achievement of FDA approval for a new drug application for SP-104, the Company will transfer $3.0 million in cash or shares of Common Stock, at the discretion of the Company. The fair value of the contingent consideration liability associated with Development Milestone Payment was estimated using a probability-weighted discounted cash flow method. Significant unobservable inputs assumptions included the likelihood of receiving FDA approval for SP-104, expected timing for receipt of FDA approval for SP-104, and a discount rate of 10.6%. As of June 30, 2023 and December 31, 2022, the fair value of contingent consideration related to the Development Milestone Payment was $0.2 million.

5. Balance Sheet Components

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Construction in progress	$689	$689
Furniture	118	118
Computers and equipment	85	77
Leasehold improvements	55	55

Property and equipment, gross	947	939
Less: Accumulated depreciation	(187)	(167)

Property and equipment, net	$760	$772

Depreciation expense was $10 thousand and $20 thousand for both of the three and six months ended June 30, 2023 and 2022, respectively.

Accrued Expenses

Accrued expenses consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Accrued professional service fees	$2,783	$2,024
Accrued sales and marketing costs	1,524	574
Accrued research and development costs	564	459
Accrued others	78	79

Accrued expenses	$4,949	$3,136

6. Goodwill and Intangible Assets

As of June 30, 2023 and December 31, 2022, the Company had recorded goodwill of $13.5 million. No goodwill impairment was recognized for the six months ended June 30, 2023 and 2022.

Amortization of the intangible assets that have finite useful lives is generally recorded on a straight-line basis over their useful lives. A summary of the Company’s identifiable intangible assets as of June 30, 2023 and December 31, 2022 is as follows (in thousands):

	June 30, 2023
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Patent rights	$32,630	$14,503	$18,127
Acquired technology	21,940	6,947	14,993
Acquired licenses	5,711	368	5,343
Assembled workforce	500	425	75

Total intangible assets	$60,781	$22,243	$38,538

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Patent rights	$32,630	$13,415	$19,215
Acquired technology	21,940	6,216	15,724
Acquired licenses	5,711	184	5,527
Assembled workforce	500	375	125

Total intangible assets	$60,781	$20,190	$40,591

As of June 30, 2023, the weighted average remaining life for identifiable intangible assets was 9.9 years. Aggregate amortization expense was $1.0 million and $2.1 million for the three and six months ended June 30, 2023, respectively. Aggregate amortization expense was $0.9 million and $1.9 million for the three and six months ended June 30, 2022, respectively.

Estimated future amortization expense related to intangible assets as of June 30, 2023 is as follows (in thousands):

Amount
2023 (Remainder of 2023)	$2,053
2024	4,031
2025	4,006
2026	4,006
2027	4,006
Thereafter	20,436

Total	$38,538

7. Debt

Convertible Debentures

On March 21, 2023, the Company entered into the Securities Purchase Agreement with Yorkville pursuant to which the Company would issue and sell to Yorkville Convertible Debentures in an aggregate principal amount of up to $25.0 million. The Securities Purchase Agreement provides that the Convertible Debentures will be issued and sold at a purchase price equal to 96% of the applicable principal amount in three tranches as follows: (i) $10.0 million upon the signing of the Securities Purchase Agreement, which was funded on March 21, 2023, (ii) $7.5 million upon the filing of a registration statement on Form S-1 with the SEC to register the resale by Yorkville of any shares of Common Stock issuable upon conversion of the Convertible Debentures under the Securities Act and (iii) $7.5 million at the time such registration statement is declared effective by the SEC.

The Convertible Debentures bear interest at an annual rate of 7.00% and will mature on December 21, 2023. The outstanding principal amount is to be repaid in equal installments that are due every 30 days beginning on May 20, 2023, which is 60 days after the date on which the first Convertible Debenture was issued to Yorkville. The Convertible Debentures provide a conversion right, in which any portion of the outstanding and unpaid principal and any accrued but unpaid interest, may be converted into shares of Common Stock, at a conversion price of $8.00 per share at the option of the holder of the Convertible Debentures.

The Company has the option to repay either (i) in cash, with premium equal to 5% in respect of the principal amount of such payment, or (ii) by submitting a notice for an advance under the A&R Yorkville Purchase Agreement, or a series of advances thereunder, or any combination of (i) or (ii) as determined by the Company. In the case of (ii), the proceeds from the shares sold to Yorkville are applied against the outstanding amounts.

The Company has the right, but not the obligation, in its sole discretion, to redeem, upon five business days’ prior written notice to Yorkville (the “Redemption Notice”), all or any portion of the amounts outstanding under the Convertible Debentures; provided that the trading price of the Common Stock is less than the Conversion Price at the time of the Redemption Notice. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 10% of the principal amount being redeemed, plus all accrued and unpaid interest in respect of such redeemed principal amount.

Pursuant to the Securities Purchase Agreement with Yorkville, the Company issued additional Convertible Debentures in an aggregate principal amount of $15.0 million in April 2023 for $14.4 million in net cash proceeds. In April 2023, Yorkville elected to convert $5.0 million of the outstanding principal and accrued interest of the first Convertible Debentures issued to Yorkville, resulting in the issuance of 632,431 shares of Common Stock at a conversion price of $8.00 per share and reducing the outstanding Convertible Debentures balance by $7.7 million. The Company repaid $1.3 million of Convertible Debentures in June 2023. Interest expense related to the Convertible Debentures and included in the changes in fair value was $288 thousand for the three and six months ended June 30, 2023.

The following table provides a summary of the changes in the balance and the estimated fair value of the Convertible Debentures (in thousands):

June 30, 2023
Beginning Balance as of January 1, 2023	$—
Issuance of Convertible Debentures	24,000
Repayment of Convertible Debentures	(1,285)
Change in fair value of Convertible Debentures	3,460
Conversion of Convertible Debentures into Common Stock	(7,735)

Ending Balance as of June 30, 2023	$18,440

Revolving Credit Facility

On June 27, 2023, Scilex Pharma entered into the eCapital Credit Agreement pursuant to which the Lender shall make available loans (the “Revolving Facility”) in an aggregate principal amount of up to $30.0 million. The Facility Cap may, at the request of Scilex Pharma and with the consent of the Lender, be increased in increments of $250,000 at such time as the outstanding principal balance under the eCapital Credit Agreement equals or exceeds 95% of the then-existing Facility Cap. The amount available to Scilex Pharma under the Revolving Facility at any one time is the lesser of the Facility Cap and 85% of the “Net Collectible Value” of “Eligible Receivables” minus the amount of any reserves or adjustments against receivables required by the Lender, in its discretion.

Under the terms of the eCapital Credit Agreement, interest will accrue daily on the principal amount outstanding at a rate per annum equal to the Wall Street Journal Prime Rate plus 1.5%, based on a year consisting of 360 days, and which shall be payable by Scilex Pharma monthly in arrears, commencing July 1, 2023. The Credit Agreement provides for an early termination fee of 0.5% of the Facility Cap if Scilex Pharma voluntarily prepays and terminates in full the Revolving Facility prior to the first anniversary of the closing of the Revolving Facility.

In connection with the eCapital Credit Agreement, Scilex Pharma and the Lender entered into blocked account control agreements with respect to Scilex Pharma’s collections and eCapital Credit Agreement funding accounts, which permit the Lender to sweep all funds in the collections account to an account of the Lender for application to the outstanding amounts under the Revolving Facility, and to exercise customary secured party remedies with respect to the eCapital Credit Agreement funding account. All indebtedness incurred and outstanding under the eCapital Credit Agreement will be due and payable in full on July 1, 2026, unless the eCapital Credit Agreement is earlier terminated.

The eCapital Credit Agreement contains a financial covenant requiring Scilex Pharma to maintain cash on hand of at least $1.0 million at all times. Scilex Pharma’s obligations under the eCapital Credit Agreement are secured by a continuing security interest in Scilex Pharma’s accounts receivable, arising from customers in the ordinary course of business. The eCapital Credit Agreement contains customary events of default and also provides that an event of default includes a change of control of Scilex Pharma and the failure by the Company to issue at least $75.0 million of debt or equity by September 30, 2023. As of June 30, 2023, Scilex Pharma has an outstanding balance of $15.9 million under the Revolving Facility, which is classified as current liabilities in the unaudited condensed consolidated balance sheet.

8. Stockholders’ Equity

Public Warrants and Private Warrants

Upon completion of the Business Combination, the Company assumed the Private Warrants and the public warrants to purchase Common Stock (the “Public Warrants”, and together with the Private Warrants, the “Warrants”).

Holders of the Warrants are entitled to acquire shares of Common Stock. The Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Each Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share.

If the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders, the Company may redeem all the Public Warrants at a price of $0.01 per warrant upon not less than 30 days’ prior written notice.

If the Company calls the Public Warrants for redemption, the Company will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis. The Company will not be required to net cash settle the Warrants. As of June 30, 2023 and December 31, 2022, there were 6,854,309 and 6,899,988 Public Warrants outstanding, respectively.

As of each of June 30, 2023 and December 31, 2022, there were 4,104,000 Private Warrants outstanding.

A&R Yorkville Purchase Agreement

Pursuant to the A&R Yorkville Purchase Agreement, the Company has the right, but not the obligation, in its sole and absolute discretion, to sell to Yorkville up to $500.0 million of shares of Common Stock at its request and subject to certain conditions by delivering written notice to Yorkville at any time until the first day of the month following the 36-month anniversary of the date on which the Company’s registration statement on Form S-1 registering such shares has been declared effective by the SEC. Pursuant to the A&R Yorkville Purchase Agreement, the shares of Common Stock, if any, that the Company elects to sell to Yorkville pursuant to a sale of Common Stock will be purchased at a price equal to 98% of the VWAP (as defined below) during the applicable pricing period for such advance, which shall be the period commencing upon receipt by Yorkville of an advance notice from the Company (or the open of regular trading hours, if later) and ending on 4:00 p.m. on the same day. For purposes of the A&R Yorkville Purchase Agreement, “VWAP” means, for a specified period, the volume weighted average price of the Common Stock on the Nasdaq Capital Market for such period as reported by Bloomberg L.P. through its “AQR” function. Pursuant to the terms of the Original Purchase Agreement, the Company filed a registration statement on Form S-1 (File No. 333-268607) (as it may be amended or supplemented from time to time, the “Yorkville Registration Statement”) related to the Original Purchase Agreement with the SEC on November 30, 2022 (following the execution of the Original Purchase Agreement). The Yorkville Registration Statement was initially declared effective by the SEC on December 9, 2022.

In connection with the execution of the Original Purchase Agreement, the Company issued to Yorkville 250,000 shares of Common Stock. During the six months ended June 30, 2023, the Company sold 2,167,604 shares of Common Stock pursuant to the A&R Yorkville Purchase Agreement for aggregate net proceeds of $15.1 million.

B. Riley Purchase Agreement

Pursuant to the B. Riley Purchase Agreement, the Company has the right, but not the obligation, to sell to B. Riley up to $500.0 million of shares of Common Stock, subject to certain limitations and conditions set forth therein, from time to time at the Company’s sole and absolute discretion, during the term of the B. Riley Purchase Agreement.

The Company’s right to sell shares of Common Stock pursuant to the B. Riley Purchase Agreement shall end on the first day of the month following the 36-month anniversary of the date on which the B. Riley Registration Statement (as defined below) was initially declared effective by the SEC. Pursuant to the terms of the B. Riley Purchase Agreement, the Company filed a registration statement on Form S-1 (File No. 333-269205) (as it may be amended or supplemented from time to time, the “B. Riley Registration Statement”) related to the B. Riley Purchase Agreement with the SEC on January 12, 2023 (following the execution of the B. Riley Purchase Agreement). The B. Riley Registration Statement was initially declared effective by the SEC on January 20, 2023.

The shares of Common Stock, if any, that the Company elects to sell to B. Riley pursuant to an advance under the B. Riley Purchase Agreement will be purchased at a price equal to 98% of the VWAP (as defined in such agreement) during the pricing period prescribed therein.

In connection with the execution of the B. Riley Purchase Agreement, the Company issued to B. Riley 250,000 shares of Common Stock. Subsequent to the execution of the B. Riley Purchase Agreement and as of June 30, 2023, the Company sold an aggregate of 127,241 shares of Common Stock for aggregate net proceeds of $1.0 million.

9. Stock Incentive and Employee Benefit Plan

2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan

In June 2017, the Board of Directors of the Company adopted the Scilex Pharmaceuticals Inc. Equity Incentive Plan (the “Scilex Pharma 2017 Plan”). In connection with the corporate reorganization in March 2019, the Scilex Pharma 2017 Plan was terminated. Accordingly, after such time, no additional awards were granted under the Scilex Pharma 2017 Plan.

Scilex Holding Company 2019 Stock Option Plan

In May 2019, the Board of Directors of the Company adopted the Scilex Holding Company 2019 Stock Option Plan (the “2019 Stock Option Plan”) which subsequently was amended in December 2020. The 2019 Stock Option Plan was terminated at the closing of the Business Combination, and no further awards have been granted under the 2019 Stock Option Plan thereafter. However, the 2019 Stock Option Plan will continue to govern outstanding awards granted thereunder.

Scilex Holding Company 2022 Equity Incentive Plan

In October 2022, the Board of Directors of the Company adopted the Scilex Holding Company 2022 Equity Incentive Plan (the “Equity Incentive Plan”). The total number of shares of Common Stock for which incentive stock options (“ISOs”) may be granted under the Equity Incentive Plan is not to exceed 20,276,666 shares which was increased from 14,622,712 as a result of the automatic annual increase on January 1, 2023 pursuant to the Equity Incentive Plan provisions.

On May 4, 2023, the Company’s stockholders approved the amendment to the Equity Incentive Plan to (i) increase the number of shares authorized for issuance thereunder by 10,000,000 shares from 20,276,666 shares to 30,276,666 shares, (ii) increase the number of shares authorized for issuance thereunder pursuant to the exercise of ISOs to 30,276,666 shares, and (iii) modify the commencement date of the automatic increase in the number of shares authorized for issuance thereunder pursuant to the exercise of ISOs to January 1, 2024.

As of June 30, 2023, options to purchase 31,353,086 shares of Common Stock were outstanding under all equity incentive plans.

Scilex Holding Company 2023 Inducement Plan

On January 17, 2023, the compensation committee of the Board of Directors of the Company adopted the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”). The Inducement Plan provides for the grant of equity-based awards in the form of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other awards solely to prospective employees of the Company or an affiliate of the Company provided that certain criteria are met. The initial maximum number of shares available for grant under the Inducement Plan is 1,400,000 shares of Common Stock (subject to adjustment for recapitalizations, stock splits, reorganizations and similar transactions). No awards were granted under the Inducement Plan during the six months ended June 30, 2023.

Option Valuation

The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. The Black-Scholes option-pricing method requires the use of subjective assumptions, including stock price volatility, the expected life of stock options, risk free interest rate and the fair value per share of the underlying Common Stock on the date of grant. The assumptions used in the Black-Scholes option-pricing method related to options issued to employees and nonemployees for the six months ended June 30, 2023 are set forth below:

Six Months Ended June 30, 2023
Expected dividend yield	0.00%
Expected stock-price volatility	40.00%
Risk-free interest rate	3.59% - 3.91%
Term of options	6.25
Fair value per share of common stock on date of grant	$ 7.27 - $ 8.08
Exercise price	$ 7.27 - $ 8.08

The following table summarizes stock option activity during the six months ended June 30, 2023 (shares in thousands):

	Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life, in years	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	16,939	$1.68	7.0	$38,942
Granted	14,820	$8.08
Exercised	(128)	$1.73
Forfeited/Cancelled	(278)	$7.51

Outstanding as of June 30, 2023	31,353	$4.66	7.7	$65,119

Exercisable as of June 30, 2023	17,099	$2.26	6.4	$60,440

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the Common Stock for the options that had exercise prices that were lower than the per share fair value of the Common Stock as of the measurement date of the intrinsic value. The weighted-average grant date fair value per share of stock options granted during the six months ended June 30, 2023 was $3.66 per share. The total intrinsic value of options exercised during the six months ended June 30, 2023 was $0.8 million.

Total stock-based compensation recorded within operating expenses was $3.6 million and $1.4 million for the three months ended June 30, 2023 and 2022, respectively, and $7.3 million and $2.8 million for the six months ended June 30, 2023 and 2022, respectively.

The total unrecognized compensation costs related to unvested employee and non-employee stock option grants as of June 30, 2023 were $52.3 million, which the Company expects to recognize over a weighted-average period of approximately 3.4 years.

Scilex Holding Company 2022 Employee Stock Purchase Plan

On October 17, 2022, the Board of Directors of the Company adopted the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”).

As of June 30, 2023, the total number of shares of the Common Stock that may be issued under the ESPP shall not exceed 2,875,759, which was increased from 1,462,271 shares as a result of automatic annual increase on January 1, 2023. As of June 30, 2023, there were no shares of Common Stock issued under the ESPP.

Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees, which is administered by Sorrento. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company made matching contributions to the 401(k) plan totaling $0.2 million for each of the six months ended June 30, 2023 and 2022, respectively.

Retainer Shares

On February 13, 2023, the Company entered into a Stock Issuance Agreement (the “SIA”) with a law firm for the provision of legal services to the Company. Under the SIA, the Company issued 4,000,000 shares of Common Stock to the law firm (the “Retainer Shares”). The Retainer Shares are held by the law firm as collateral for the current and future outstanding legal fees due from the Company.

At the option of the law firm, the Retainer Shares may be sold and the net proceeds may be applied against the outstanding legal fees. The Retainer Shares not applied against the outstanding legal fees due will be returned to the Company.

As of June 30, 2023, it was not probable that any of the Retainer Shares would be applied against any outstanding legal fees and the aggregate amount of $1.6 million due by the Company to the law firm was included in accounts payable in the accompanying unaudited condensed consolidated balance sheet as of June 30, 2023. The outstanding balance due was paid in full in July 2023.

10. Commitments and Contingencies

Product Development Agreement

In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with Itochu and Oishi Koseido Co., Ltd. (“Oishi,” and together with Itochu, the “Developers”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and SP-103 (the “Products”), for Scilex Pharma. The Developers initially developed and have intellectual property rights relating to the Products. Pursuant to the Product Development Agreement, Scilex Pharma acquired an exclusive right to develop and commercialize the Products worldwide except for Japan. The Developers are responsible for sourcing and supplying lidocaine for development and commercialization purposes.

Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. For the six months ended June 30, 2023, Scilex Pharma made royalty payments in the amount of $4.3 million. As of June 30, 2023 and December 31, 2022, Scilex Pharma had ending balances of accrued royalty payables of $2.3 million and $2.2 million, respectively. Net profits are defined as net sales, less cost of goods and marketing expenses. Net sales are defined as total gross sales of any Product, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of such Product, and to the extent that they are in accordance with GAAP. If Scilex Pharma were to sublicense the licensed technologies, the Developers will receive the same proportion of any sublicensing fees received therefrom. The Product Development Agreement will continue in full force and effect until October 2, 2028, the date that is ten years from the date of the first commercial sale of ZTlido. The Product Development Agreement will renew automatically for subsequent successive one-year renewal periods unless Scilex Pharma or the Developers terminate it upon 6-month written notice.

On February 16, 2017, Scilex Pharma entered into a Commercial Supply Agreement (as amended, the “Supply Agreement”) with the two Developers to provide commercial supply of ZTlido and SP-103 to Scilex Pharma. The Supply Agreement contains standard terms regarding term, termination, payment, product quality and supply. In addition, the agreement provides additional terms regarding the calculation and amount of marketing expenses that may be deducted from net sales for purposes of determining the amount of net profit under the Product Development Agreement.

Litigation

In the normal course of business, the Company may be named as a defendant in one or more lawsuits. Other than the following three lawsuits, the Company is not a party to any outstanding material litigation and management is not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations.

From time to time the Company may become involved in various legal proceedings, including those that may arise in the ordinary course of business.

Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc. Litigation

On February 23, 2021, the Company filed an action in the U.S. District Court for the Northern District of California against Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc., two manufacturers of over-the-counter (“OTC”) lidocaine patch products, alleging, among other things, false and deceptive advertising and unfair competition under the Lanham Act and California state laws by those companies regarding their respective OTC patch products (the “Sanofi-Aventis & Hisamitsu Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining the defendants from continuing to make false or misleading statements of fact about their respective OTC lidocaine patch products. The defendants have filed motions to dismiss, which have narrowed slightly the Company’s claims, but which motions the court has largely rejected. Discovery is proceeding. The case is currently scheduled for trial to begin on June 3, 2024. The Company cannot make any predictions about the outcome in this matter or the timing thereof.

Former Employee Litigation

On March 12, 2021, the Company filed an action in the Delaware Court of Chancery against Anthony Mack, former President of Scilex Pharma, and Virpax Pharmaceuticals, Inc. (“Virpax”), a company now headed by Mr. Mack, alleging, among other things, breach by Mr. Mack of his non-compete agreement with the Company, breach of fiduciary duty, and tortious interference by Virpax with that non-compete agreement (the “Former Employee Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining Mr. Mack from further violating his non-compete agreement and enjoining Virpax from tortiously interfering with Mr. Mack’s non-compete agreement. The case was tried from September 12, 2022 to September 14, 2022. Post-trial briefing and closing arguments have been concluded and the case is under submission to the Court. The Company cannot make any predictions about the outcome in this matter or the timing thereof.

ZTlido Patent Litigation

On June 22, 2022, the Company filed a complaint against Aveva Drug Delivery Systems, Inc., Apotex Corp., and Apotex, Inc. (together, “Apotex”) in the U.S. District Court for the Southern District of Florida (the “ZTlido Patent Litigation”) alleging infringement of certain Orange Book listed patents covering ZTlido (the “ZTlido Patents”). The ZTlido Patent Litigation was initiated following the submission by Apotex, in accordance with the procedures set out in the Hatch-Waxman Act, of an abbreviated new drug application (“ANDA”). Apotex’s ANDA seeks approval to market a generic version of ZTlido prior to the expiration of the ZTlido Patents and alleges that the ZTlido Patents are invalid, unenforceable, and/or not infringed. The Company is seeking, among other relief, an order that the effective date of any FDA approval of Apotex’s ANDA be no earlier than the expiration of the asserted patents listed in the Orange Book, the latest of which expires on May 10, 2031, and such further and other relief as the court may deem appropriate. Apotex is subject to a 30-month stay preventing it from selling a generic version of ZTlido during that time. The stay should expire no earlier than November 11, 2024. Trial in the ZTlido Patent Litigation has been scheduled for June 3, 2024. The Company cannot make any predictions about the final outcome of this matter or the timing thereof.

Operating Leases

The Company leases administrative and research and development facilities under various non-cancelable lease agreements. Facility leases generally provide for periodic rent increases and may include options to extend. As of June 30, 2023, the Company’s leases have remaining lease terms of approximately 1.2 to 4.3 years. The terms of the Company’s leases, ranging from 3 to 5 years, include extension options that were not reasonably certain to be exercised. Many of the Company’s leases are subject to variable lease payments. Variable lease payments are recognized in the period in which the obligations for those payments are incurred, are not included in the measurement of the right-of-use (“ROU”) assets or lease liabilities, and are immaterial. Additionally, the Company subleases certain properties to third parties. Sublease income is recognized on a straight-line basis and is immaterial.

As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. As of June 30, 2023, the Company has no finance leases.

In April 2023, the Company modified the lease term for its principal executive offices located in Palo Alto, California. The modification extended the lease term for an additional three years, with the lease term expiring in September 2027. As a result of the modification, the Company recognized additional ROU assets and corresponding lease liabilities of $2.5 million.

The lease expense was $0.3 million and $0.2 million for the three months ended June 30, 2023 and 2022, respectively, and $0.5 million and $0.3 million for the six months ended June 30, 2023 and 2022, respectively. The lease expense included variable lease costs, sublease income and impairment, which were immaterial for the periods presented.

Supplemental quantitative information related to leases includes the following:

	Six Months Ended June 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases (in thousands)	$(474)	$(334)
Weighted average remaining lease term in years — operating leases	4.0	2.3
Weighted average discount rate — operating leases	11.1%	11.8%

Approximate future minimum lease payments under operating leases were as follows (in thousands):

Amount
2023 (Remainder of 2023)	$547
2024	1,042
2025	916
2026	944
2027	724

Total lease payments	4,173
Less imputed interest	(803)

Total lease liabilities	3,370
Less current portion of lease liability	776

Lease liability, net of current portion	$2,594

11. Related Party Transactions

As of June 30, 2023, the Company had a $3.2 million receivable from Sorrento, which was fully reserved. The Company evaluates the collectability of this receivable on a quarterly basis.

As of June 30, 2023, the Company had $1.0 million in payables to Sorrento.

12. Loss Per Share

The following table sets forth the reconciliation of basic and diluted loss per share for the three and six months ended June 30, 2023 and 2022 (in thousands except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss for basic loss per share available to common stockholders	$(26,649)	$(17,838)	$(57,402)	$(26,981)

Net loss for diluted loss per share available to common stockholders	$(26,649)	$(17,838)	$(57,402)	$(26,981)

Weighted average number of shares outstanding—basic	142,626	133,060	142,146	133,043
Effect of dilutive securities	—	—	—	—

Weighted average number of shares and assumed conversions—diluted	142,626	133,060	142,146	133,043
Loss per share
Basic	$(0.19)	$(0.13)	$(0.40)	$(0.20)
Diluted	$(0.19)	$(0.13)	$(0.40)	$(0.20)

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	June 30,	December 31,
	2023	2022
Stock options	31,353,086	16,939,093
Public Warrants	6,854,309	6,899,988
Private Warrants	4,104,000	4,104,000
Retainer shares	4,000,000	—
Convertible Debentures	2,343,750	—

Total	48,655,145	27,943,081

13. Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure purposes in the unaudited condensed consolidated financial statements as of June 30, 2023. Except as described below, or as otherwise indicated in the footnotes, the Company has concluded that no events or transactions have occurred that require disclosure.

Junior Debtor-in-Possession Financing

On July 5, 2023, the Company and Sorrento (together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., the “Debtors”), executed that certain Debtor-in-Possession (the “DIP”) Term Loan Facility Summary of Terms and Conditions (the “Junior DIP Term Sheet”), pursuant to which the Company provided the Debtors with a non-amortizing super-priority junior secured term loan facility in an aggregate principal amount not to exceed the sum of (i) $20.0 million (the “Base Amount”), plus (ii) the amount of the commitment fee and the funding fee, each equal to 1% of the Base Amount, plus (iii) the amount of the DIP Lender Holdback (as defined in the interim order entered at a hearing before the Bankruptcy Court on July 5, 2023) (the “Junior DIP Facility”). The Company funded the Junior DIP Facility with cash on hand, including a portion from the net proceeds from the Revolving Facility, that were distributed to the Company by its wholly owned subsidiary, Scilex Pharma.

The Junior DIP Facility bears interest at a per annum rate of 12.00% payable in kind on the first day of each month in arrears and on the DIP Termination Date (as defined in the Junior DIP Term Sheet). Upon repayment or satisfaction of the DIP Loans (as defined in the Junior DIP Term Sheet) in whole or in part, the Debtors shall pay to the Company in cash an exit fee equal to 2.00% of the aggregate principal amount of the Junior DIP Facility. The Junior DIP Facility matures on the earliest of: (i) September 30, 2023; (ii) the effective date of any Chapter 11 plan of reorganization with respect to the Debtors; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors; (iv) the date of the acceleration of the DIP Loans and the termination of the DIP Commitments (as defined in the Junior DIP Term Sheet) in accordance with the DIP Documents (as defined in the Junior DIP Term Sheet); and (v) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under Chapter 7 of the Bankruptcy Code.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with the unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this Quarterly Report on 10-Q (this “Quarterly Report on Form 10-Q”) and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2023 (the “Annual Report on Form 10-K”). In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this Quarterly Report on Form 10-Q, including those set forth in the sections of this Quarterly Report on Form 10-Q titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. As a result of these risks, you should not replace undue reliance on these forward-looking statements. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Overview

We are an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. We launched our first commercial product in October 2018 and are developing our late-stage pipeline. Our commercial product, ZTlido, is a prescription lidocaine topical product approved by the federal Food and Drug Administration (“FDA”) for the relief of neuropathic pain associated with post-herpetic neuralgia (“PHN”), which is a form of post-shingles nerve pain. ZTlido possesses novel delivery and adhesion technology designed to address many of the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We market ZTlido through a dedicated sales force of 60 to 70 sales representatives, targeting 10,000 primary care physicians, pain specialists, neurologists and palliative care physicians who we believe treat the majority of PHN patients. We in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the United States of America (“U.S.” or the “United States”). We are planning to commercialize GLOPERBA in 2023 and believe we are well-positioned to market and distribute the product. In February 2023, we acquired the rights to patents, trademarks, regulatory approvals and other rights related to ELYXYB (celecoxib oral solution) and its commercialization in the U.S. and Canada. In April 2023, we launched ELYXYB in the U.S. for the treatment of acute migraine, with or without aura, in adults.

Our development pipeline consists of three product candidates, (i) SP-102 (“SEMDEXA”) (10 mg, dexamethasone sodium phosphate viscous gel), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, (ii) SP-103 (lidocaine topical system) 5.4%, a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of acute pain, and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules), a novel low-dose delayed-release naltrexone hydrochloride formulation for treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022 and a Phase 2 clinical trial is expected to commence in 2023. SEMDEXA has been granted fast track designation by the FDA and, if approved, could become the first FDA-approved alternative to off-label epidural steroid injections, which are administered over 12 million times annually in the United States. Top-line results from the completed Phase 3 study were received in November 2021 and reflected achievement of primary and secondary endpoints. SP-103 has also been granted fast track designation by the FDA and, if approved, could become the first FDA-approved lidocaine topical product for the treatment of acute pain. SP-103 is a triple-strength lidocaine topical system designed to deliver a dose of lidocaine three times higher than any lidocaine topical product that we are aware of, either approved or in development. We are examining SP-103 as a treatment for acute pain, a condition with high unmet need which we expect could affect over 20 million patients in the United States as of 2023. We received our SP-103 Phase 2 top-line results in August 2023 and the trial achieved its objectives characterizing safety, tolerability and preliminary efficacy of SP-103 in acute low back pain associated with muscle spasms. SP-103 was safe and well-tolerated. Increase of lidocaine load in topical system by three times, compared with approved ZTLido, 5.4% vs. 1.8%, did not result in signs of systemic toxicity or increased application site reactions with daily applications over one month treatment. We will continue to analyze the SP-103 Phase 2 trial data along with a recently completed investigator study of ZTlido in patients with neck pain which also has showed promising top-line efficacy and safety results. Once the data analysis has been completed from both studies, we will request end of Phase 2 meeting with the FDA to discuss next steps to Phase 3.

We currently contract with third parties for the manufacture, assembly, testing, packaging, storage and distribution of our products. We obtain our commercial supply of ZTlido, clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. Prior to April 2022, we relied on a single third-party logistics distribution provider, Cardinal Health, for ZTlido distribution in the United States. Cardinal Health purchased and shipped ZTlido to customer wholesale distribution centers. Cardinal Health also performed order management services on our behalf. On April 2, 2022, we announced the expansion of our direct distribution network to national and regional wholesalers and pharmacies. Cardinal Health will continue to provide traditional third-party logistics functions for us.

Since our inception, we have invested substantial efforts and financial resources on acquiring product and technology rights while building our intellectual property portfolio and infrastructure. In June 2022, we in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. In February 2023, we acquired rights to FDA-approved ELYXYB (celecoxib oral solution) in the U.S. and Canada for the acute treatment of migraine. We intend to continue to explore and evaluate additional opportunities such as these to grow our business. We have incurred significant operating losses as a result of such investment efforts, including the development of SEMDEXA, conducting Phase 3 trials for SEMDEXA, and the development of SP-103 and SP-104. Our ability to generate revenue sufficient to achieve profitability will depend on the successful commercialization of our products, ZTlido, GLOPERBA and ELYXYB, and the development of our product candidates. We had a net loss of $26.6 million and $17.8 million for the three months ended June 30, 2023 and 2022, respectively, and $57.4 million and $27.0 million for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, we had an accumulated deficit of approximately $433.3 million. As of June 30, 2023, we had cash and cash equivalents of approximately $34.1 million.

We expect to continue to make investments in our sales and marketing organization and expand digital marketing efforts to broaden awareness of ZTlido, GLOPERBA and ELYXYB and in research and development, clinical trials and regulatory affairs to develop our product candidates, SEMDEXA, SP-103 and SP-104 (acquired from Sorrento in May 2022). As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We may be unable to raise additional funds or enter into such agreements or arrangements when needed on favorable terms, or at all. If adequate funds on acceptable terms are not available when needed, we may be required to reduce the scope of the commercialization of ZTlido, GLOPERBA and ELYXYB or delay, scale back or discontinue the development of one or more of our product candidates.

Recent Developments

Junior Debtor-in-Possession Financing with Sorrento

Background

Our controlling stockholder, Sorrento, together with its wholly owned direct subsidiary, Scintilla Pharmaceuticals, Inc. (together with Sorrento, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code,” and such cases, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

After a hearing before the Bankruptcy Court on March 29, 2023, the Bankruptcy Court entered a final order approving a non-amortizing super-priority senior secured term loan facility in an aggregate principal amount not to exceed $75,000,000 in term loan commitments (the “Senior DIP Facility”), provided to the Debtors by JMB Capital Partners Lending, LLC (the “Senior DIP Lender”), on a final basis. The Debtors then negotiated definitive financing documentation, including a Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement and other documents evidencing the Senior DIP Facility. At the time of the entry of the Interim DIP Order (as defined below) the Debtors’ liquidity was projected to last only until July 7, 2023. The Senior DIP Facility matured on July 31, 2023 and was not repaid on such date.

On June 24, 2023, our full Board approved, and delegated authority to Dr. Ji and Jaisim Shah to negotiate the terms of and execute, a potential subordinated promissory note or similar instrument with Sorrento’s Chief Restructuring Officer (“CRO”) in the Chapter 11 Cases, which would provide for a loan by us to Sorrento in the aggregate principal amount of up to $30,000,000 and be subordinated to certain debtor-in-possession financing instruments of Sorrento. Dr. Ji and Mr. Shah then delegated such authority to Stephen Ma, the Company’s Chief Accounting Officer to act on their behalf with respect to the negotiations and execution of such subordinated promissory note.

Between June 28, 2023 and July 5, 2023, Sorrento’s CRO, on behalf of Sorrento, and the Company’s Chief Accounting Officer, on behalf of the Company, and their respective independent advisors negotiated in good faith the terms of the Junior DIP Facility. The independent advisor for Sorrento’s CRO is Latham & Watkins LLP, and the independent advisor for the Company, acting through its Chief Accounting Officer, is Paul Hastings LLP.

Terms of the Junior DIP Facility

On July 5, 2023, the Company and the Debtors executed that certain Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions (the “Junior DIP Term Sheet”), pursuant to which the Company (or its designees or its assignees) agreed to provide the Debtors with a non-amortizing super-priority junior secured term loan facility in an aggregate principal amount not to exceed the sum of (i) $20,000,000 (the “Base Amount”), plus (ii) the amount of the commitment fee and the funding fee, each equal to 1% of the Base Amount, plus (iii) the amount of the DIP Lender Holdback (as defined in the Interim DIP Order) (the “Junior DIP Facility”), subject to the terms and conditions set forth in the Junior DIP Term Sheet. The Junior DIP Term Sheet grants to the Company a right of first refusal to provide any debtor-in-possession financing during the course of the Chapter 11 Cases to the Debtors occurring after the date of the Interim DIP Order until the Chapter 11 Cases are concluded.

The Junior DIP Facility will bear interest at a per annum rate of 12.00% payable in kind on the first day of each month in arrears and on the DIP Termination Date (as defined in the Junior DIP Term Sheet). Upon the occurrence and during the continuance of an event of default as defined in the Junior DIP Term Sheet, the interest rate on outstanding DIP Loans (as defined in the Junior DIP Term Sheet) increases by 2.00% per annum (payable in kind). The commitment fee and the funding fee described above became payable upon the funding of the DIP Loans (as defined in the Junior DIP Term Sheet), in each case as set forth in the Junior DIP Term Sheet. Upon repayment or satisfaction of the DIP Loans (as defined in the Junior DIP Term Sheet) in whole or in part, the Debtors shall pay to the Company in cash an exit fee equal to 2.00% of the aggregate principal amount of the Junior DIP Facility on the date of the Draw. The Junior DIP Facility terms state that it is required to be paid in full in cash under any Chapter 11 plan of reorganization.

The interest rate return on the Senior DIP Lender is 14.0% on an annual basis. Based on the terms of the Junior DIP Facility and the Senior DIP Facility including the fees associated therewith, respectively, we believe that the annualized returns to the Senior DIP Lender exceeded the returns to the Junior DIP Lender as a result of the differences in the following between the Senior DIP Facility and the Junior DIP Facility, respectively: (i) non-default annualized interest rate of 14.0% as compared to 12.0%; (ii) maturity term of five months as compared to three months; (iii) a commitment fee of 2.5% as compared to 1.0%; (iv) a funding fee of 2.5% as compared to 1.0%; and (v) an exit fee of 7.0% as compared to 2.0%.

The Junior DIP Facility matures on the earliest of: (i) September 30, 2023; (ii); the effective date of any Chapter 11 plan of reorganization with respect to the Debtors; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; (iv) the date of the acceleration of the DIP Loans and the termination of the DIP Commitments in accordance with the DIP Documents (each as defined in the Junior DIP Term Sheet); and (v) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under Chapter 7 of the Bankruptcy Code.

Pursuant to the terms of a certain intercreditor and subordination agreement entered into by and among the Senior DIP Lender and the Company (the “Subordination Agreement”), the Debtors’ obligations to the Company under the Junior DIP Facility were subordinated to the obligations of the Debtors to Senior DIP Lender on the terms and conditions set forth therein.

On July 5, 2023, at a hearing before the Bankruptcy Court, the Bankruptcy Court entered an interim order (the “Interim DIP Order”) approving the Junior DIP Facility among the Debtors (as borrowers) and the Company (as lender) on an interim basis. Upon entry of the Interim DIP Order and satisfaction of all applicable conditions precedent, as set forth in the Junior DIP Term Sheet (as defined below), the Debtors were authorized to make a single draw under the Junior DIP Facility (as defined below) (the “Draw”) to be funded by the Company as the lender under the Junior DIP Facility. The Bankruptcy Court entered the final order approving on the Junior DIP Facility on July 27, 2023. Other definitive financing documentation was then negotiated, including a Junior Secured, Super Priority Debtor-in-Possession Loan and Security Agreement, which was entered into on July 28, 2023 between the Company and the Debtors (the “Junior DIP Loan Agreement”), which agreement memorialized the terms of the Junior DIP Term Sheet.

After a hearing before the Bankruptcy Court on August 7, 2023, the Bankruptcy Court on August 7, 2023, entered a final order (the “Replacement DIP Order”) approving a non-amortizing super-priority debtor-in-possession term loan facility in an aggregate principal amount of $100,000,000 (the “Replacement DIP Facility”) provided to the Debtors by Oramed Pharmaceuticals Inc. (“Oramed”) on a final basis. The Replacement DIP Facility is to be used to, among other things, refinance the existing Senior DIP Facility. The Replacement DIP Facility includes certain milestones for the sale of the Company’s equity interests owned by the Debtors. The lender under the Replacement DIP Facility is permitted to use the loan to credit bid for the collateral securing the Replacement DIP Facility (including the equity interests of the Company), subject to the terms therein. The Replacement DIP Order provides that the liens securing the Junior DIP Facility are junior to the liens securing the Replacement DIP Facility and the Company is not permitted to exercise certain remedies until the payment in full of the Replacement DIP Facility (all as set forth in the Replacement DIP Order). Though junior to the Replacement DIP Facility, the Company would still be treated as a secured creditor with priority over other claimants in the Chapter 11 Cases.

The above description of the Junior DIP Facility is not complete and is qualified in its entirety by reference to the Junior DIP Term Sheet, the Junior DIP Loan Agreement and the Subordination Agreement, each of which are attached as exhibits to this Form 10-Q.

Revolving Credit Facility

On June 27, 2023, Scilex Pharma entered into a Credit and Security Agreement (the “eCapital Credit Agreement”) with eCapital Healthcare Corp. (the “Lender”). The eCapital Credit Agreement provides that the Lender agreed, subject to certain terms and conditions, to make available to Scilex Pharma revolving loans (the “Revolving Facility”) in an aggregate principal amount of up to $30,000,000 (the “Facility Cap”). The Facility Cap may, at the request of Scilex Pharma and with the consent of the Lender, be increased in increments of $250,000 at such time as the outstanding principal balance under the eCapital Credit Agreement equals or exceeds 95% of the then-existing Facility Cap. The amount available to Scilex Pharma under the Revolving Facility at any one time is the lesser of the Facility Cap and 85% of the “Net Collectible Value” of “Eligible Receivables” (in each case, as defined in the eCapital Credit Agreement) minus the amount of any reserves or adjustments against receivables required by the Lender, in its discretion.

Under the terms of the eCapital Credit Agreement, interest will accrue daily on the principal amount outstanding at a rate per annum equal to the Wall Street Journal Prime Rate plus 1.50%, based on a year consisting of 360 days, and which shall be payable by Scilex Pharma monthly in arrears, commencing July 1, 2023. The eCapital Credit Agreement provides for an early termination fee of 0.50% of the Facility Cap if Scilex Pharma voluntarily prepays and terminates in full the Revolving Facility prior to the first anniversary of the closing of the Revolving Facility.

In connection with the eCapital Credit Agreement, Scilex Pharma and the Lender entered into blocked account control agreements with respect to Scilex Pharma’s collections and eCapital Credit Agreement funding accounts, which permit the Lender at any time to sweep all funds in the collections account to an account of the Lender for application to the outstanding amounts under the Revolving Facility, and to exercise customary secured party remedies with respect to the eCapital Credit Agreement funding account. All indebtedness incurred and outstanding under the eCapital Credit Agreement will be due and payable in full on July 1, 2026, unless the eCapital Credit Agreement is earlier terminated.

Scilex Pharma’s obligations under the eCapital Credit Agreement are secured by a continuing security interest in Scilex Pharma’s accounts receivable, related deposit accounts, and in the other “Collateral” as defined in the eCapital

Credit Agreement. In addition, we have guaranteed the payment and performance obligations of Scilex Pharma under the eCapital Credit Agreement by executing a guaranty agreement, dated as of June 27, 2023.

The eCapital Credit Agreement contains certain representations and warranties and various affirmative and negative covenants applicable to facilities of this type, including covenants that, among other things, will limit or restrict the ability of Scilex Pharma, subject to negotiated exceptions, to incur additional indebtedness and additional liens on its assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, enter into transactions with affiliated persons, or make investments. The eCapital Credit Agreement also contains a financial covenant requiring Scilex Pharma to maintain cash on hand in “Controlled Deposit Accounts” (as defined in the eCapital Credit Agreement) plus availability under the Revolving Facility of at least $1,000,000 at all times.

The eCapital Credit Agreement contains customary events of default and also provides that an event of default includes a change of control of Scilex Pharma and our failure to issue at least $75,000,000 of debt or equity by September 30, 2023. The events of default under the eCapital Credit Agreement are subject to customary thresholds and grace periods as set forth in the eCapital Credit Agreement.

Subject to certain notice requirements and other conditions, upon the occurrence of an event of default, commitments may be terminated and all amounts outstanding under the Revolving Facility may become immediately due and payable; however, where an event of default arises from certain insolvency events, the commitments shall automatically and immediately terminate and all amounts outstanding under the Revolving Facility shall become immediately due and payable.

The proceeds of the Revolving Facility will be used for (i) transaction fees incurred in connection with the eCapital Credit Agreement, (ii) working capital needs of Scilex Pharma and (iii) other uses not prohibited under the eCapital Credit Agreement.

Comparability of Our Results and Our Relationship with Sorrento

We currently operate as a majority-owned subsidiary of Sorrento. As a result, our unaudited condensed consolidated financial statements may not be reflective of what our results of operations would have been had we been a stand-alone public company and no longer a majority-owned subsidiary of Sorrento. In particular, certain legal, finance, human resources and other functions have historically been, but are no longer, provided to us by Sorrento at cost plus an agreed-upon markup. We have incurred and will continue to incur additional costs as a stand-alone public company. As a stand-alone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Sorrento.

Sorrento Chapter 11 Filing

On February 13, 2023, Sorrento, together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court. The Chapter 11 proceedings are jointly administered under the caption In re Sorrento Therapeutics, Inc., et al. While we are majority-owned by Sorrento, we are not a debtor in Sorrento’s voluntary Chapter 11 filing. As of June 30, 2023, we had a $3.2 million receivable from Sorrento, which was fully reserved. We evaluate the collectability of this receivable on a quarterly basis.

Components of Our Results of Operations

Net Revenue

Net revenue consists of product sales of ZTlido and ELYXYB in the United States. For product sales of ZTlido and ELYXYB, we record gross-to-net sales adjustments for government and commercial rebates, chargebacks, wholesaler and distributor fees, sales returns, special marketing programs, and prompt payment discounts. We expect that any net revenue we generate will fluctuate from year to year as a result of the unpredictability of the demand for our product.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue consists of the cost of purchasing ZTlido from our manufacturing partners, inventory write-downs related to expiration dates for on-hand inventory, cost of shipments, and royalty payments to our manufacturers. We expect the cost of revenue to fluctuate with related sales revenue.

Research and Development

Research and development expenses are expensed when incurred and consist primarily of costs incurred for our research activities, including the development of our product candidates, and include:

•	costs related to clinical trials;

•	salaries, benefits and other related costs, including stock-based compensation expense for personnel engaged in research and development functions; and

•	costs related to outside consultants.

We expect our research and development expenses to increase, as we will incur incremental expenses associated with our product candidates that are currently under development and in clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect to incur significant research and development expenses in connection with our Phase 3 clinical trial for SEMDEXA, our ongoing Phase 2 clinical trials for SP-103, and initiation of Phase 2 trials for SP-104.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs related to our contract sales force, salaries and other related costs, including stock-based compensation, for personnel in our executive, marketing, finance, corporate and business development and administrative functions. Selling, general and administrative expenses also include professional fees for legal, patent, accounting, auditing, tax and consulting services, travel expenses and facility-related expenses, which include direct depreciation costs, and allocated expenses from Sorrento for director and officer insurance as well as employee health benefits.

We expect that our selling, general and administrative expenses will vary year over year in the future as we adapt our commercial strategies to changes in the business environment. We also expect to incur increased expenses as a result of the Business Combination, operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to adjust the size of our administrative, finance and legal functions to adapt to the changes above and the anticipated growth of our business.

Intangible Amortization

Intangible amortization expense consists of the amortization expense of intangible assets recognized on a straight-line basis over the estimated useful lives of the assets. Our intangible assets, excluding goodwill, are composed of patent rights, acquired technology, acquired licenses and assembled workforce.

Other (Income) Expense

Loss (Gain) on Derivative Liability

Loss (Gain) on derivative liability includes the remeasurement of the warrant derivative liability. See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Change in Fair Value of Convertible Debentures

Change in fair value of convertible debentures includes the remeasurement of the convertible debentures (the “Convertible Debentures”) issued to YA II, Ltd. (“Yorkville”) pursuant to that certain securities purchase agreement dated as of March 21, 2023, between Yorkville and us (the “Securities Purchase Agreement”). See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Interest (Income) Expense

Interest expense for the six months ended June 30, 2023 consists of interest related to the Revolving Facility. Interest expense for the six months ended June 30, 2022 consists of interest related to the senior secured notes issued by Scilex Pharmaceuticals Inc. (“Scilex Pharma”) in September 2018 (the “Scilex Pharma Notes”) and related party note payables to Sorrento.

Loss (Gain) on Foreign Currency Exchange

Loss (gain) on foreign currency exchange relates to foreign exchange losses on payments made to our foreign supplier, Itochu Chemical Frontier Corporation (“Itochu”), a manufacturer and supplier of lidocaine tape products, including ZTlido and SP-103.

Results of Operations For the Three Months Ended June 30, 2023 and 2022

The following tables summarize our results of operations for the three months ended June 30, 2023 and 2022 (in thousands):

	Three Months Ended June 30,
	2023	2022	Changes
Statements of Operations Data:
Net revenue	$12,582	$7,926	$4,656
Operating costs and expenses:
Cost of revenue	4,177	1,529	2,648
Research and development	3,204	2,589	615
Selling, general and administrative	26,989	14,344	12,645
Intangible amortization	1,026	935	91

Total operating costs and expenses	35,396	19,397	15,999

Loss from operations	(22,814)	(11,471)	(11,343)
Other (income) expense:
Loss on derivative liability	82	2,700	(2,618)
Change in fair value of convertible debentures	3,748	—	3,748
Interest expense, net	5	3,707	(3,702)
Loss (gain) on foreign currency exchange	3	(12)	15

Total other expense	3,838	6,395	(2,557)

Loss before income taxes	(26,652)	(17,866)	(8,786)
Income tax expense (benefit)	(3)	(28)	25

Net loss	$(26,649)	$(17,838)	$(8,811)

Comparison of the Three Months Ended June 30, 2023 and 2022

Net Revenue

Net revenue for the three months ended June 30, 2023 and 2022 was $12.6 million and $7.9 million, respectively. The increase of $4.7 million was driven by the increase in gross product sales of ZTlido by approximately 81% and the launch of ELYXYB with sales commencing in April 2023, offset by an increase in rebates.

Cost of Revenue

Cost of revenue for the three months ended June 30, 2023 and 2022 was $4.2 million and $1.5 million, respectively. The increase of $2.7 million was primarily due to an increase in gross revenue of approximately 88% for the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and royalty expense of $2.3 million in the three months ended June 30, 2023 that started to accrue in the second quarter of 2022.

Research and Development Expenses

The following table summarizes research and development expenses by project for the three months ended June 30, 2023 and 2022 (in thousands):

	Three Months Ended June 30,
	2023	2022	Increase (Decrease)
SP-102
Contracted R&D	$76	$218	$(142)
Personnel	64	127	(63)
Other	20	16	4

Total SP-102	160	361	(201)

SP-103
Contracted R&D	1,459	1,623	(164)
Personnel	277	295	(18)
Other	32	199	(167)

Total SP-103	1,768	2,117	(349)

SP-104
Contracted R&D	285	111	174
Personnel	155	—	155
Other	43	—	43

Total SP-104	483	111	372

GLOPERBA
Contracted R&D	79	—	79
Personnel	185	—	185
Other	30	—	30

Total GLOPERBA	294	—	294

ELYXYB
Contracted R&D	197	—	197
Personnel	255	—	255
Other	47	—	47

Total ELYXYB	499	—	499

Total Research and Development Expenses	$3,204	$2,589	$615

Research and development expenses for the three months ended June 30, 2023 and 2022 were $3.2 million and $2.6 million, respectively. The $0.6 million increase was primarily attributed to costs associated with planning for the Phase 2 clinical trial of SP-104, and development costs of our new products GLOPERBA and ELYXYB in the second quarter of 2023, partially offset by a decrease in clinical trial costs of SP-102 and SP-103.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended June 30, 2023 and 2022 were $27.0 million and $14.3 million, respectively. The increase of approximately $12.7 million was primarily due to a $2.8 million increase in legal expenses related to the cases covering the ZTlido patent infringement in which the Company is the plaintiff, a $3.3 million increase in personnel expense due to increases in headcount and the stock-based compensation from January 2023 equity grants, a $2.0 million increase in consulting expenses, a $1.8 million increase in contracted services, a $1.0 million increase in marketing expense, a $0.5 million increase in directors and officers insurance expense after becoming publicly traded in November 2022, a $0.7 million increase in travel and entertainment expenses, and a $0.6 million increase in other expenses.

Intangible Amortization Expense

Intangible amortization expense for the three months ended June 30, 2023 and 2022 was $1.0 million and $0.9 million, respectively. The increase of $0.1 million is related to the amortization of the acquired exclusive license of GLOPERBA.

Loss on Derivative Liability

Loss on derivative liability for the three months ended June 30, 2023 and 2022 was $0.1 million and $2.7 million, respectively. The loss recognized during the three months ended June 30, 2023 was attributed to the change in the fair value of the derivative warrant liability associated with the private placement warrants that we assumed from Vickers in November 2022 in connection with the Business Combination (the “Private Warrants”). The loss recognized during the three months ended June 30, 2022 was attributed to the change in the fair value of the derivative liability pertaining to the Scilex Pharma Notes, described in Note 7 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K, due to revised sales forecasts.

Change in Fair Value of Convertible Debentures

Change in fair value of convertible debentures for the three months ended June 30, 2023 and 2022 was $3.7 million and nil, respectively. The change in fair value of $3.7 million during the three months ended June 30, 2023 was attributed to the Convertible Debentures issued in March and April 2023 in an aggregate principal amount of $25.0 million, of which the principal amount of $18.8 million remained outstanding as of June 30, 2023.

Interest Expense

Interest expense for the three months ended June 30, 2023 and 2022 was $5.0 thousand and $3.7 million, respectively. The decrease was attributed to the repayment of Scilex Pharma Notes in September 2022 and the conversion of related party notes payable to Sorrento that were outstanding as of the closing of the Business Combination into shares of the Company’s Series A preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”) and Common Stock in November 2022 in connection with the closing of the Business Combination.

Results of Operations For the Six Months Ended June 30, 2023 and 2022

The following tables summarize our results of operations for the six months ended June 30, 2023 and 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022	Changes
Statements of Operations Data:
Net revenue	$23,164	$14,738	$8,426
Operating costs and expenses:
Cost of revenue	7,768	2,673	5,095
Research and development	5,940	5,220	720
Selling, general and administrative	55,690	25,252	30,438
Intangible amortization	2,053	1,870	183

Total operating costs and expenses	71,451	35,015	36,436

Loss from operations	(48,287)	(20,277)	(28,010)
Other (income) expense:
Loss (gain) on derivative liability	5,335	(4,800)	10,135
Change in fair value of convertible debentures	3,748	—	3,748
Loss on debt extinguishment, net	—	4,799	(4,799)
Interest expense, net	4	6,738	(6,734)
Loss (gain) on foreign currency exchange	23	(8)	31

Total other expense	9,110	6,729	2,381

Loss before income taxes	(57,397)	(27,006)	(30,391)
Income tax expense (benefit)	5	(25)	30

Net loss	$(57,402)	$(26,981)	$(30,421)

Comparison of the Six Months Ended June 30, 2023 and 2022

Net Revenue

Net revenue for the six months ended June 30, 2023 and 2022 was $23.2 million and $14.7 million, respectively. The increase of $8.5 million was driven by the increase in gross product sales of ZTlido by approximately 66% and launch of ELYXYB with sales commencing in April 2023, offset by an increase in rebates.

Cost of Revenue

Cost of revenue for the six months ended June 30, 2023 and 2022 was $7.8 million and $2.7 million, respectively. The increase of $5.1 million was primarily due to an increase in gross revenue of approximately 70% for the six months ended June 30, 2023 compared to the six months ended June 30, 2022, and royalty expense of $4.3 million in the six months ended June 30, 2023 that started to accrue in the second quarter of 2022.

Research and Development Expenses

The following table summarizes research and development expenses by project for the six months ended June 30, 2023 and 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022	Increase (Decrease)
SP-102
Contracted R&D	$265	$1,304	$(1,039)
Personnel	149	250	(101)
Other	29	16	13

Total SP-102	443	1,570	(1,127)

SP-103
Contracted R&D	2,771	2,751	20
Personnel	597	523	74
Other	256	265	(9)

Total SP-103	3,624	3,539	85

SP-104
Contracted R&D	271	111	160
Personnel	289	—	289
Other	68	—	68

Total SP-104	628	111	517

GLOPERBA
Contracted R&D	146	—	146
Personnel	364	—	364
Other	52	—	52

Total GLOPERBA	562	—	562

ELYXYB
Contracted R&D	212	—	212
Personnel	406	—	406
Other	65	—	65

Total ELYXYB	683	—	683

Total Research and Development Expenses	$5,940	$5,220	$720

Research and development expenses for the six months ended June 30, 2023 and 2022 were $5.9 million and $5.2 million, respectively. The $0.7 million increase was primarily attributed to the costs associated with planning for Phase 2 clinical trial of SP-104 and development costs of our new products GLOPERBA and ELYXYB in the first half of 2023, partially offset by decrease in clinical trial costs of SP-102.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended June 30, 2023 and 2022 were $55.7 million and

$25.3 million, respectively. The increase of approximately $30.4 million was primarily due to a $8.0 million increase in legal expenses related to the cases covering the ZTlido patent infringement and false advertising of over-the-counter lidocaine patch products in which the Company is the plaintiff, a $7.5 million increase in personnel expense due to increases in headcount and the stock-based compensation from January 2023 equity grants, a $5.3 million increase in consulting expenses, a $3.5 million increase in contracted services, a $1.4 million increase related to bad debt reserve for the receivable from Sorrento, $2.0 million increase in marketing expense, a $1.1 million increase in directors and officers insurance expense after becoming publicly traded in November 2022, a $1.1 million increase in travel and entertainment expenses, and a $0.5 million increase in other expenses.

Intangible Amortization Expense

Intangible amortization expense for the six months ended June 30, 2023 and 2022 was $2.1 million and $1.9 million, respectively. The increase of $0.2 million is related to the amortization of the acquired exclusive license of GLOPERBA.

Loss (Gain) on Derivative Liability

Loss (gain) on derivative liability for the six months ended June 30, 2023 and 2022 was $5.3 million and $(4.8) million, respectively. The loss recognized during the six months ended June 30, 2023 was attributed to the change in the fair value of the derivative warrant liability associated with the private placement warrants that we assumed from Vickers in November 2022 in connection with the Business Combination (the “Private Warrants”). The gain recognized during the six months ended June 30, 2022 was attributed to the change in the fair value of the derivative liability pertaining to the Scilex Pharma Notes, described in Note 7 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K, due to revised sales forecasts.

Change in Fair Value of Convertible Debentures

Change in fair value of convertible debentures for the six months ended June 30, 2023 and 2022 was $3.7 million and nil, respectively. The change in fair value of $3.7 million during the six months ended June 30, 2023 was attributed to the Convertible Debentures issued in March and April 2023 in an aggregate principal amount of $25.0 million, of which the principal amount of $18.8 million remained outstanding as of June 30, 2023.

Loss (Gain) on Debt Extinguishment, Net

Loss on debt extinguishment, net for the six months ended June 30, 2023 and 2022 was nil and $4.8 million, respectively. The loss incurred during the six months ended June 30, 2022 was attributed to Scilex Pharma’s repurchase of the Scilex Pharma Notes $20.0 million in February 2022.

Interest Expense

Interest expense for the six months ended June 30, 2023 and 2022 was $4.0 thousand and $6.7 million, respectively. The decrease was attributed to the repayment of Scilex Pharma Notes in September 2022 and the conversion of related party notes payable to Sorrento that were outstanding as of the closing of the Business Combination into shares of the Company’s Series A preferred stock and Common Stock in November 2022.

Liquidity and Capital Resources

As of June 30, 2023, we had cash and cash equivalents of approximately $34.1 million.

We have funded our operations primarily through the Yorkville financing pursuant to the A&R Yorkville Purchase Agreement (as defined below), the B. Riley financing pursuant to the B. Riley Purchase Agreement (as defined below), the Revolving Facility and the issuance of the Convertible Debentures in 2023. We also have deferred consideration related to the GLOPERBA license acquired in 2022. The following table summarizes the aggregate indebtedness of these issuances as of June 30, 2023 and December 31, 2022 (in thousands):

	June 30, 2023	December 31, 2022
Convertible Debentures	$18,440	$—
Revolving Facility	15,916	—
Deferred Consideration with Romeg	3,651	3,651

Total indebtedness	$38,007	$3,651

Convertible Debentures

As of June 30, 2023, we have $18.4 million in Convertible Debentures outstanding pursuant to the Securities Purchase Agreement (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Revolving Credit Facility

As of June 30, 2023, we have $15.9 million outstanding under the Revolving Facility (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Deferred Consideration

We have $3.7 million of deferred consideration related to minimum royalty payments that were included in the initial measurement of consideration transferred for the GLOPERBA license. Deferred consideration minimum royalty payments will begin in the first full quarter following June 14, 2023.

ZTlido Royalties

In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with Itochu and Oishi Koseido Co., Ltd. (“Oishi” and together with Itochu, the “Developers”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and SP-103, for Scilex Pharma. Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. During the six months ended June 30, 2023, Scilex Pharma made royalty payments in the amount of $4.3 million. As of June 30, 2023 and December 31, 2022, Scilex Pharma had ending balances of accrued royalty payables of $2.3 million and $2.2 million, respectively.

Contingent Consideration

We have $280.0 million, $13.0 million and $23.0 million in aggregate contingent consideration obligations in connection with the SEMDEXA, GLOPERBA and SP-104 acquisitions (see Note 3 titled “Acquisitions” included in the Annual Report on Form 10-K for additional information), respectively, that are contingent upon achieving certain specified milestones or the occurrence of certain events. Contingent consideration obligations are comprised of regulatory milestones and additional payments that will be due upon the achievement of certain amounts of net sales (see Note 3 titled “Acquisitions” included in the Annual Report on Form 10-K for additional information).

Standby Equity Purchase Agreements

On November 17, 2022, we entered into a standby equity purchase agreement (the “Original Purchase Agreement”) with Yorkville. On February 8, 2023, we entered into an amended and restated standby equity purchase agreement with Yorkville (the “A&R Yorkville Purchase Agreement”), amending, restating and superseding the Original Purchase Agreement. Pursuant to the A&R Yorkville Purchase Agreement, we have the right, but not the obligation, to sell to Yorkville up to $500.0 million of shares of Common Stock at our request during the 36 months following the date on which the initial registration statement filed with respect to the shares of Common Stock issuable pursuant thereto was declared effective by the SEC, subject to the terms therein. The registration statement filed with the SEC in connection with the Original Purchase Agreement was initially declared effective by the SEC on December 9, 2022 and we are now able to offer and sell shares of our Common Stock under that agreement, subject to the limitations set forth therein. As of June 30, 2023, we have sold 2,167,604 shares of Common Stock under the A&R Yorkville Purchase Agreement for aggregate net proceeds of approximately $15.1 million.

On January 8, 2023, we entered into a standby equity purchase agreement (the “B. Riley Purchase Agreement”, together with the A&R Yorkville Purchase Agreement, the “Standby Equity Purchase Agreements”) with B. Riley principal Capital II, LLC (“B. Riley”), pursuant to which we have the right, but not the obligation, to sell to B. Riley up to $500.0 million of shares of Common Stock at our request during the 36 months following the date on which the initial registration statement filed with respect to the shares of Common Stock issuable pursuant thereto was declared effective by the SEC, subject to the terms therein. The registration statement filed with the SEC in connection with the B. Riley Purchase Agreement was initially declared effective by the SEC on January 20, 2023 and we are now able to offer and sell shares of our Common Stock under that agreement, subject to the limitations set forth therein and the limitations set forth in the Convertible Debentures. As of June 30, 2023, we have sold 127,241 shares of Common Stock pursuant to advances under the B. Riley Purchase Agreement for aggregate net proceeds of approximately $1.0 million.

Future Liquidity Needs

We have based our anticipated operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the costs and expenses associated with our ongoing commercialization efforts for ZTlido, GLOPERBA and ELYXYB;

•	the degree of success we experience in commercializing ZTlido, GLOPERBA and ELYXYB;

•	the revenue generated by sales of ZTlido, GLOPERBA, ELYXYB and other products that may be approved, if any;

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103 and SP-104;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•	the costs of manufacturing ZTlido, GLOPERBA, ELYXYB and our product candidates;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which ZTlido, GLOPERBA, ELYXYB or any of our product candidates, if approved for commercialization, is adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products we develop and commercialize;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract, hire and retain skilled personnel;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

Should our sales of ZTlido, GLOPERBA, ELYXYB and other product candidates not materialize at the anticipated rate contemplated in our business plan, we will need to raise additional capital in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. We will seek to raise additional funds through various potential sources, such as equity and debt financings and license agreements. As discussed above, following the completion of the Business Combination, we entered into the A&R Yorkville Purchase Agreement, the B. Riley Purchase Agreement, the Securities Purchase Agreement and the eCapital Credit Agreement. The registration statements filed with the SEC in connection with the Original Purchase Agreement, the B. Riley Purchase Agreement and the Convertible Debentures were initially declared effective by the SEC on December 9, 2022, January 20, 2023 and April 19, 2023, respectively, and we are now able to offer and sell shares of our Common Stock under both the A&R Yorkville Purchase Agreement and the B. Riley Purchase Agreement, subject to any limitations set forth therein, which will provide us with an additional source of liquidity, and we have issued all of the Convertible Debentures under the Securities Purchase Agreement.

In addition to the liquidity provided by revenue generating products, advances under the A&R Yorkville Purchase Agreement, advances and additional advances under the B. Riley Purchase Agreement and the issuance of the Convertible Debentures under the Securities Purchase Agreement, as of June 30, 2023 we will receive up to an aggregate of approximately $126.0 million from the exercise of the Private Warrants and public warrants to purchase Common Stock (the “Public Warrants”, and together with the Private Warrants, the “Warrants”) (at an exercise price of $11.50 per share of Common Stock), assuming the exercise in full of all of the Warrants for cash, but will not receive any proceeds from the sale of the shares of our Common Stock issuable upon such exercise. However, our ability to generate proceeds will depend on the market price of our Common Stock. If the price of our Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

The securities held by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd (collectively, the “Sponsors”) and Sorrento that were previously registered for resale on a registration statement on Form S-1 (File No. 333-268603) filed with the SEC on November 30, 2022, which was initially declared effective by the SEC on December 27, 2022, represent a substantial percentage of our outstanding Common Stock. The Sponsors and Sorrento will be able to sell all of the shares of our Common Stock and any Warrants registered for resale thereunder for so long as such registration statement is available for use. The sale, or indication of an intention to sell, substantial amounts of our Common Stock or Warrants could result in a significant decline in the public trading price of our securities and impair our ability to raise capital through the sale of additional equity securities. Even if the current trading price of our Common Stock is at or significantly below the price at which the units were issued in Vickers’s initial public offering consummated on January 11, 2021 (the “IPO”), the Sponsors and Sorrento may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public stockholders.

We can give no assurances that we will be able to secure additional sources of funds to support our operations on acceptable terms, or at all, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. If we raise additional funds by issuing equity or convertible debt securities, including pursuant to the A&R Yorkville Purchase Agreement and the B. Riley Purchase Agreement, it could result in dilution to our existing stockholders or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. If we incur additional indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term but we may have to relinquish valuable rights to ZTlido, GLOPERBA, ELYXYB, or our product candidates or grant licenses on terms that are not favorable to us. Any of the foregoing could significantly harm our business, financial condition and results of operations. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be required to reduce the scope of the commercialization of ZTlido, GLOPERBA or ELYXYB or delay, scale back or discontinue the development of one or more of our product candidates.

We may also need to take certain other actions to allow us to maintain our projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, sales and marketing costs, suspension or winding down of clinical development programs for SP-102, SP-103 and SP-104 and other discretionary costs. Although we believe such plans, if executed and coupled with the above described sources of liquidity, should provide us with financing to meet our needs, successful completion of such plans is dependent on factors outside of our control.

We anticipate that we will continue to incur net losses into the foreseeable future as we support our clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidates, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information. Our existing cash and cash equivalents, proceeds from the Revolving Facility, proceeds from the issuance of the Convertible Debentures, any advances made under the A&R Yorkville Purchase Agreement and any advances or additional advances made under the B. Riley Purchase Agreement may be insufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Cash Flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Six Months Ended June 30,
	2023	2022
Cash Flow Data:
Net cash used for operating activities	$(21,217)	$(23,066)
Net cash used for investing activities	(8)	(2,060)
Net cash proceeds from financing activities	54,167	27,613

Net change in cash, cash equivalents and restricted cash	$32,942	$2,487

Cash Flows from Operating Activities

For the six months ended June 30, 2023, net cash used for operating activities was approximately $21.2 million, attributable to our net loss of $57.4 million, partially offset by other non-cash reconciling items of $18.6 million related to loss on derivative liabilities, stock-based compensation, change in fair value of convertible debentures, depreciation and amortization and non-cash operating lease cost, and changes in operating assets and liabilities that provided $17.6 million of cash.

For the six months ended June 30, 2022, net cash used for operating activities was approximately $23.1 million, attributable to our net loss of $27.0 million, other non-cash reconciling items of $13.3 million related to depreciation and amortization, stock-based compensation, non-cash operating lease cost, non-cash interest for debt issuance costs and debt discount, interest payments related to the debt discount on the Scilex Pharma Notes, net loss on debt extinguishment, and a gain on derivative liabilities, partially offset by changes in operating assets and liabilities that provided $17.2 million of cash.

Cash Flows from Investing Activities

For the six months ended June 30, 2023, net cash used for investing activities was approximately nil.

For the six months ended June 30, 2022, net cash used for investing activities was approximately $2.1 million, attributed to cash paid for the acquisition of GLOPERBA licenses from Romeg.

Cash Flows from Financing Activities

For the six months ended June 30, 2023, net cash provided by financing activities was approximately $54.2 million and is primarily related to $24.0 million in proceeds from the Convertible Debentures, $17.5 million in gross proceeds from the Revolving Facility between Scilex Pharma and eCapital Healthcare Corp., $16.1 million in proceeds from the Standby Equity Purchase Agreements, $0.7 million in proceeds from the exercise of stock options and warrants, partially offset by $1.6 million payment of the transaction costs related to the Business Combination and debt issuance costs, and $2.5 million repayment of the Revolving Facility and Convertible Debentures.

For the six months ended June 30, 2022, net cash provided by financing activities was approximately $27.6 million and is primarily related to $17.3 million in proceeds from related party payables, $62.5 million in proceeds from related party notes payable to Sorrento, $9.9 million in proceeds from the revolving credit facility between Scilex Pharma and CNH Finance Fund I, L.P. (the “CNH Revolving Loan”), entered into in December 2020, $0.1 million in proceeds from the exercise of stock options, partially offset by $18.8 million repayment on CNH Revolving Loan and $43.4 million repayment of the Scilex Pharma Notes.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based upon our unaudited condensed consolidated financial statements which are prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. We continually evaluate our estimates and judgments and base them on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known.

There have been no material changes in our critical accounting estimates as compared to the critical accounting estimates disclosed in the section titled “Management’s Discussion and Analysis of Financial Condition and Operations” included in the Annual Report on Form 10-K, except for the estimate titled “Convertible Debentures” below.

Convertible Debentures

We elected the fair value option to account for the Convertible Debentures in an aggregate principal amount of up to $25.0 million that were issued in March and April 2023, discussed in Note 7 titled “Debt” of the Notes to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q. The Convertible Debentures are measured at fair value on a recurring basis using Level 3 inputs. We use the Binomial Lattice Model valuation technique to measure the fair value of the Convertible Debentures with any changes in the fair value of the Convertible Debentures recorded in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income.

Recent Accounting Pronouncements

See Note 1 titled “Nature of Operations and Basis of Presentation” of the Notes to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for a discussion of recent accounting pronouncements.

Related Party Transactions

For a description of our related party transactions, see Note 11 titled “Related Party Transactions” of the Notes to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Emerging Growth Company

An “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in Scilex’s business could significantly affect our business, financial condition and results of operations.

In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•

an exemption from compliance with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

Scilex qualifies and will remain as an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which Scilex has total annual gross revenue of at least $1.235 billion, or (c) in which Scilex is deemed to be a large accelerated filer, which means the market value of the common equity of Scilex that is held by non-affiliates equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Scilex has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

There have been no material changes in our market risk during the six months ended June 30, 2023 compared to the disclosures in Part II, Item 7A of the Annual Report on Form 10-K.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended. In designing and evaluating our disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can only provide reasonable assurance of achieving the desired control objectives and in reaching a reasonable level of assurance. As a result, management was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on that evaluation, management has concluded that as of June 30, 2023, our disclosure controls and procedures were not effective at the reasonable assurance level.

As described in Item 9A of our Annual Report on Form 10-K, our management concluded that we did not employ sufficient accounting resources with appropriate experience and technical expertise to effectively execute controls over certain judgmental and technical accounting areas. As a result, we identified that certain of our control activities in the areas of revenue, debt, business combination and derivative liabilities did not operate effectively and therefore, were deficient and the combination of the aforementioned deficiencies were deemed to represent a material weakness in our internal control over financial reporting as of December 31, 2022.

While we have taken actions to remediate this material weakness, including (i) recruiting and employing personnel with appropriate experience and technical expertise to enhance management’s assessment of judgmental and technical accounting areas, (ii) conducting additional training for staff involved in judgmental and technical accounting areas, and (iii) engaging additional independent third-party technical consultants to assist in performing accounting analyses of complex transactions, completion of our remediation efforts is ongoing. As such, management has concluded the aforementioned material weakness has not been remediated as of June 30, 2023. We will continue to implement additional measures to improve our internal control over financial reporting.

Changes in Internal Control over Financial Reporting

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we carried out an evaluation of any potential changes in our internal control over financial reporting during the fiscal quarter covered by this Quarterly Report on Form 10-Q. Except for the evaluation and implementation of additional controls and procedures as described above, there has been no change to our internal control over financial reporting during our most recent fiscal quarter that our certifying officers concluded materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

The information set forth under the caption “Litigation” in Note 10 “Commitments and Contingencies” of the Notes accompanying the Unaudited Condensed Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q is incorporated herein by reference.

Item 1A. Risk Factors.

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below before deciding whether to invest in our Common Stock. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements”, you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. Risk factors marked with an asterisk (*) below include a substantive change from or an update to the risk factors included in the Annual Report on Form 10-K.

Risk Factor Summary

Below is a summary of the principal factors that make an investment in our Common Stock speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below and should be carefully considered, together with other information in this Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission (the “SEC”) before making an investment decision regarding our Common Stock.

Risks Related to our Limited Operating History, Financial Condition and Capital Requirements

•

We currently have two commercial products, ZTlido and ELYXYB; but we are currently heavily dependent on the commercial success of ZTlido, as ELYXYB is in the initial stages of commercialization, and we may be unable to generate sufficient revenue to support our operations.

•	We have a limited operating history and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

•	We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

•	Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

•	Our investment in the Junior DIP Facility may be subject to losses.

Risks Related to our Commercial Operations and Product Development

•

We obtain our commercial supply of certain of our products, the clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. In the event of a loss of one of these suppliers or manufacturers, or a failure by any such supplier or manufacturer to comply with FDA regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all.

•

We rely on third parties to conduct our clinical trials and intend to rely on third parties to conduct all of our future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with applicable regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approval for our product candidates.

•

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•

ZTlido, GLOPERBA and ELYXYB may have undesirable properties that could result in significant negative consequences, and our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval.

Risks Related to our Business and Operations

•	If we are unable to retain our key executives, it may delay our development efforts and harm our business, financial condition and results of operations.

•	Any disruption in our research and development facilities could adversely affect our business, financial condition and results of operations.

Risks Related to our Intellectual Property

•

We are substantially dependent on the intellectual property we in-license from Oishi and Itochu, and if we lose the right to license such intellectual property or if the Product Development Agreement is terminated for any reason, our ability to commercialize ZTlido and develop and commercialize SP-103 would be harmed.

•

We are party to the Romeg Agreement for the in-licensing of certain intellectual property rights from Romeg with respect to the commercialization of GLOPERBA, and if we lose the right to license such intellectual property or if the Romeg Agreement is terminated for any reason, our ability to commercialize GLOPERBA would be harmed.

•

If we are unable to maintain patent protection for ZTlido, GLOPERBA, ELYXYB and our product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

Risks Related to Government Regulations

•

The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business, financial condition and results of operations will be substantially harmed.

•	Any approved product candidate will be subject to ongoing and continued regulatory review, which may result in significant expense and limit our ability to commercialize such products.

Risks Related to our Relationship with Sorrento

•	Certain of our directors and officers may have actual or potential conflicts of interest because of their positions with Sorrento.

•	Sorrento controls the voting power of our capital stock and Sorrento’s interests may differ from those of our public stockholders.

•

Sorrento has recently filed for bankruptcy protection, which may limit the flexibility of our management team in running our business, which could have a material and adverse effect on our business, cash flows, liquidity, financial condition and results of operations.

•

In connection with the Chapter 11 Cases, Sorrento may enter into sales transactions relating to its assets, which include shares of our Common Stock currently held by Sorrento, or may be required to liquidate such assets. Furthermore, even though Sorrento is generally required to obtain the approval of the Bankruptcy Court supervising its Chapter 11 proceedings prior to engaging in activities or transactions outside the ordinary course of business, the Bankruptcy Court has specifically authorized Sorrento to enter into sales of shares of our Common Stock in the form of one or more block sale transactions.

•

Our Executive Chairperson and Chief Financial Officer each hold executive officer positions at Sorrento and devote time to both companies. In addition, our Executive Chairperson is the chairperson of Sorrento’s board of directors. The ongoing Chapter 11 Cases could require that such executives devote time to such proceedings, which could cause a diversion of their time and attention from our business and operations, and as a result could have a material adverse effect on our business and operations.

Risks Related to Ownership of our Common Stock

•	If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

•	We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

•

We are a controlled company within the meaning of the rules and listing standards of Nasdaq (the “Nasdaq Listing Rules”) and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Our stockholders may not have the same protection afforded to stockholders of companies that are subject to such governance requirements for so long as we are a controlled company or for so long as Sorrento continues to hold shares of our Series A Preferred Stock.

Risks Related to our Limited Operating History, Financial Condition and Capital Requirements

*We currently have two commercial products, ZTlido and ELYXYB; but we are currently heavily dependent on the commercial success of ZTlido, as ELYXYB is in the initial stages of commercialization, and we may be unable to generate sufficient revenue to support our operations.

We currently have two commercial products, ZTlido and ELYXYB; but, we are currently heavily dependent upon ZTlido sales to generate revenue, as ELYXYB is in the initial stages of commercialization. In February 2018, we obtained regulatory approval for ZTlido for the relief of neuropathic pain associated with PHN, which is a form of post-shingles nerve pain, and we began commercializing ZTlido in the United States in October 2018. In late February 2023, we acquired ELYXYB, a potential first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults, in the U.S. We launched ELYXYB in April of 2023. As a result, it is difficult to evaluate our current business and predict our future prospects. We cannot assure that ZTlido or ELYXYB will gain market acceptance among physicians, health care payors, patients and the medical community, which is critical to our commercial success. We have limited experience engaging in commercial activities and limited relationships with physicians, hospitals and payors. Market acceptance of ZTlido and ELYXYB depends on a number of factors, including:

•	acceptance by physicians, major operators of clinics and patients of the drug as a safe and effective treatment for the relief of neuropathic pain associated with PHN;

•	the availability, cost and potential advantages of alternative treatments, including less expensive generic products;

•	the effectiveness of our sales and marketing efforts;

•	the availability of coverage, adequacy of reimbursement and favorability of pricing policies by third-party payors and government authorities;

•	the timing of market introduction of other competitive products;

•	the product labeling or any product inserts required by the FDA; and

•	the prevalence and severity of adverse side effects.

In order to successfully commercialize ZTlido and ELYXYB, we will need to expand our marketing efforts to develop new relationships and expand existing relationships. Physicians may decide not to prescribe ZTlido or ELYXYB for a variety of reasons, including changes in available offerings, adverse publicity, perceived safety issues, inadequate coverage or reimbursement for ZTlido or ELYXYB or the utilization of products developed by other parties, all of which are circumstances outside of our control. Demand for ZTlido may not increase, or may not develop for ELYXYB, as quickly as we predict, and we may be unable to increase our revenue to the level that we currently expect. Even if we succeed in increasing market acceptance of ZTlido or developing market acceptance of ELYXYB, maintaining and creating relationships with physicians, we may be unable to reach or sustain a level of profitability.

Our ability to effectively promote ZTlido and ELYXYB will also depend on pricing and cost-effectiveness, including our ability to produce at a competitive price. In addition, our efforts to educate the medical community and third-party payors on the benefits of ZTlido and ELYXYB may require significant resources, may be constrained by FDA rules and policies on product promotion and may never be successful.

*We have a limited operating history and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

We have a limited operating history. Prior to March 2019, our operations were conducted through Scilex Pharma, which was formed in September 2012 and is now our wholly owned subsidiary. In March 2019, we effected a corporate reorganization and acquired Semnur, which was formed in June 2013. Since our inception, we have focused on organizing and staffing our company, business planning, raising capital, identifying potential non-opioid pain therapy candidates, undertaking preclinical studies and clinical trials of our product candidates and establishing research and development and manufacturing collaborations. All of our revenue to date is attributable to sales of ZTlido, and we expect that sales of ZTlido will account for substantially all of our revenue for at least the near term. Our relatively short operating history as a company makes any assessment of our future success and viability subject to significant uncertainty.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and we have not yet demonstrated an ability to overcome such risks and difficulties successfully. Our ability to execute on our business model and generate revenues depends on a number of factors including our ability to:

•	successfully complete ongoing pre-clinical studies and clinical trials and obtain regulatory approvals for our current and future product candidates;

•	identify new acquisition or in-licensing opportunities;

•	successfully identify new product candidates and advance those product candidates into pre-clinical studies and clinical trials;

•	raise additional funds when needed and on terms acceptable to us;

•	attract and retain experienced management and advisory teams;

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add operational, financial and management information systems and personnel, including personnel to support clinical, pre-clinical manufacturing and planned future commercialization efforts and operations;

•	launch commercial sales of our product candidates, whether alone or in collaboration with others;

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initiate and continue relationships with third-party suppliers and manufacturers and have commercial quantities of product candidates manufactured at acceptable cost and quality levels and in compliance with the FDA, and other regulatory requirements;

•	set acceptable prices for product candidates and obtain coverage and adequate reimbursement from third-party payors;

•	achieve market acceptance of product candidates in the medical community and with third-party payors and consumers; and

•	maintain, expand and protect our intellectual property portfolio.

If we cannot successfully execute any one of the foregoing, our business may not succeed or become profitable.

Since our inception, we have incurred significant net losses, with net losses of $23.4 million, $88.4 million, and $47.5 million for the years ended December 31, 2022, 2021 and 2020, respectively. For the six months ended June 30, 2023 and 2022, we had net losses of $57.4 million and $27.0 million, respectively. As of June 30, 2023 and December 31, 2022, we had an accumulated deficit of approximately $433.3 million and $375.9 million, respectively. For the foreseeable future, we expect to continue to incur significant expenses related to the commercialization of ZTlido, GLOPERBA and ELYXYB and the research and development of our product candidates, SP-102 (10 mg dexamethasone sodium phosphate viscous gel) (“SEMDEXA”), SP-103 (lidocaine topical system) 5.4% (“SP-103”), and SP-104 (4.5mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”). We anticipate that our expenses will increase substantially due to the completion of the pivotal Phase 3 trial for SEMDEXA, our ongoing Phase 2 clinical trial for SP-103 and initiation of Phase 2 trials for SP-104. Consequently, we expect to incur substantial losses for the foreseeable future and may never become profitable.

We are subject to risks incidental to the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

In addition, as Vickers was a shell company prior to the completion of the Business Combination, we are currently ineligible to use short form registration statements on Form S-3 and will not be eligible to file such a registration statement until, among other things, at least 12 calendar months have lapsed since November 17, 2022, the date we filed a Current Report on Form 8-K disclosing that we ceased to be a shell company. Our inability to use Form S-3 may significantly impair our ability to raise necessary capital to run our operations and progress our product development programs. If we seek to access the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. Disclosing a public offering prior to the formal commencement of an offering may result in downward pressure on our stock price. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq Listing Rules, or seek other sources of capital.

*The terms of eCapital Credit Agreement may restrict the operation of our business and limit the cash available for investment in our business operations.

The eCapital Credit Agreement provides that Scilex Pharma will be made available the Revolving Facility in an aggregate principal amount of up to $30,000,000, subject to certain terms and conditions, which facility cap may be increased at the request of Scilex Pharma and with the consent of the Lender. Under the eCapital Credit Agreement, Scilex Pharma shall make interest payments monthly in arrears. We agreed to unconditionally guarantee the prompt, complete and full payment of Scilex Pharma’s obligations under the eCapital Credit Agreement. The payment and performance obligations under the eCapital Credit Agreement are also secured by a continuing security interest in Scilex Pharma’s accounts receivable, related deposit accounts and in the other “Collateral” as defined in the eCapital Credit Agreement. In addition, the eCapital Credit Agreement includes customary affirmative and negative covenants that will limit or restrict the ability of Scilex Pharma, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, enter into transactions with affiliated persons, or make investments.

The terms of the eCapital Credit Agreement and borrowings we may make in the future could have significant adverse consequences for our business, including:

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requiring us, Scilex Pharma or our other subsidiaries to dedicate a substantial portion of cash and cash equivalents and marketable securities to the payment of interest on, and principal of, our debt, which would reduce the amounts available to fund operating expenditures, including working capital, and capital expenditures and other general corporate purposes;

•	obligating us, Scilex Pharma or our other subsidiaries to additional negative covenants further restricting our activities;

•	requiring compliance with affirmative covenants including payment and reporting covenants;

•	making it more difficult for us to successfully execute our business strategy, invest in our growth strategy and compete against companies who are not subject to such restrictions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt, better debt servicing options or stronger debt servicing capacity.

Scilex Pharma intends to satisfy the payment obligation under the eCapital Credit Agreement with its existing cash and cash equivalents, anticipated product revenue from ZTlido, GLOPERBA and ELYXYB, and funds from external sources. However, Scilex Pharma may not have sufficient funds or may be unable to arrange for additional financing to pay the amounts due under the eCapital Credit Agreement or future debt. Funds from external sources may not be available on acceptable terms, if at all.

In addition, failure to comply with the covenants under the eCapital Credit Agreement, including those outside of Scilex Pharma’s control, could result in an event of default. The events of default include, among others, a change of control of Scilex Pharma and a failure by us to issue at least $75,000,000 of debt or equity by September 30, 2023. Upon an event of default, subject to notice requirements in the case of certain events of default, the commitments and other obligations of the Lender under the eCapital Credit Agreement may be terminated and all amounts outstanding under the eCapital Credit Agreement may become immediately due and payable. Scilex Pharma may not have sufficient funds or may be unable to arrange for additional financing to repay its indebtedness or to make any accelerated payments, and the Lender could seek to enforce its security interests in the collateral securing such indebtedness or other remedies available to it under the eCapital Credit Agreement or as provided by applicable law. The Lender could also seek to enforce the guaranty provided by us to carry out Scilex Pharma’s payment obligations.

Any failure by Scilex Pharma or us to comply with the obligations under the eCapital Credit Agreement could have a negative effect on our business, financial condition and results of operations.

*We may not have the ability to raise the funds necessary to settle our Convertible Debentures in cash upon a change of control, and any future debt may contain limitations on our ability to pay cash upon conversion of the Convertible Debentures.

A change of control transaction, including as a result of any sale by Sorrento of its majority voting control in shares of our capital stock, triggers an event of default under the Convertible Debentures if the Convertible Debentures are not retired in connection with such change of control transaction, which will result in the full unpaid principal amount of the Convertible Debentures, together with interest and other amounts owing in respect thereof, to the date of acceleration becoming at the election of the holders of the Convertible Debentures immediately due and payable in cash. In such event, we may not have enough available cash or be able to obtain financing at the time we are required to pay cash with respect to the Convertible Debentures. In addition, our ability to pay cash upon default of the Convertible Debentures may be limited by law, regulatory authority, or any agreements governing our future indebtedness.

We may be required to make milestone payments to the former stockholders of Semnur in connection with our development and commercialization of SEMDEXA, which could adversely affect the overall profitability of SEMDEXA, if approved.

Under the terms of the Agreement and Plan of Merger we entered into with Semnur, Sigma Merger Sub, Inc., our prior wholly owned subsidiary, Fortis Advisors LLC, solely as representative of the holders of Semnur equity (the “Semnur Equityholders”), and Sorrento, for limited purposes, we are obligated to pay the Semnur Equityholders up to an aggregate of $280.0 million in contingent cash consideration based on the achievement of certain milestones. A $40.0 million payment will be due upon obtaining the first approval of a new drug application by the FDA (“NDA”) of any Semnur product, which includes SEMDEXA. Additional payments will be due upon the achievement of certain cumulative net sales of Semnur products, as follows:

•	a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product;

•	a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product;

•	a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product; and

•	a $150.0 million payment upon the achievement of $750.0 million in cumulative net sales of a Semnur product.

These milestone obligations could impose substantial additional costs on us, divert resources from other aspects of our business, and adversely affect the overall profitability of SEMDEXA, if approved. We may need to obtain additional financing to satisfy these milestone payments, and cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all.

*We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to continue our commercialization efforts for ZTlido, GLOPERBA and ELYXYB, advance development of our current product candidates and launch and commercialize any product candidates for which we receive regulatory approval. Furthermore, we expect to incur additional costs associated with operating as a public company. We will also require additional capital to fund our other operating expenses and capital expenditures.

As of June 30, 2023, our cash and cash equivalents were approximately $34.1 million and we had an accumulated deficit of approximately $433.3 million. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the costs and expenses associated with our ongoing commercialization efforts for ZTlido, GLOPERBA and ELYXYB;

•	the degree of success we experience in commercializing ZTlido, GLOPERBA and ELYXYB;

•	the revenue generated by sales of ZTlido, GLOPERBA, ELYXYB and other products that may be approved, if any;

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103 and SP-104;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•	the costs of manufacturing ZTlido, GLOPERBA, ELYXYB and our product candidates;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

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our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which ZTlido, GLOPERBA, ELYXYB or any of our product candidates, if approved for commercialization, is adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products we develop and commercialize;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

Until we are able to generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we raise additional funds through collaborations or strategic alliances with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or technologies, or grant licenses on terms that may not be favorable to us. If we are unsuccessful in our efforts to raise additional financing on acceptable terms, we may be required to significantly reduce or cease our operations.

*Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

In Note 2 titled “Liquidity and Going Concern” of our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, we disclose that there is substantial doubt about our ability to continue as a going concern. We have negative working capital and have incurred significant operating losses and negative cash flows from operations and expect to continue incurring losses for the foreseeable future. Further, we had an accumulated deficit of approximately $433.3 million as of June 30, 2023 and approximately $375.9 million as of December 31, 2022. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to become a profitable operating company is dependent upon our ability to generate revenue and obtain financing adequate to fulfill our development and commercialization activities, and achieving a level of revenue adequate to support our cost structure. We have plans to obtain additional resources to fund our currently planned operations and expenditures through additional debt and equity financing. Our plans are substantially dependent upon the success of future sales of ZTlido and ELYXYB, which is still in the early stages of commercialization, and are dependent upon, among other things, the success of our marketing of ZTlido and ELYXYB and our ability to secure additional payor contracts with terms that are consistent with our business plan. If we are unable to obtain sufficient funding, our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. Future financial statements may disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

*Our investment in the Junior DIP Facility may be subject to losses.

As described elsewhere in this Quarterly Report on Form 10-Q, we executed the Junior DIP Term Sheet with the Debtors, pursuant to which we are providing the Debtors with the Junior DIP Facility. In the event of any default or non-payment at maturity under the Junior DIP Facility, we will bear a risk of loss of principal and/or accrued interest and fees to the full extent of any deficiency between the value of the collateral and the aggregate amount of the principal and accrued interest and fees of the Senior DIP Facility and the Junior DIP Facility, which could have a material adverse effect on our cash flow from operations. In the event the Chapter 11 Cases are converted to cases under Chapter 7 of the Bankruptcy Code, the assets of the Debtors may not be sufficient to satisfy the Junior DIP Facility.

Although the Junior DIP Facility affords us certain valuable protections, it is subordinated in right of security to the Replacement DIP Facility. Investments in subordinated debt involve greater credit risk of default and loss than the more senior classes or tranches of debt in an issuer’s capital structure. Loans that are subordinated in right of security to other loans receive recourse to collateral after a standstill period or the senior loans are paid in full, and there may not be enough value to repay all of the subordinated loans after such time. In addition, the Replacement DIP Order limits our ability to exercise our remedies,, prior to the full repayment of the Replacement DIP Facility or the occurrence of a collateral sale pursuant to which the Replacement DIP Facility is credit bid.

*Delays in Sorrento’s Chapter 11 Cases increase the risk of Sorrento being unable to reorganize its business and emerge from bankruptcy, which may impact Sorrento’s ability to repay the Junior DIP Facility.

Sorrento’s Senior DIP Facility matured on July 31, 2023 and was refinanced with a portion of the proceeds of the Replacement DIP Facility. The Replacement DIP Order approved certain protections for Oramed as the stalking horse bidder for the sale of substantially all of the Debtors’ common stock, preferred stock, and warrants and options for common stock in Scilex (the “Stock Sale”). Pursuant to the Stalking Horse Term Sheet (as defined in the Replacement DIP Order), such protections include a break-up fee of 3.25% and reimbursement of costs and expenses of external counsel up to $1 million (to the extent not paid under the Replacement DIP Facility). Oramed’s stalking horse bid is $105 million, a credit bid of the $100 million Replacement DIP Facility and $5 million in cash, subject to the submission of higher or otherwise better offers at the auction scheduled to take place on August 14, 2023. We also understand from Sorrento that its CRO continues to (i) work to confirm a Chapter 11 plan of reorganization as soon as possible and (ii) evaluate transactions to allow Sorrento to emerge from bankruptcy by or around September 30, 2023, including debt financings and sales of assets of Sorrento. However, we can give no assurance as to the ultimate duration of Sorrento’s Chapter 11 Cases, the timing of its plan of reorganization or the impact such delays may have on Sorrento’s ability to repay the Junior DIP Facility.

We have identified a material weakness in our internal control over financial reporting. Any material weakness may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our financial statements.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2022 and 2021, we identified control deficiencies in the design and operation of our internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

For the years ended December 31, 2022 and 2021, the material weakness identified in our internal control over financial reporting related to ineffective control activities in the areas of revenue, business combination, debt and derivative liabilities caused by a lack of sufficient accounting resources with appropriate experience and technical expertise to effectively execute controls over certain judgmental and technical accounting areas. As a result of the material weakness, we hired additional accounting personnel and are implementing remediation measures including, but not limited to, performing a comprehensive assessment of accounting and finance resource requirements and hiring other personnel with sufficient accounting expertise at Scilex to improve the operating effectiveness of our review controls and monitoring activities, and utilizing external accounting experts as appropriate. Any potential material misstatements were identified and corrected as audit adjustments in the applicable periods and are properly reflected in our financial statements included in the Annual Report on Form 10-K. We hired a new Chief Financial Officer in May 2022 at Legacy Scilex and she became Chief Financial Officer of the Company in connection with the closing of the Business Combination. In addition, we expect to hire additional personnel with accounting expertise and utilize external accounting experts.

In the future, in order to properly manage our internal control over financial reporting, we may need to take additional measures to further augment our finance resources, and we cannot be certain that the measures we have taken, and expect to take, to improve our internal controls will be sufficient to ensure that our internal controls will remain effective and eliminate the possibility that other material weaknesses or deficiencies may develop or be identified in the future. If we experience future material weaknesses or deficiencies in internal controls and we are unable to correct them in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC, will be adversely affected. Any such failure could negatively affect the market price and trading liquidity of our Common Stock, lead to delisting, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

If we identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act as, we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and we are unable to remediate any such material weakness, our business, financial condition and results of operations could suffer.

Risks Related to our Commercial Operations and Product Development

*We obtain our commercial supply of certain of our products, the clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. In the event of a loss of one of these suppliers or manufacturers, or a failure by any such supplier or manufacturer to comply with FDA regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all.

We rely on a number of sole or single source suppliers and manufacturers, including:

•	the manufacturer and supplier for the commercial supply of ZTlido;

•	the manufacturer and supplier for the clinical supply of SP-103;

•	the manufacturer and supplier for the clinical supply of SP-104;

•	the supplier of sodium hyaluronate, one of the excipients for SEMDEXA; and

•	the manufacturer for the clinical supply of SEMDEXA.

Under the Product Development Agreement and the Commercial Supply Agreement, we license the rights to ZTlido from and rely exclusively on Oishi and Itochu for the manufacturing and supply of ZTlido and SP-103. Oishi and Itochu have the right to terminate the Product Development Agreement and the Commercial Supply Agreement under certain circumstances, including, among other things: (1) if we are in material breach of the agreement and the breach is not curable or if the breach is curable and we fail to cure such material breach within 180 days after notice requesting to cure; (2) if, at any time during the term of the Product Development Agreement and the Commercial Supply Agreement, the market conditions are such that (a) our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, or (b) the economic viability of ZTlido and SP-103 is affected significantly as evidenced by documentation and substantial information by any external circumstances deemed detrimental to all parties as agreed to by us, on the one hand, and Oishi and Itochu, on the other hand, and the parties are unable to resolve the concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; and (3) in the event of our bankruptcy or assignment for the benefit of creditors. As of June 30, 2023, our net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of June 30, 2023 , neither Oishi nor Itochu has exercised its right of termination. If the Product Development Agreement and the Commercial Supply Agreement are terminated, we would lose access to the intellectual property and proprietary manufacturing process upon which ZTlido and SP-103 depend.

We expect our third-party manufacturers and suppliers of both GLOPERBA (which product we do not expect to launch until the fourth quarter of 2023) and ELYXYB are capable of providing sufficient quantities of these products to meet anticipated commercial demands; however, if third parties with whom we currently work are unable to meet our manufacturing and supply requirements, we will need to secure alternate manufacturers and suppliers or face potential delays or shortages. While we believe that there are other contract manufacturers and suppliers with the technical capabilities to manufacture and supply these products, we cannot be certain that identifying and establishing relationships with such sources would not result in significant delay or material additional costs.

Under our exclusive Supply Agreement, dated December 17, 2015 (the “Genzyme Supply Agreement”) with Genzyme Corporation (“Genzyme”), we depend on Genzyme to fulfill our clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SEMDEXA and we are aware of only a limited number of suppliers of the excipient. Genzyme has the right to terminate the Supply Agreement under certain circumstances, including, but not limited to, if Genzyme decides to discontinue manufacturing the product at its facility for economic or strategic reasons and provides us with 24 months’ notice. Genzyme has notified us of its intention to terminate the Genzyme Supply Agreement as it has determined to discontinue manufacturing the product at its facility, effective as of May 31, 2024. Although we are currently in the process of identifying and certifying new suppliers to fulfill our clinical and commercial supply requirements for sodium hyaluronate, we may not be able to find an alternative supplier of sodium hyaluronate on commercially reasonable terms.

Under our Master Services Agreement, dated January 27, 2017 (as amended, the “Lifecore Master Services Agreement”), with Lifecore Biomedical, LLC (“Lifecore”), we depend on Lifecore to manufacture clinical supplies of SEMDEXA. Lifecore has the right to terminate the Lifecore Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement and fail to cure such breach within 30 days of written notice; (2) if we (a) become insolvent, (b) cease to function as a going concern, (c) become convicted of or plead guilty to a charge of violating any law relating to either party’s business, or (d) engage in any act which materially impairs goodwill associated with SEMDEXA or materially impairs the terminating party’s trademark or trade name; (3) if we fail to pay past due invoices upon 30 days’ written notice, or (4) if we reject or fail to respond to a major change proposed by Lifecore that does not change Semnur’s written and approved acceptance criteria in its product specifications. In the event that Lifecore decides to terminate the Lifecore Master Services Agreement, finding an alternative manufacturer on commercially reasonable terms, or at all, may be difficult.

Under the Master Services Agreement (the “Tulex Master Services Agreement”) and the statement of work with Tulex Pharmaceuticals Inc. (“Tulex”), we depend on Tulex to develop, test and manufacture clinical supplies of SP-104. Tulex has the right to terminate the Tulex Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement or a statement of work and fail to cure such breach within 15 days after receipt of notice of such breach (or such other time period expressly stated in the applicable statement of work) or (2) in the event of our insolvency, bankruptcy, reorganization, liquidation or receivership, or a failure to remove any insolvency, bankruptcy, reorganization, liquidation or receivership proceedings within ten days from the date of institution of such proceedings. In addition, we may terminate the agreement or any statement of work (a) without cause upon 30 days prior written notice to Tulex or (b) immediately upon written notice in the event Tulex is dissolved or undergoes a change in control. In the event that the Tulex Master Services Agreement or a statement of work is terminated, we may not be able to find an alternative manufacturer and supplier on commercially reasonable terms.

Additionally, the manufacturing facilities used by our third-party suppliers and manufacturers must continue to comply with FDA regulations and are subject to periodic announced or unannounced inspections. We have limited control over the ability of our third-party suppliers and manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If our third-party suppliers and manufacturers fail to comply with FDA regulations, the FDA may not authorize the manufacture of our products and product candidates at these facilities, and we may be unable to find alternative manufacturing facilities in a timely manner or at all. The failure by such third parties to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, import detention, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of our product, operating restrictions and criminal prosecutions.

In addition, our product candidates may compete with other product candidates and products for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under current Good Manufacturing Practices (“cGMP”) regulations and that might be capable of manufacturing for us. Also, prior to the approval of our product candidates, we would need to identify a contract manufacturer that could produce our products at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to us at the time we would need to have that capability and capacity.

If the commercial supply of our commercial products, clinical supply of our product candidates and certain of the raw materials used in our product candidates are disrupted or delayed, there can be no assurance that alternative sources can serve as adequate replacements or that supplies will be available on terms that are favorable to us, if at all. Any disruption in supply could affect the profitability of ZTlido, the commercialization of GLOPERBA and ELYXYB, and the development of SEMDEXA, SP-103 and SP-104.

*We rely on a single third-party logistics distribution provider, Cardinal Health 105, which until recently had also been our only customer.

We currently rely on Cardinal Health 105, LLC (“Cardinal Health 105”) as our third-party logistics distribution provider for ZTlido and ELYXYB in the United States. Cardinal Health 105 also performs the following services on our behalf: customer service, credit checks, invoicing, chargebacks, distributor fee for service, government reporting, customer returns, accounts receivable, inventory control, product security (DSCSA serialization) inquiries and recall assistance. In the years ended December 31, 2020 and 2021 and the first quarter of 2022, Cardinal Health 105 was our only customer for ZTlido and sales to Cardinal Health 105 represented all of our net revenue for such periods. As we continue to expand the commercialization of ZTlido, we expanded our direct distribution network to national and regional distributors and pharmacies in the second quarter of 2022. Beginning on April 1, 2022, we began selling ZTlido directly to three large distributors, McKesson Corporation, Cardinal Health 110, LLC and AmerisourceBergen Corporation, as well as to numerous pharmacies. If we are unable to maintain a favorable relationship with Cardinal Health 105 (or with any of our three large distributors), we expect that our revenue would decline and our business would be harmed as a result. We may be unable to control the timing of the delivery of ZTlido and ELYXYB to distributors, and any financial uncertainty or loss of key logistic employees of Cardinal Health 105, as our only third-party logistics provider, may negatively impact our sales.

We discontinued our use of “title model” services provided by Cardinal Health 105, but expect that Cardinal Health 105 will continue to perform other third-party logistics services for us. Any disruption in the abovementioned distribution channel would adversely affect our business, financial condition and results of operations.

If we fail to achieve certain milestones in our Product Development Agreement with Itochu and Oishi, we could lose rights that are important to our business.

Certain of our existing license and supply agreements impose various milestone and other obligations on us. For example, under our Product Development Agreement with Itochu and Oishi, if our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, Itochu and Oishi have the right to terminate the Product Development Agreement if the parties are unable to resolve the concerns after 30 days of good-faith negotiation. As of June 30, 2023, our net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of June 30, 2023, neither Oishi nor Itochu has exercised its right of termination.

If we fail to achieve the milestones under the Product Development Agreement, we may lose our exclusivity rights or the counterparty may have the right to terminate the agreement, any of which could adversely affect our business, financial condition and results of operations.

We rely on third parties to conduct our clinical trials and intend to rely on third parties to conduct all of our future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with applicable regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approval for our product candidates.

We currently do not have the ability to independently conduct any clinical trials. The FDA and regulatory authorities in other jurisdictions require us to comply with regulations and standards, commonly referred to as good clinical practice (“GCP”) requirements for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as contract research organizations (“CROs”), to conduct GCP-compliant clinical trials of our product candidates properly and on time. While we have agreements governing their activities, we control only certain aspects of their activities and have limited influence over their actual performance. The third parties with whom we contract for execution of our GCP-compliant clinical trials play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties are not our employees and, except for restrictions imposed by our contracts with such third parties, we have limited ability to control the amount and timing of resources that they devote to our programs. Although we rely on these third parties to conduct our GCP-compliant clinical trials, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with our investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. For any violations of laws and regulations in the conduct of our preclinical studies and clinical trials, we could be subject to warning letters or enforcement actions that may include civil penalties up to and including criminal prosecution.

Many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. We face the risk of potential unauthorized disclosure or infringement, misappropriation or other violation of our intellectual property by CROs, which may reduce our trade secret and intellectual property protection and allow our potential competitors to access and exploit our proprietary technology.

Further, any of these third parties may terminate their engagements with us or be unable to fulfill their contractual obligations. If the third parties conducting our clinical trials do not adequately perform their contractual duties or obligations, experience significant business challenges, disruptions or failures, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our protocols or to GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be difficult, costly or impossible, and our clinical trials may need to be extended, delayed, terminated or repeated. As a result, we may not be able to obtain regulatory approval or successful commercialization in a timely fashion, or at all, for the applicable product candidate. Our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

We may in the future enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third-parties that may not result in the development of commercially viable products or the generation of significant future revenues.

Our business is substantially dependent upon the intellectual property licensed from Oishi and Itochu. In the ordinary course of our business, we may enter into collaborations, additional in-licensing arrangements (such as, for example, the Romeg Agreement), joint ventures, or strategic alliances to develop proposed products and to pursue new markets.

Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all, and may not realize the anticipated benefits of any such transactions or arrangements.

Additionally, with respect to current and future collaborations, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Delays in clinical trials could result in increased costs to us and delay our ability to obtain commercial approval and generate additional revenue.

Before obtaining marketing approval for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates for their intended indications. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

•	delays in obtaining regulatory authorizations to commence a clinical trial or reaching a consensus with regulatory authorities on trial design;

•	delays in identifying prospective clinical investigators or clinical trial sites that have necessary qualifications, interest and capacity to perform a requested protocol;

•

delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays in obtaining approval from one or more institutional review boards (“IRBs”);

•	IRBs refusing to approve, suspending or terminating the trial at the investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	changes to the clinical trial protocol;

•	delays in recruiting suitable subjects to participate in our clinical trials;

•	failure by us, any CROs we engage or any other third parties to adhere to clinical trial requirements;

•	failure to perform in accordance with GCPs;

•

delays in the testing, validation, manufacturing and delivery of our product candidates to the clinical sites, including delays by third parties with whom we have contracted to perform certain of those functions;

•

delays in subjects completing participation in a trial or returning for post-treatment follow-up, including, for example, as a result of reluctance to visit medical facilities as a result of the COVID-19 pandemic;

•	clinical trial sites or subjects dropping out of a trial;

•	key investigators departing their clinical sites;

•	lack of adequate funding to continue the trial;

•	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

•	subjects experiencing severe or unexpected drug-related adverse effects;

•

imposition of a clinical hold by regulatory authorities as a result of a serious adverse event, after an inspection of our clinical trial operations, trial sites or manufacturing facilities, or for other reasons;

•	occurrence of serious adverse events in our trials or in trials of the same class of agents conducted by other sponsors;

•	changes in regulatory requirements or guidance that require amending or submitting new clinical protocols;

•

a facility manufacturing our product candidates or any of their components being ordered by the FDA to temporarily or permanently shut down due to violations of cGMP regulations or other applicable requirements;

•	any changes to our manufacturing process that may be necessary or desired;

•

third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, GCP, or other regulatory requirements;

•	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

•

third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by subcontractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, participants being exposed to unacceptable health risks, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Our product development costs will increase if we experience delays in testing or marketing approvals. The FDA and other regulatory agencies may impose new or refined testing expectations based on experience and increased knowledge over time. In addition, if we make manufacturing or other changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions. We do not know whether any of our clinical trials, including our planned clinical trials of SP-103, SP-104 and SEMDEXA, will begin or continue as planned, will need to be restructured or will be completed on schedule, or at all. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of any clinical trials we initiate in a way that leads to our obtaining marketing approval for our product candidates in a timely manner, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates.

*We face potential business disruptions and related risks resulting from the COVID-19 pandemic, which could have a material adverse effect on our business, financial condition and results of operations.

In December 2019, a novel strain of coronavirus, or SARS-CoV-2, was reported to have surfaced in Wuhan, China. SARS-CoV-2 is the virus that causes COVID-19. The COVID-19 outbreak has grown into a global pandemic that has impacted countries throughout the world. Financial markets have been experiencing extreme fluctuations that may cause a contraction in available liquidity globally as important segments of the credit markets react to the development. The pandemic may lead to a decline in business and consumer confidence. The global outbreak of COVID-19 continues to rapidly evolve. As a result, businesses have closed or limited operations and limits have been placed on travel. The extent to which COVID-19 may impact our business, clinical trials and sales of ZTlido will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease and variants, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

We are monitoring the potential impact of the COVID-19 outbreak, and if COVID-19 or variants of concern continue to spread globally, including in the United States, we may experience disruptions that could severely impact the development of our product candidates, including:

•	delays or difficulties in enrolling patients in our clinical trials as patients may be reluctant, or unable, to visit clinical sites;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators, clinical site staff and potential closure of clinical facilities;

•	decreases in patients seeking treatment for chronic pain;

•	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

•

delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials, including interruption in global shipping that may affect the transport of clinical trial materials;

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changes in local regulations as part of a response to the COVID-19 outbreak, which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or cause us to discontinue the clinical trials altogether;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•

risk that participants enrolled in our clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events;

•

delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others.

Quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases could impact personnel at third-party suppliers in the United States and other countries, or the availability or cost of materials, which would disrupt our supply chain. Any manufacturing supply interruption of materials could adversely affect our ability to conduct ongoing and future research and testing activities. For example, we obtain our commercial supply of ZTlido and our clinical supply of SP-103 exclusively from Oishi and Itochu in Japan. The COVID-19 pandemic may result in delays in the procurement and shipping of ZTlido, which may have an adverse impact on our operating results.

The spread of COVID-19, which has caused a broad impact globally, may materially affect the Company economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our Common Stock.

In addition, the continued spread of COVID-19 globally could materially and adversely impact our operations, including without limitation, our manufacturing and supply chain, sales and marketing efforts, sales of ZTlido, GLOPERBA and ELYXYB, travel and employee health and availability, which may have a material and adverse effect on our business, financial condition and results of operations.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for our product candidates and the approval may be for a more narrow indication than we seek.

We cannot commercialize our product candidates until the appropriate regulatory authorities have reviewed and approved the product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals. Even if our product candidates meet the safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA advisory committee, if convened, recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in regulatory authority policy or data requirements during the period of product development, clinical trials and the regulatory review process.

Even if we receive regulatory approval, the FDA may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a Risk Evaluation and Mitigation Strategy (“REMS”). The FDA may require labeling that includes precautions or contra-indications with respect to conditions of use, or may grant approval subject to the performance of costly post-marketing clinical trials. In addition, the FDA may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Additionally, if the results of any clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our product candidates, we may:

•	be delayed or fail in obtaining marketing approval for our product candidates;

•	obtain approval for indications or patient populations that are not as broad as we intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to changes in the way the products are administered;

•	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•	have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a modified REMS;

•	be sued and held liable for harm caused to patients; or

•	experience damage to our reputation.

We may find it difficult to enroll or maintain patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

Identifying and qualifying patients to participate in any clinical trials of our product candidates is critical to our success. The timing of any clinical trials depends on our ability to recruit patients and to complete required follow-up periods. If patients are unwilling to participate in our clinical trials due to negative publicity from adverse events, competitive clinical trials for similar patient populations, or for other reasons, the timeline for recruiting patients, conducting trials and potentially obtaining regulatory approval may be delayed. We may also experience delays if patients withdraw from a clinical trial or do not complete the required monitoring period. These delays could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or termination of clinical trials altogether.

Patient enrollment is affected by many factors, including:

•	the size and nature of the patient population;

•	the proximity of patients to clinical sites;

•	the eligibility and exclusion criteria for the trial;

•	the design of the clinical trial;

•	competing clinical trials;

•	the risk that enrolled patients will not complete a clinical trial;

•	ability to monitor patients adequately during and after treatment;

•

potential disruptions caused by the continuing COVID-19 pandemic, including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented and other factors;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience; and

•	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate in relation to other available products.

The conditions for which we currently plan to evaluate our product candidates are common, but the eligibility criteria of our clinical trials limit the pool of available trial participants. For example, we experienced a delay in the enrollment of our now completed SEMDEXA Phase 3 clinical trial in sciatica due to the selective eligibility criteria in place to reduce the placebo effect and the impacts of COVID-19, and may experience similar issues with enrollment of our other planned clinical trials.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to it, because some patients who have opted to enroll in our trials may instead opt to enroll in a trial being conducted by a competitor. We may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites.

The incidence and prevalence for target patient populations of our product candidates are based on estimates and third-party sources. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, we make estimates regarding the incidence and prevalence of target patient populations of our product candidates based on various third-party sources and internally generated analyses and use such estimates in making decisions regarding our product development strategy, including acquiring or in-licensing product candidates and determining indications on which to focus in preclinical studies or clinical trials.

These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunities will depend on, among other things, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates, or new patients may become increasingly difficult to identify or gain access to, all of which may significantly harm our business, financial condition, results of operations and prospects.

We face significant competition and our competitors may discover, develop or commercialize products faster or more successfully than us.

The biotechnology and pharmaceutical industries are characterized by intense competition and rapid technological advances. In addition, the competition in the pain management market, and other relevant markets, is intense. ZTlido and our product candidate, SP-103, face and will likely face competition from other prescription patches, generic topical lidocaine patches, and over-the-counter (“OTC”) lidocaine patches, including Lidoderm® (a branded, prescription 5% lidocaine patch product) (“Lidoderm”), generic lidocaine patches manufactured by Mylan N.V., Teva Pharmaceutical Industries Limited (“Teva”) and Par Pharmaceutical, Inc., and various OTC patches. Additionally, SP-103, if approved, will likely compete with various opioid pain medications, nonsteroidal anti-inflammatory drugs (“NSAIDs”), muscle relaxants, antidepressants and anticonvulsants particularly as we seek approval for the treatment of acute pain.

SEMDEXA, if approved, has the potential to become the first FDA-approved epidural steroid product for the treatment of sciatica. While there are currently no FDA approved epidural steroid injections indicated for the treatment of sciatica, we are aware of certain non-steroid product candidates in development. SEMDEXA, if approved, also will compete with various opioid pain medications, NSAIDs, muscle relaxants, antidepressants, anticonvulsants and surgical procedures. Procedures may include nerve blocks and transcutaneous electrical nerve stimulations. We may also face indirect competition from the off-label and unapproved use of branded and generic injectable steroids.

While there are currently no formulations containing naltrexone in clinical development for the treatment of fibromyalgia, we are aware of certain non-opioid therapeutics currently in a late-stage phase 3 pipeline containing two 505(b)(2) development programs. Our product candidate, SP-104, will likely face direct competition from these candidates.

We expect that the market will become increasingly competitive in the future. Many of our competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in developing product candidates and technologies, undertaking preclinical studies and clinical trials, obtaining FDA and other regulatory approvals of product candidates, formulating and manufacturing product candidates, and launching, marketing and selling product candidates.

Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies or generic or biosimilar pharmaceutical manufacturers may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our commercial opportunity could be reduced or eliminated if our competitors succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we are currently developing or that we may develop. If approved, our product candidates will face competition from commercially available drugs as well as drugs that are in the development pipelines of our competitors and later enter the market.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business, financial condition and results of operations.

*The third-party payor coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain coverage and adequate reimbursement for ZTlido, GLOPERBA, ELYXYB or our product candidates, if approved, could decrease our ability to generate product revenue.

There is significant uncertainty related to the third-party coverage and reimbursement of existing and newly approved products. Market acceptance and sales of ZTlido, GLOPERBA, ELYXYB and our product candidates, if approved, in domestic markets will depend significantly on the availability of coverage and adequacy of reimbursement from third-party payors, including government programs (such as Medicare and Medicaid) and private payor healthcare and insurance programs. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Coverage and reimbursement for ZTlido can differ significantly from payor to payor, and we may not be able to maintain adequate coverage and reimbursement in the future.

Further, obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be obtained or applied consistently. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. Additionally, coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Assuming that coverage is obtained for a given product, the resulting reimbursement rates might not be adequate or may require co-payments or co-insurance that patients find unacceptably high. Patients, physicians, and other healthcare providers may be less likely to prescribe, dispense or use, as applicable, any approved product unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

The market for our products will depend significantly on access to third-party payors’ drug formularies for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded product in their formularies or otherwise restrict patient access to a branded product when a less costly generic equivalent or other alternative is available.

In addition, even if we obtain adequate levels of reimbursement, third-party payors carefully review and increasingly question the coverage of, and challenge the prices charged for, products. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Increasingly, third-party payors are requiring that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices for products. We cannot be sure that coverage and reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, what the level of reimbursement will be. If coverage and reimbursement of our product candidates are unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability. Furthermore, the requirements governing medical product pricing vary widely from country to country. In some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.

Our product candidate SEMDEXA is expected to be a physician-administered injectable viscous gel and as such, separate reimbursement for the product itself may not be available. Instead, if SEMDEXA receives regulatory approval, the administering physician may be reimbursed only for providing the treatment or procedure in which

SEMDEXA is used. To the extent separate coverage and reimbursement should become available for SEMDEXA, we anticipate that it will be sold to physicians on a “buy and bill” basis. Buy and bill products must be purchased by healthcare providers before they can be administered to patients. Healthcare providers subsequently must seek reimbursement for the product from the applicable third-party payor, such as Medicare or a health insurance company. Healthcare providers may be reluctant to administer our product candidates, if approved, because they would have to fund the purchase of the product and then seek reimbursement, which may be lower than their purchase price, or because they do not want the additional administrative burden required to obtain reimbursement for the product.

Further, the codes used by providers to bill for SEMDEXA, if approved, could also affect reimbursement. J-Codes are codes maintained by the Centers for Medicare and Medicaid Services (“CMS”), which are a component of the Healthcare Common Procedure Coding System and are typically used to report injectable drugs that ordinarily cannot be self-administered. We do not have a specific J-Code for any of our product candidates. If our product candidates are approved, we may apply for one but cannot guarantee that a J-Code will be granted. To the extent separate coverage or reimbursement is available for any product candidate, if approved, and a specific J-Code is not available, physicians would need to use a non-specific miscellaneous J-Code to bill third-party payors for these physician-administered drugs. Because miscellaneous J-Codes may be used for a wide variety of products, health plans may have more difficulties determining the actual product used and billed for the patient. These claims must often be submitted with additional information and manually processed, which can create delays in claims processing times as well as increasing the likelihood for claim denials and claim errors.

*Because we have multiple programs and product candidates in our development pipeline and are pursuing a variety of target indications and treatment approaches, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on development opportunities or product candidates that may be more profitable or for which there is a greater likelihood of success.

Apart from our FDA-approved products, ZTlido, GLOPERBA and ELYXYB, we currently have several product candidates that are at various stages of development. We have limited financial and management resources. As a result, we may forego or delay pursuit of opportunities with potential target indications or product candidates that later prove to have greater commercial potential than our current and planned development programs and product candidates.

We strive to progress product candidates that can address unmet or underserved medical needs and favor those candidates with large market opportunities. However, our resource allocation decisions may cause us to fail to capitalize on viable commercial product candidates or profitable market opportunities. Our spending on current and future research and development programs and other future product candidates for specific indications may not yield any commercially viable future product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may be required to relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.

Additionally, we may pursue additional in-licenses or acquisitions of product candidates or programs, which entails additional risk to us. Identifying, selecting and acquiring promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a successful product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved products, we may spend material amounts of our capital and other resources evaluating, acquiring and developing products that ultimately do not provide a return on our investment.

Drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive, difficult to design and implement, and can take many years to complete, in part because it is subject to rigorous regulatory requirements. The FDA or other regulatory authorities may not agree with the proposed analysis plans or trial design for the clinical trials of our product candidates. They may also not agree with the scope of our proposed investigational plan. In addition, the outcome of our clinical trials is risky and uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. It is not uncommon for companies in the pharmaceutical industry to suffer significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be successful.

This product candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early and late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes carry the risk that they will not achieve their intended objectives.

A Phase 3 trial was completed for SEMDEXA for the treatment of sciatica, a Phase 2 trial commenced in the second quarter of 2022 for SP-103, and multiple Phase 1 trials were completed in the first half of 2022 for SP-104. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of such clinical trials in a way that leads to our obtaining marketing approval for our product candidates in a timely manner, or at all. Our clinical trials may produce negative or inconclusive results, and, in the future, we may decide, or regulators may require us, to conduct additional clinical trials and preclinical studies in addition to those we have planned.

In March 2022, we announced final results from our Phase 3 trial for SEMDEXA, which results reflect achievement of primary and secondary endpoints, and we intend to use the results to support an NDA submission seeking approval for the treatment of sciatica. However, the FDA may disagree with our assumptions and require us to conduct an additional Phase 3 trial before submitting an NDA. Our failure to adequately demonstrate the safety and effectiveness of our product candidates would prevent receipt of regulatory clearance or approval and, ultimately, the commercialization of that product or indication for use.

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim “top-line” or preliminary data from our clinical trials, which are based on a preliminary analysis of then-available data. Preliminary or interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or interim data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. In some instances, there can be significant variability in safety or efficacy results between different clinical trials or clinical trial sites for the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial procedures and the rate of dropout among clinical trial participants. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business, financial condition and results of operations.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. Data disclosures must be carefully managed to conform to limitations on preapproval promotion and laws related to clinical trial registration and posting of results. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and stockholders may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product, product candidate or our business. If the “top-line” data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition and results of operations.

Our clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of product candidates that we may identify and pursue for their intended uses, which would prevent, delay or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex and expensive non-clinical studies, pre-clinical studies and clinical trials that the applicable product candidate is both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical development process. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

We cannot be certain that our current clinical trials or any other future clinical trials will be successful. Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations. In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA or comparable non-U.S. regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or comparable non-U.S. regulatory authorities for support of a marketing approval, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates. Even if regulatory approval is secured for a product candidate, the terms of such approval may limit the scope and use of the specific product candidate, which may also limit its commercial potential.

Even if we obtain FDA approval for any of our product candidates in the United States, we may never obtain approval for or commercialize any of them in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. In cases where data from United States clinical trials are intended to serve as the basis for marketing approval in the foreign countries, the standards for clinical trials and approval may be different.

Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials, which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be impeded.

Our business may suffer reputational harm due to failures of our product candidates.

The failure of any of our product candidates could have a lasting negative impact on our reputation, which could, in turn, impact our ability to successfully enter into future licensing arrangements or other transactions with potential counterparties, raise future capital or attract key personnel to join us. As a result, our business and prospects would be materially harmed and our results of operations and financial condition would likely suffer materially.

*ZTlido, GLOPERBA and ELYXYB may have undesirable properties that could result in significant negative consequences, and our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval.

As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with ZTlido, GLOPERBA, ELYXYB and our product candidates. In the event that ZTlido, GLOPERBA or ELYXYB is identified to have undesirable side effects, a number of potentially significant negative consequences could occur. Regulatory authorities may withdraw their approval of the product or seize the product. Restrictions may be imposed on the manufacturing or marketing of ZTlido, GLOPERBA or ELYXYB or any component thereof, including the imposition of a REMS plan that may require creation of a Medication Guide outlining the risks of such side effects for distribution to patients, as well as elements to assure safe use of the product, such as a patient registry and training and certification of prescribers. Any of these events could damage our reputation and prevent us from achieving or maintaining market acceptance of ZTlido, GLOPERBA or ELYXYB.

In the clinical trials we conduct with our product candidates, patients may experience changes in their health, including illnesses, injuries, discomforts or a fatal outcome. Often, it is not possible to determine whether the product candidate being studied caused or was associated with these conditions. In addition, it is possible that as we test our clinical products in larger, longer and more extensive clinical programs, or as use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier clinical trials, as well as conditions that did not occur or went undetected in previous clinical trials, will be reported by subjects. Many times, side effects are only detectable after investigational products are tested in large-scale, Phase 3 clinical trial.

In the event that our product candidates reveal an unacceptable severity and prevalence of these or other side effects, the clinical trials could be suspended or terminated and the FDA could order us to cease further development of or deny approval of our product candidates, for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and results of operations significantly.

*ZTlido, GLOPERBA, ELYXYB and our product candidates are complex and difficult to manufacture. We could experience delays in satisfying regulatory authorities or manufacturing problems that result in delays in our development or commercialization programs, limit the supply of our product candidates, or otherwise harm our business.

We currently depend on contract manufacturers to conduct the manufacturing and supply activities for ZTlido, GLOPERBA, ELYXYB and our product candidates. Manufacturing these product candidates require facilities specifically designed for and validated for this purpose and sophisticated quality assurance and quality control procedures are necessary. Several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.

If contaminations are discovered in our supply of ZTlido, GLOPERBA, ELYXYB or our product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We may not be successful in securing additional sources at all or on a timely basis, which could materially harm our development timelines. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to begin new clinical trials at additional expense or terminate clinical trials completely.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMP, lot consistency and timely availability of raw materials. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay clinical trials or product launches, which could be costly to us and otherwise harm our business, financial condition and results of operations.

Furthermore, our manufacturers may encounter problems hiring and retaining the experienced scientific, quality assurance, quality-control and manufacturing personnel needed to operate our complex manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. Any problems in our manufacturing process or facilities could make us a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit our access to additional attractive development programs. Problems in our manufacturing process could restrict our ability to meet potential future market demand for products, which could harm our business, financial condition and results of operations.

Risks Related to our Business and Operations

*If we are unable to retain our key executives, it may delay our development efforts and harm our business, financial condition and results of operations.

Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate key executives to accomplish our business objectives, we may experience constraints that will significantly impede our ability to raise additional capital and our ability to implement our overall business strategy. In particular, we are highly dependent upon our executive officers, including Jaisim Shah, our President and Chief Executive Officer, Henry Ji, Ph.D., our Executive Chairperson, and Elizabeth Czerepak, our Executive Vice President, Chief Financial Officer and Chief Business Officer. The loss of services of these executive officers could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials and the successful commercialization of ZTlido, GLOPERBA and ELYXYB. We do not carry “key person” insurance on any of our executive officers or other employees.

Competition for key executives in the biotechnology and pharmaceuticals field is intense, due to the limited number of individuals who possess the skills and experience required by our industry. Many of the pharmaceutical companies against which we compete for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to qualified candidates than what we have to offer. In addition, regulation or legislation impacting the workforce, such as the proposed rule published by the Federal Trade Commission which would, if issued, generally prevent employers from entering into non-compete agreements with employees and require employers to rescind existing non-compete agreements, may lead to increased uncertainty in hiring and competition for talent. Further, we may experience employee turnover as a result of the ongoing “great resignation” occurring throughout the U.S. economy, which has impacted job market dynamics. New hires require training and take time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. Moreover, we conduct our operations in the San Francisco Bay Area, a region that is home to many other biopharmaceutical companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. As such, we could have difficulty attracting and retaining experienced executives and may be required to expend significant financial resources in our recruitment and retention efforts.

*We may need to increase the size of our company and may not effectively manage our growth.

As of June 30, 2023, we had approximately 100 full-time employees. We may need to continue to expand our managerial, operational, sales and marketing, finance and other resources in order to manage our operations, clinical trials, research and development activities, regulatory filings, manufacturing and supply activities, and any marketing and commercialization activities, including co-promotion activities. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

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managing our internal development efforts effectively, including the clinical, FDA and internal regulatory review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, if any, which may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition and results of operations.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

Although we endeavor to obtain appropriate insurance coverage for insurable risks that we identify, we do not carry insurance for all categories of risk that our business may encounter.

Insurance coverage is becoming increasingly expensive. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. We may not be able to maintain insurance coverage at a reasonable cost, or in sufficient amounts to protect us against losses due to liability. While we maintain property, casualty and general liability coverage, we do not carry specific biological or hazardous waste insurance coverage and our insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

We do not know if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition and results of operations.

*If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

Manufacturing and marketing of ZTlido, GLOPERBA and ELYXYB and clinical testing of our product candidates may expose us to individual product liability claims, class action lawsuits or actions, and other individual or mass tort claims. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. In addition, physicians may misuse our products with their patients if they are not adequately trained, potentially leading to injury and increased risk of product liability. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of risks inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates, if approved. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	loss of revenue from product sales;

•	decreased demand for our product candidates or products that we develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	restrictions on labeling, the marketing or manufacturing of the product, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients; and

•	the inability to commercialize our product candidates.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of any products we develop. We currently carry product liability insurance covering use in our clinical trials in the amount of $10.0 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.

Any disruption in our research and development facilities could adversely affect our business, financial condition and results of operations.

Our principal executive offices are in the San Francisco Bay Area, California. Our facilities may be affected by natural or man-made disasters. Earthquakes are of particular significance since our facilities are located in an earthquake-prone area. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fires, floods and similar events. If our facilities are affected by a natural or man-made disaster, we may be forced to curtail our operations and/or rely on third-parties to perform some or all of our research and development activities. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. In the future, we may choose to expand our operations in either our existing facilities or in new facilities. If we expand our worldwide manufacturing locations, there can be no assurance that this expansion will occur without implementation difficulties, or at all.

*We may seek to grow our business through acquisitions and may fail to realize the anticipated benefits of any acquisition, and acquisitions can be costly and dilutive.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures, technologies and market pressures. Accordingly, from time to time we may expand our business and intellectual property portfolio through the acquisition of new businesses and technologies. We cannot assure that we will achieve anticipated benefits from any acquisition to justify the transaction.

Competition within our industry for acquisitions of businesses, technologies and assets may become intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs.

The success of any acquisition depends on, among other things, our ability to combine our business with an acquired business in a manner that does not materially disrupt existing relationships and that allows us to achieve development and operational synergies. If we are unable to achieve these objectives, the anticipated benefits of an acquisition may not be realized fully, or at all, or may take longer to realize than expected. If we are obligated to make any milestone payments in connection with an acquisition or licensing agreement, such obligations could impose substantial additional costs on us and divert resources from other aspects of our business. In addition, if we undertake such a transaction, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses or acquire intangible assets that could result in significant future amortization expenses. As a result, an acquisition may not be accretive to our stock value or development pipeline in the near or long term.

We expect to incur higher development and regulatory costs, and additional costs integrating the operations and personnel of any companies we acquire, which cannot be estimated accurately at this time. If the total costs of the integration of our companies and advancement of acquired product candidates and technologies exceed the anticipated benefits of the acquisition, our business, financial condition and results of operations could be adversely affected.

International components of our business expose us to business, legal, regulatory, political, operational, financial and economic risks associated with conducting business outside of the United States.

We currently collaborate with international manufacturing partners and may potentially expand our business internationally in the future. The purchase and shipment of components from international sources subjects us to U.S. and foreign governmental trade, import and export, and customs regulations and laws.

Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as export controls laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting.

Conducting business internationally involves a number of risks, including:

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multiple, sometimes conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, anti-bribery and anti-corruption laws, regulatory requirements and other governmental approvals, permits and licenses;

•

difficulties in enforcing our intellectual property rights and in defending against third-party threats and intellectual property enforcement actions against us, our distributors or any of our third-party suppliers;

•	failure by us or our distributors to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidates, if approved, in various countries;

•	difficulties in managing foreign operations;

•	cost and availability of shipping and other means of product transportation;

•	foreign currency exchange rate fluctuations;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

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failure to comply with the FCPA, including its books and records provisions and its anti-bribery provisions, and similar anti-bribery and anti-corruption laws in other jurisdictions, for example by failing to maintain accurate information and control over sales or distributors’ activities.

Any of these risks, if encountered, could significantly harm our future international expansion and operations and, consequently, negatively impact our business, financial condition and results of operations.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our research, product candidates, investigational medicines and the diseases our product candidates and investigational medicines are being developed to treat. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear. This evolution creates uncertainty and risk of non-compliance with regulations applicable to our business, resulting in potential regulatory actions against us. For example, patients may use social media channels to comment on their experience in an ongoing blinded clinical study or to report an alleged adverse event. When such disclosures occur, there is a risk that we may fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidates. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. Furthermore, our employees, affiliates and/or business partners may use social media for their personal use, and their activities on social media or in other forums could result in adverse publicity for us. Any negative publicity as a result of social media posts, whether or not such claims are accurate, could adversely impact us. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions, or incur other harm to our business, financial condition and results of operations.

*Our business and operations would suffer in the event of a system failure.

While we have implemented and maintain security measures, our computer systems and those of our CROs and other contractors and consultants are vulnerable to computer viruses, unauthorized access, cybersecurity attacks, and other security incidents, including as perpetrated by hackers, or as the result of natural disasters, terrorism, war, or telecommunications or electrical failures. While we have not experienced any such system failure or a security breach to date, if such an event were to occur, it could result in a material disruption of our product development programs or a loss of our trade secrets or other proprietary information. For example, the loss of clinical trial data from completed, ongoing, or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce such data. To the extent that any disruption or security breach were to result in the loss of or damage to our data or applications, or the unauthorized disclosure of confidential or proprietary information, including personal data, we could incur material legal liability or be the subject of legal claims, suffer damage to our reputation, lose or harm our intellectual property rights, and delay the continued research, development and commercial efforts of ZTlido, GLOPERBA, ELYXYB and our product candidates, if approved. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of cybersecurity matters or some other matter, that claim could have a material adverse effect on our business, financial condition, and results of operations.

Further, a security incident or privacy violation that leads to the unauthorized acquisition, interruption, modification, loss, theft, corruption, interference, or other unauthorized disclosure of, or prevents access to, personal data, including patient data or other protected health information, could harm our reputation, compel us to comply with federal or state breach notification laws and foreign equivalents, subject us to mandatory corrective action, require us to verify the correctness of database contents, and otherwise subject us to liability under laws and regulations that protect personal data, resulting in increased costs or loss of revenue. Our ability to effectively manage and maintain our internal business information, and to ship products to customers and invoice them on a timely basis, depends significantly on our enterprise resource planning system and other information systems. Portions of our information technology systems may experience interruptions, delays, or cessations of service or produce errors in connection with ongoing systems implementation work. Cybersecurity attacks in particular are continually evolving and include, but are not limited to, malicious software, ransomware, attempts to gain unauthorized access to data under our custody or control, and other electronic security breaches that could lead to disruptions in systems, misappropriation of confidential or otherwise protected information, and corruption of data. If we are unable to prevent such cybersecurity attacks or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, we may suffer loss of reputation, we may be the subject of governmental investigations, legal claims, or litigation, or we may incur financial loss or other regulatory penalties, each of which may not be covered by our insurance. In addition, these breaches and other unauthorized access to our systems can be difficult to detect, and any delay in identifying any such event may lead to increased harm of the type described above.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and results of operations.

As widely reported, global credit and financial markets have experienced volatility and disruptions in the past several years and especially in 2020 and 2021 due to the impacts of the COVID-19 pandemic, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. For example, an overall decrease in or loss of insurance coverage among individuals in the United States as a result of unemployment, underemployment or the repeal of certain provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2020 (the “ACA”), may decrease the demand for healthcare services and pharmaceuticals. If fewer patients seek medical care because they do not have insurance coverage, we may experience difficulties in any eventual commercialization of our product candidates and our business, results of operations, financial condition and cash flows could be adversely affected.

There can be no assurances that further deterioration in credit and financial markets and confidence in economic conditions will not occur. In addition, the closure of any additional national or regional commercial banks could lead to further economic instability. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and price of our Common Stock, and could require us to delay or abandon clinical development plans.

Our ability to effectively monitor and respond to the rapid and ongoing developments and expectations relating to the environmental, social and governance matters, including related social expectations and concerns, may impose unexpected costs or results in reputational or other harm that could have a material adverse effect on our business.

There is an increasing focus from certain investors, employees, regulators, listing exchanges and other stakeholders concerning corporate responsibility and sustainability matters, specifically related to environmental, social and governance (“ESG”) factors. Some investors and investor advocacy groups may use these factors to guide investment strategies and, in some cases, investors may choose not to invest in us if they believe our policies relating to corporate responsibility are inadequate. Third-party providers of corporate responsibility ratings and reports on companies have increased to meet growing investor demand for measurement of corporate responsibility performance, and a variety of organizations currently measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. Investors, particularly institutional investors, use these ratings to benchmark companies against their peers, and major institutional investors have publicly emphasized the importance of ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, companies’ efforts and impacts on climate change and human rights, ethics and compliance with law, diversity and the role of companies’ board of directors in supervising various sustainability issues. In light of investors’ increased focus on ESG matters, if we are perceived as lagging with respect to ESG initiatives, these investors may engage with us to improve ESG disclosures or performance and may also make voting decisions, or take other actions, to hold us and our Board accountable.

In addition, there are rapid and ongoing developments and changing expectations relating to ESG matters, and the criteria by which our corporate responsibility practices are assessed may change, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to adequately recognize and respond to such developments and governmental, societal, investor and consumer expectations relating to such ESG matters, we may miss corporate opportunities, become subject to additional scrutiny or incur unexpected costs. We may face risk of litigation or reputational damage in the event that our corporate responsibility procedures or standards do not meet the standards set by various constituencies.

We may also face reputational damage if we are unable to achieve an acceptable ESG or sustainability rating from third-party rating services. A low ESG or sustainability rating by a third-party rating service could also result in the exclusion of our Common Stock from consideration by certain investors who may elect to invest with our competitors instead. Ongoing focus on corporate responsibility matters by investors and other parties as described above may impose additional costs or expose us to new risks. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, financial condition or results of operations, including the sustainability of our business over time, and could cause the market value of our Common Stock to decline.

Further, our emphasis on ESG issues may not maximize short-term financial results and may yield financial results that conflict with the market’s expectations. We may in the future make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our ESG goals, which we believe will improve our financial results over the long-term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our business, financial condition and results of operations could be harmed.

Risks Related to our Intellectual Property

We are substantially dependent on the intellectual property we in-license from Oishi and Itochu, and if we lose the right to license such intellectual property or if the Product Development Agreement is terminated for any reason, our ability to commercialize ZTlido and develop and commercialize SP-103 would be harmed.

Our business is substantially dependent upon the intellectual property licensed from Oishi and Itochu. Pursuant to the Product Development Agreement, we have been granted an exclusive, worldwide license (except with respect to Japan) under current and future intellectual property rights relating to ZTlido and SP-103 lidocaine tape products and the lidocaine in such products, including, among other things: (1) any patent applications, continuation applications, any issued or issuing patents, as well as any foreign patent applications, (2) all know-how, work product, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether patentable or not, (3) copyrightable works, copyrights and applications, registrations and renewals, (4) logos, trademarks, service marks, and all applications and registrations relating thereto, (5) other proprietary rights, (6) abbreviated new drug applications or other applications to market, and (7) any regulatory exclusivities or supplemental protection certificates. Our ability to commercialize ZTlido and develop SP-103 depends on the effectiveness and continuation of the Product Development Agreement. If we lose the right to license the intellectual property rights granted by the Product Development Agreement, our ability to develop ZTlido and SP-103 as well as new product candidates based on the licensed intellectual property would be harmed.

The Product Development Agreement imposes various development, regulatory and/or commercial diligence obligations, payments and other obligations. Oishi and Itochu have the right to terminate the Product Development Agreement under certain circumstances, including, among other things: (1) if we are in material breach of the agreement and the breach is not curable or if the breach is curable and we fail to cure such material breach within 180 days after notice requesting to cure; (2) if, at any time during the term of the Product Development Agreement, the market conditions are such that (a) our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, or (b) the economic viability of ZTlido and SP-103 is affected significantly as evidenced by documentation and substantial information by any external circumstances deemed detrimental to all parties as agreed to by us, on the one hand, and Oishi and Itochu, on the other hand, and the parties are unable to resolve the concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; and (3) in the event of our bankruptcy or assignment for the benefit of creditors. As of June 30, 2023, Scilex’s net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of June 30, 2023, neither Oishi nor Itochu has exercised its right of termination. If the Product Development Agreement is terminated for certain reasons, such as our material breach of the agreement, our bankruptcy, or lack of economic viability, we will be required to transfer all licensed intellectual property rights, including those relating to ZTlido and SP-103, to Oishi and Itochu or their designee, at our own cost and expense. The loss of such licenses could materially harm our business, financial condition and results of operations.

*We are party to the Romeg Agreement for the in-licensing of certain intellectual property rights from Romeg with respect to the commercialization of GLOPERBA, and if we lose the right to license such intellectual property or if the Romeg Agreement is terminated for any reason, our ability to commercialize GLOPERBA would be harmed.

On June 14, 2022, we entered into the Romeg Agreement for the in-licensing of certain intellectual property rights from Romeg with respect to the commercialization of GLOPERBA. Pursuant to the Romeg Agreement, we have been granted (1) the right to manufacture, promote, market, distribute and sell pharmaceutical products comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans in the United States and (2) an exclusive, transferable license to use the trademark “GLOPERBA.” Under the Romeg Agreement, among other things, Romeg granted us (1) a transferable license, with the right to sublicense, under the patents and know-how specified therein to (a) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product”) in the United States (including its territories) (the “Territory”), (b) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (together with the Initial Licensed Product, the “Licensed Products”) and commercialize any such products and (c) manufacture Licensed Products anywhere in the world, solely for commercialization in the Territory; and (2) an exclusive, transferable license, with right to sublicense, to use the trademark “GLOPERBA” and logos, designs, translations, and modifications thereof in connection with the commercialization of the Initial Licensed Product solely in the Territory. The license to know-how is exclusive for purposes of developing and commercializing Licensed Products in the Territory during the royalty term, but is otherwise non-exclusive. The license to patents is exclusive for purposes of developing and commercializing Licensed Products in the Territory until July 1, 2027 and, thereafter, is co-exclusive with Granules Pharmaceuticals, Inc. for the royalty term for such purposes. The royalty term begins on the date of the agreement and ends on the later of (i) expiration of the last-to-expire of the patents that covers the manufacture or commercialization of the Licensed Products in the Territory or (ii) the tenth anniversary of the date of the Romeg Agreement. Our ability to commercialize GLOPERBA and develop Licensed Products depends on the effectiveness and continuation of the Romeg Agreement. If we lose the right to license the intellectual property rights granted by the Romeg Agreement, our ability to develop GLOPERBA as well as new product candidates based on the licensed intellectual property would be harmed.

The Romeg Agreement imposes various development, regulatory and/or commercial diligence obligations, payments and other obligations. Romeg has the right to terminate the Romeg Agreement under certain circumstances, including, among other things: (a) in the event we are in material breach of the Romeg Agreement, unless we have cured any such breach within 60 days after any notice thereof was provided; (b) upon notice to us, if we fail to timely pay any milestone payment, percentage royalties or minimum quarterly royalties or fail to timely deliver the requisite quarterly report, which termination will be effective 30 days after the date of such notice, unless we have made such payment in full or delivered such quarterly report within such 30 day period; (c) immediately, if we challenge the licensed patents under any court action or proceeding or before any patent office or assist any third party to conduct any of these activities; (d) by written notice to us if sales of Licensed Products do not commence or continue within specified periods agreed to by the parties; or (e) in the event of our bankruptcy or assignment for the benefit of creditors. If the Romeg Agreement is terminated for certain reasons, such as our material breach of the agreement, our bankruptcy, or our failure to timely pay milestone payments, we will be required upon Romeg’s request to transfer all licensed intellectual property rights, including those relating to GLOPERBA and the Licensed Products, to Romeg or its designee, within thirty days after the termination of the Romeg Agreement at a price to be agreed upon by the parties. The loss of such licenses could materially harm our business, financial condition and results of operations.

*Potential disputes over intellectual property rights that we have licensed may prevent or impair our ability to maintain our current licensing arrangements on acceptable terms.

Licensing of intellectual property rights is of high importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property rights subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	our financial or other obligations under the license agreement;

•	whether and the extent to which our technology and processes infringe on intellectual property rights of the licensor that are not subject to the licensing agreement;

•	our right to sublicense intellectual property rights to third parties under collaborative development relationships;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

If disputes over intellectual property rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, our business, financial condition and results of operations may be adversely affected. We may enter into additional licenses in the future and if we fail to comply with obligations under those agreements, we could suffer adverse consequences.

Furthermore, if our licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical or competitive to ours and we may be required to cease our development and commercialization of certain of our product candidates, if approved. Moreover, if disputes over intellectual property that we license prevent or impair our ability to maintain other licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

*If we are unable to maintain patent protection for ZTlido, GLOPERBA, ELYXYB and our product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trademarks, trade secret protection, and confidentiality agreements to protect the intellectual property related to ZTlido, GLOPERBA, ELYXYB and our product candidates. Our success depends in part on our ability to obtain and maintain patent protection in the United States for GLOPERBA, the United States and Canada for ELYXYB, and in the United States and other countries with respect to ZTlido and our product candidates. We seek to protect our proprietary position by filing and/or in-licensing patent applications in the United

States and abroad related to our development programs and product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

The patents and patent applications that we own or in-license may fail to result in issued patents with claims that protect ZTlido, GLOPERBA, ELYXYB and our product candidates in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application, or be used to invalidate a patent. Even if patents do successfully issue and even if such patents cover ZTlido, GLOPERBA, ELYXYB and our product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•

the U.S. Patent and Trademark Office (“PTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the non-compliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•

our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or block our ability to make, use and sell our product candidates;

•

there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;

•

countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products;

•

other parties may have designed around our claims or developed technologies that may be related or competitive to our platform, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position;

•

any successful opposition to any patents owned by or licensed to us could deprive us of rights necessary for the practice of our technologies or the successful commercialization of any products or product candidates that we may develop;

•

because patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to file any patent application related to our product candidates, proprietary technologies and their uses; and

•

an interference proceeding can be provoked by a third party or instituted by the PTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications for any application with an effective filing date before March 16, 2013.

The patent prosecution process is also expensive and time-consuming, and we and our licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we and our licensors will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

If the patent applications we hold or in-license with respect to our development programs and product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for ZTlido, GLOPERBA, ELYXYB and our product candidates, it could dissuade other companies from collaborating with us to develop product candidates, and threaten our ability to commercialize ZTlido, GLOPERBA, ELYXYB and our product candidates. Any such outcome could have a materially adverse effect on our business.

*We may not be successful in obtaining or maintaining necessary rights to product components and processes and brands for our development pipeline through acquisitions and in-licenses.

Presently we have intellectual property rights, through acquisitions and licenses from third parties, related to ZTlido, SP-103 and GLOPERBA. Because our programs for ZTlido, GLOPERBA, ELYXYB, SP-103 and SP-104 may require the use of additional proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. It may also be commercially advantageous to use trademarks held by others. We may be unable to acquire or in-license proprietary rights related to any compositions, formulations, methods of use, processes or other intellectual property rights from third parties that we identify as being necessary for our product candidates. Even if we are able to obtain a license to such proprietary rights, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Where we obtain licenses from or collaborate with third parties, we may not have the right to control the preparation, filing and prosecution of patent and trademark applications, or to maintain the patents covering technology that we license from third parties and associated trademark registrations, or such activities, if controlled by us, may require the input of such third parties. We may also require the cooperation of our licensors and collaborators to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents, trademarks and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business, in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents and trademarks, or any patents and trademark registrations that may issue from such applications. Moreover, if we do obtain necessary licenses, we will likely have obligations under those licenses, including making royalty and milestone payments, and any failure to satisfy those obligations could give our licensor the right to terminate the license. Termination of a necessary license, or expiration of licensed patents or patent applications, or loss of trademark rights, could have a material adverse impact on our business. Our business would suffer if any such licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents or trademarks against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Furthermore, if any licenses terminate, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties may gain the freedom to seek regulatory approval of, and to market, products identical to ours. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products, if any, the amounts may be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

The licensing and acquisition of third-party proprietary rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party proprietary rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. We may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the third-party may offer, on an exclusive basis, their proprietary rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us, either on reasonable terms, or at all. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment, or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights on commercially reasonable terms, our ability to commercialize our products, and our business, financial condition and results of operations could suffer.

We may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees (including former employees of our licensors), collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

*Claims that we infringe, misappropriate, or violate the intellectual property rights of third parties may give rise to costly and lengthy litigation, and we could be prevented from selling products, forced to pay damages, and defend against litigation.

Third parties may assert patent or other intellectual property infringement or misappropriation claims against us or our strategic partners, licensors or licensees with respect to ZTlido, GLOPERBA, ELYXYB and our product candidates. If ZTlido, GLOPERBA, ELYXYB or any of our product candidates, methods, processes and other technologies are alleged to infringe on or be improperly based on the proprietary rights of other parties, we could face adverse consequences.

The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. We cannot assure that any of our current or future product candidates will not infringe existing or future patents. We may not be aware of patents that have already issued that a third party might assert are infringed by one of our current or future product candidates.

There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, there may be currently pending third-party patent applications which may later result in issued patents that our product candidates or our technologies may infringe, or which such third parties claim are infringed by the use of our technologies. Parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, could involve substantial expenses and could be a substantial diversion of our valuable management and employee resources from our business.

If we collaborate with third parties in the development of technology in the future, our collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability. Further, collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. Any claims of patent infringement asserted by third parties would be time-consuming and could:

•	result in costly litigation;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•

require us to pay damages to the party whose intellectual property rights we may be found to be infringing, which may include treble damages if we are found to have been willfully infringing such intellectual property;

•	require us to pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing; and/or

•	require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all.

If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do either. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived;

•

pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our product candidates or the use of our product candidates;

•

identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims;

•	patent applications in the United States are typically not published until 18 months after the priority date; and

•	publications in the scientific literature often lag behind actual discoveries.

Furthermore, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our interpretation of the relevance or the scope of claims in a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. Further, we may incorrectly determine that our technologies, products, or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or internationally that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our products or product candidates.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours, and others may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidates and future approved products or impair our competitive position. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the PTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we were to prevail, any litigation or administrative proceeding could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit brought against us or our strategic partners or licensees, we or our strategic partners or licensees may be forced to stop or delay developing, manufacturing or selling technologies, product candidates or potential products that are claimed to infringe a third party’s intellectual property unless that party grants us or our strategic partners’ or licensees’ rights to use its intellectual property. Ultimately, we may be unable to develop some of our product candidates or may have to discontinue development of a product candidate or cease some of our business operations as a result of patent infringement claims, which could severely harm our business, financial condition and results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming and divert the time and attention of our management and key personnel. For example, on June 22, 2022, we filed a complaint against Aveva Drug Delivery Systems, Inc., Apotex Corp. and Apotex, Inc. (together, “Apotex”) in the U.S. District Court for the Southern District of Florida alleging infringement of certain Orange Book patents covering ZTlido. See the section titled “Business — Legal Proceedings” for additional information regarding such proceedings. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our business, financial condition and results of operations. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.

Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. Any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.

*If our intellectual property rights are invalidated or circumvented, our business, financial condition and results of operations will be adversely affected.

Our long-term success depends on our ability to continually discover, develop and commercialize innovative new pharmaceutical products. Without strong intellectual property protection, we would be unable to generate the returns necessary to support the enormous investments in research and development and capital as well as other expenditures required to bring new product candidates to the market and for commercialization.

Intellectual property protection varies throughout the world and is subject to change over time. In the United States, for small molecule drug products, such as ZTlido, GLOPERBA and ELYXYB, the Hatch-Waxman Act provides generic companies powerful incentives to seek to invalidate our pharmaceutical patents. As a result, we expect that our U.S. patents on major pharmaceutical products will be routinely challenged, and there can be no assurance that our patents will be upheld. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a distraction to management and other employees. We face generic manufacturer challenges to our patents outside the United States as well. In addition, competitors or other third parties may claim that our activities infringe patents or other intellectual property rights held by them. If successful, such claims could result in our being unable to market a product in a particular territory or being required to pay damages for past infringement or royalties on future sales.

*If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition and our business, financial condition and results of operations may be adversely affected.

We have registered trademarks with the PTO for the mark “ZTlido,” “SCILEX” and “RESPONSIBLE BY DESIGN,” and we have filed trademark applications for the marks “SEMNUR PHARMACEUTICALS” and “SEMDEXA” in the United States. We also have trademark registrations for ZTlido in the UK and Greece and we have a pending trademark application for ZTlido in China. In China, we are involved in an ongoing dispute regarding third-party trademarks for ZTlido filed in the name of 秦皇島恆駿商貿有限公司 (Qinhuangdao Hengjun Trading Co., Ltd.). Our trademarks or trade names may be challenged, infringed, diluted, tarnished, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, dilution or tarnishment claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources.

*Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology and pharmaceutical industries involve both technological and legal complexity. Therefore, obtaining and enforcing biotechnology and pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act (the “AIA”), which was passed in September 2011, resulted in significant changes to the U.S. patent system. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the PTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application and diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the PTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in PTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a PTO proceeding sufficient for the PTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the PTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents.

We may become involved in opposition, interference, derivation, inter partes review or other proceedings challenging our or our licensors’ patent rights, and the outcome of any proceedings are highly uncertain. An adverse determination in any such proceeding could reduce the scope of, or invalidate, our owned or in-licensed patent rights, allow third parties to commercialize ZTlido, GLOPERBA, ELYXYB and our product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, and there are other open questions under patent law that courts have yet to decisively address. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the PTO, the laws and regulations governing patents could change in unpredictable ways and could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. For example, the Biden administration recently indicated its support for a proposal at the World Trade Organization to waive patent rights with respect to COVID-19 vaccines. Any waiver of our patent or other intellectual property protection by the U.S. and other foreign governments could have a material adverse effect on our competitive position, business, financial condition and results of operations. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution, but, the complexity and uncertainty of European patent laws has also increased in recent years. For example, in Europe, a new unitary patent system took effect June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European applications have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the Unitary Patent Court (“UPC”). As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of any potential changes. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for our business.

*Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. For example, periodic maintenance fees on any issued patent are due to be paid to the PTO and other foreign patent agencies in several stages over the lifetime of the patent. The PTO and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or any of our licensors fail to maintain the patents or patent applications covering ZTlido, GLOPERBA, ELYXYB and our product candidates, our competitors may be able to enter the market, which would have an adverse effect on our business, financial condition and results of operations.

Confidentiality agreements with employees may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, or prior to seeking patent protection, we rely on trade secret protection and confidentiality agreements. To this end, we require all our employees to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements typically limit the rights of the third parties to use or disclose our confidential information. We also typically obtain agreements from these parties that provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property.

However, current or former employees may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. For example, on March 12, 2021, we filed the Former Employee Litigation, described under the section titled “Legal Proceedings” of this Quarterly Report on Form 10-Q. The need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our competitive position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business, financial condition and results of operations. Enforcing a claim that a third party obtained illegally, and is using, trade secrets and/or confidential know-how is expensive, time-consuming and unpredictable, and the enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer. Moreover, our third-party licensing partners may retain rights in some of our proprietary or joint trade secrets, know-how, patented inventions or other proprietary information, including rights to sublicense and rights of publication, which may adversely impact our ability to obtain patents and protect trade secrets, know-how or other proprietary information.

*We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Certain of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors, as well as our academic partners. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. We may also be subject to claims that patents and applications that we may file to protect inventions of our employees or consultants are rightfully owned by their former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. An inability to incorporate such technologies or features would have a material adverse effect on our business, financial condition and results of operations and may prevent us from successfully commercializing ZTlido, GLOPERBA, ELYXYB and our product candidates, if approved. Moreover, any such litigation or the threat of such litigation may adversely affect our ability to hire employees or contract with independent contractors. A loss of key personnel or their work product could hamper or prevent our ability to commercialize ZTlido, GLOPERBA, ELYXYB and our product candidates, if approved. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, individuals executing agreements with us may have preexisting or competing obligations to a third party.

*Our position as a relatively small company may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against infringement claims by third parties.

Litigation relating to the ownership and use of intellectual property is expensive, and our position as a relatively small company in an industry dominated by very large companies may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against claims that ZTlido, GLOPERBA, ELYXYB or any of our product candidates infringes or misappropriates third-party intellectual property rights. However, we may seek to use various post-grant administrative proceedings, including new procedures created under the AIA, to invalidate potentially overly-broad third-party rights. Even if we can defend our position, the cost of doing so may adversely affect our ability to grow, generate revenue or become profitable. In the course of the ongoing litigation or any future additional litigation to which we may be subject, we may not be able to protect our intellectual property at a reasonable cost, or at all. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities or otherwise affect our legal, contractual or intellectual property rights, which could have a significant adverse effect on our business, financial condition and results of operations.

*Third-party claims of intellectual property infringement may prevent or delay our drug discovery and development efforts.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including PTO administrative proceedings, such as inter partes reviews, and reexamination proceedings before the PTO or oppositions and revocations and other comparable proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that ZTlido, GLOPERBA, ELYXYB or our product candidates may give rise to claims of infringement of the patent rights of others.

Despite safe harbor provisions, third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents, of which we are currently unaware, with claims to materials, formulations, methods of doing research, methods of manufacture or methods for treatment related to the use or manufacture of ZTlido, GLOPERBA, ELYXYB or our product candidates. Because patent applications can take many years to issue, there may be currently pending unpublished patent applications which may later result in issued patents that ZTlido, GLOPERBA, ELYXYB or our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that the use of our technologies infringes these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of ZTlido, GLOPERBA, ELYXYB or any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable.

Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license, limit our uses, or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms, or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further commercialize ZTlido, GLOPERBA and ELYXYB, or develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, cease marketing ZTlido, GLOPERBA or ELYXYB, or developing our product candidates, limit our uses, pay royalties or redesign our infringing product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of ZTlido, GLOPERBA or ELYXYB or our product candidates, if approved. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further commercialize ZTlido, GLOPERBA or ELYXYB, or develop and commercialize one or more of our product candidates, which could harm our business, financial condition and results of operations significantly.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

*We may not be able to protect our intellectual property rights throughout the world.

The requirements for patentability and the patent enforcement differ in many countries. Filing, prosecuting and defending patents on ZTlido, GLOPERBA, ELYXYB and all of our product candidates throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement in some countries is not as strong as that in the United States. These products may compete with ZTlido, GLOPERBA, ELYXYB or our product candidates, if approved, in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

The ongoing conflict in Ukraine and related sanctions could significantly devalue our Ukrainian and Russian patent applications. Recent Russian decrees may significantly limit our ability to enforce Russian patents. We cannot predict when or how this situation will change.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals and methods of treatment of the human body, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

In addition, many countries have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. Furthermore, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents and limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, and inventions agreements with employees, consultants and advisors, to protect our trade secrets and other proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Despite these efforts, we cannot provide any assurances that all such agreements have been duly executed, and these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, in 2010, the FDA, as part of its Transparency Initiative, recommended steps that the FDA could take to increase transparency, including with respect to making additional information publicly available on a routine basis, which may include information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

In addition, such security measures may not provide adequate protection for our proprietary information, for example, in the case of misappropriation of a trade secret by an employee, consultant, customer or third party with authorized access. Our security measures may not prevent an employee, consultant or customer from misappropriating our trade secrets and providing them to a competitor, and any recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Competitors and other third parties could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, the criteria for protection of trade secrets can vary among different jurisdictions. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Our reliance on third parties may require us to share our trade secrets, which increases the possibility that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to help manufacture and supply our products and product candidates, and we expect to collaborate with third parties on the continuing development of future product candidates, we must, at times, share trade secrets with them. We also expect to conduct research and development programs that may require us to share trade secrets under the terms of our partnerships or agreements with CROs, research institutions and/or investigators. We seek to protect our proprietary technology in part by entering into agreements containing confidentiality and use restrictions and obligations, including, material transfer agreements, consulting agreements, confidentiality agreements or other similar agreements with our advisors, contractors, service providers and consultants prior to disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business, financial condition and results of operations.

In addition, these agreements typically restrict the ability of our advisors, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business, financial condition and results of operations.

*Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our product candidates and proprietary technologies and erode or negate any competitive advantage we may have, which could have a material adverse effect on our financial condition and results of operations. For example:

•

Others may be able to make products that are similar to ZTlido, GLOPERBA, ELYXYB or our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

•	We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•	We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions;

•	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	Our pending patent applications may not lead to issued patents;

•	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•

Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	We may not develop additional proprietary technologies that are patentable; and

•	The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition and results of operations.

It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope or requests for patent term adjustments. If we or our partners, collaborators, licensees or licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our partners, collaborators, licensees or licensors, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial condition and results of operations.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been and will continue to be the subject of litigation and new legislation. Publications in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our own patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result of these and other factors, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued that protect ZTlido, GLOPERBA, ELYXYB and our product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. If these changes were to occur, they could have a material adverse effect on our ability to generate revenue. For example, the complexity and uncertainty of European patent laws have also increased in recent years. In Europe, a new unitary patent system took effect on June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European applications have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the UPC. As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of any potential changes.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the PTO or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. The costs of defending our patents or enforcing our proprietary rights in post-issuance administrative proceedings and litigation can be substantial and the outcome can be uncertain. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize ZTlido, GLOPERBA, ELYXYB and our product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and potentially licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of ZTlido, GLOPERBA, ELYXYB or our product candidates. Generally, patents are granted a term of 20 years from the earliest claimed non-provisional filing date. In certain instances, patent term can be adjusted and increased to recapture a portion of delay incurred by the PTO in examining the patent application. The scope of patent protection may also be limited. Without patent protection for our current or future product candidates, we may be open to competition from generic versions of such products. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Risks Related to Government Regulations

The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business, financial condition and results of operations will be substantially harmed.

The time required to obtain marketing approval from the FDA for a product candidate is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities, and its outcome is inherently uncertain. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. For example, we believe that the data from our Phase 3 CLEAR trial will be sufficient to support a 505(b)(2) NDA submission for SEMDEXA. However, the FDA may disagree and may require us to conduct additional clinical studies before we are able to submit the NDA, even though we believe the data from the CLEAR trial are adequate. Our future success depends on our ability to develop, receive regulatory approval for, and introduce new products or product enhancements that will be accepted by the market in a timely manner.

The FDA can delay, limit or deny approval of a product candidate for many reasons, including:

•	it may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to such authorities’ satisfaction that a product candidate is safe and effective for its proposed indication;

•	negative or ambiguous results from our clinical trials may not meet the level of statistical significance required for approval by the FDA;

•	it may disagree with our interpretation of data from preclinical studies or clinical trials;

•

it may not agree that the data collected from clinical trials of our product candidates are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	it may disagree regarding the formulation, labeling and/or the specifications of our product candidates;

•	such authorities may decline to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the FDA regulatory approval processes and are commercialized. This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, financial condition and results of operations. In addition, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our product candidates, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Other than an NDA submitted for ZTlido in the United States, which was approved by the FDA in February 2018, we have not previously submitted an NDA to the FDA for any product candidate, and we cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if our clinical trials are successful. If we do not receive regulatory approvals for our product candidates, our business, financial condition and results of operations will be substantially harmed.

If the FDA does not conclude that certain of our product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for such product candidates under Section 505(b)(2) are not as we expect, the approval pathway for those product candidates will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.

For our product candidates SEMDEXA, SP-103 and SP-104, we may seek FDA approval through the Section 505(b)(2) regulatory pathway. The Hatch-Waxman Act added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act (the “FDCA”). Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from trials that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2) allows an NDA we submit to the FDA to rely in part on data in the public domain or the FDA’s prior conclusions regarding the safety and effectiveness of approved compounds, which could expedite the development program for our product candidates by potentially decreasing the amount of data that we would need to generate in order to obtain FDA approval. If the FDA does not agree that the Section 505(b)(2) regulatory pathway is acceptable as we anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval.

Even if FDA accepts our plan to pursue the Section 505(b)(2) regulatory pathway, we cannot assure that our product candidates will receive the requisite approvals for commercialization. In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent and market exclusivity rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation against us and mandatory delays in approval of our NDAs for up to 30 months or longer depending on the outcome of any litigation. Further, a manufacturer of an approved product may file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. FDA imposes strict requirements on such petitions in part to dissuade companies from improperly using these petitions to delay approval of competing drug products. Nonetheless, if successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to accelerated product development or earlier approval.

*Any approved product candidate will be subject to ongoing and continued regulatory review, which may result in significant expense and limit our ability to commercialize such products.

Even after a product is approved, we will remain subject to ongoing FDA and other regulatory requirements governing the manufacturing, testing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, import, export, record-keeping and reporting of safety and other post-market information. The holder of an approved NDA is obligated to monitor and report adverse events and, among other things, any failure of a distributed product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws. In addition, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed.

These requirements include submissions of safety and other post-marketing information and reports, registration and listing, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. The future discovery of previously unknown problems with a product, including adverse events of unanticipated type, severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	investigation or additional study obligations;

•	communications to prescribers or patients about specific information or issues;

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning or untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to successfully commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity. We may not be able to regain compliance, or we may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and damage to our reputation.

The FDA’s and other regulatory authorities’ policies may change, and additional laws or government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our ability to generate revenue and achieve or sustain profitability. Changes in law or government regulations may also alter the competitive landscape, potentially to our disadvantage.

Certain manufacturers in the market in which we compete distribute certain products without completing the FDA approval process. For example, we believe certain lidocaine topical patches, plaster or poultice products marketed OTC and without FDA approval, require approval and compete inappropriately with ZTlido. In December 2018, we filed a citizen’s petition asking the FDA to clarify its requirements and take enforcement action against such products. The FDA has generally held the position that requests for enforcement action via citizen petition are not allowed, which may reduce the likelihood of the FDA taking action explicitly in response to our December 2018 petition. Furthermore, we believe the labeling and marketing of certain OTC lidocaine patches products are false and deceptive, which could cause significant damages to our business and a diminution of goodwill in our intellectual property. In addition, on March 7, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law, which included statutory provisions reforming FDA’s mechanisms for regulating OTC drugs. Under the CARES Act, the FDA considers a drug to be generally recognized as safe and effective (“GRASE”) if it meets certain requirements, including items such as the active ingredient, indication for use, dosage, route of administration, and labeling set forth in the OTC monograph and related rulemakings. Historically, the FDA was required to establish, revise, and amend an OTC monograph by notice-and-comment rulemaking, which was lengthy and resource-intensive. The CARES Act replaces the rulemaking process with a final administrative order process. Administrative orders may be initiated by the FDA or at the request of a drug manufacturer or any other person. After a period for public comment on the administrative order, the FDA is able to issue a final administrative order, rather than a regulation, permitting the drug to be marketed over the counter. As this process is much more streamlined and less burdensome, this may benefit the manufacturers of lidocaine topical patches to obtain GRASE status from the FDA and thereby legally market these products over-the-counter and compete with ZTlido. The FDA recently responded to our citizen’s petition by denying it in light of the new administrative order process under the CARES Act for considering OTC drug products. In February 2021, we filed a complaint against certain manufacturers of OTC lidocaine patches to seek an award of damages and the entry of injective relief enjoining further dissemination of such false and deceptive advertisement. That litigation is currently scheduled for trial in December 2023. On June 22, 2022, we filed a complaint against Apotex alleging patent infringement of certain Orange Book patents covering ZTlido (“ZTlido Patents”). This lawsuit followed the filing by Apotex of an Amended New Drug Application (“ANDA”) under the Hatch-Waxman Act, seeking approval to market a generic version of ZTlido prior to the expiration of the ZTlido Patents and alleging that the ZTlido Patents are invalid, unenforceable and not infringed. We are seeking, among other relief, an order that the effective date of an FDA approval of Apotex’s ANDA be no earlier than the expiration of the asserted patents listed in the Orange Book, the latest of which expires on May 10, 2031. Apotex is subject to a 30-month stay preventing them from selling a generic version. The stay should expire no earlier than November 11, 2024. Trial in this patent litigation has been scheduled for June 3, 2024. See the section titled “Business – Legal Proceedings” for additional information regarding such proceedings.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. administration may impact our business and industry. Namely, recent U.S. administrations have taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications.

It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business, financial condition and results of operations may be negatively affected.

A fast track product designation, breakthrough therapy designation or other designation to facilitate product candidate development may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

A product sponsor may apply for fast track designation from the FDA if a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition. The FDA has broad discretion whether or not to grant this designation. We have received fast track designation for SEMDEXA for the treatment of sciatica and SP-103 for the treatment of acute pain. Even though SEMDEXA and SP-103 have received fast track designation, we may not experience a faster process, review or approval compared to conventional FDA procedures. A fast track designation does not expedite clinical trials, or mean that regulatory requirements are less stringent or provide assurance of ultimate marketing approval by the FDA. Instead, fast track designation provides opportunities for frequent interactions with FDA review staff, as well as eligibility for priority review, if relevant criteria are met, and rolling review of individual sections of an NDA submitted to the FDA as they become finalized. The FDA may rescind the fast track designation if it believes that the designation is no longer supported by data from our clinical development program. The FDA may also withdraw any fast track designation at any time.

A product sponsor may also apply for breakthrough therapy designation. A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life threatening disease or condition, and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in potentially less efficacious control regimens. Therapies designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe a product candidate meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to provide such designation. In any event, the receipt of a breakthrough therapy designation may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if SEMDEXA qualifies as a breakthrough therapy for sciatica, the FDA may later decide that SEMDEXA no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. We are not currently seeking breakthrough therapy designation for any of our product candidates.

If approved, our products candidates regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

The ACA includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), which created an abbreviated approval pathway under section 351(k) of the Public Health Service Act (the “PHSA”) for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, a section 351(k) application for a biosimilar or interchangeable product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar or interchangeable product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full Biologics License Application (“BLA”) for the competing product submitted under section 351(a) of the PHSA containing the competing sponsor’s own pre-clinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of the other company’s biological product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty.

Whether approval of a biological product qualifies for reference product exclusivity turns on whether FDA consider the approval a “first licensure”. Not every licensure of a biological product is considered a “first licensure” that gives rise to its own exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once licensed, will be substituted for any one of our product candidates in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. If competitors are able to obtain marketing approval for biosimilars referencing our product candidates, our product candidates may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

Changes in funding for the FDA could hinder its ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business, financial condition and results of operations.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other regulatory authorities may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business, financial condition and results of operations. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business, financial condition and results of operations.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. Increased cases associated with a COVID-19 variant led the FDA to again pause inspections, although the FDA announced in February 2022 that it would resume routine domestic surveillance inspections and that it would proceed with certain foreign surveillance inspections where country conditions permit. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions and civil or criminal penalties, private litigation or adverse publicity and could negatively affect our operating results and business.

We and our collaborators are subject to federal, state and foreign data protection laws and regulations. In the United States, such laws may include, but are not limited to, U.S. state personal data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, including Section 5 of the FTC Act, each of which govern the collection, use, disclosure and protection of health-related and other personal information.

Although we are not subject to HIPAA, as we are neither a Covered Entity nor Business Associate (as such terms are defined in HIPAA), we may have access to very sensitive data regarding patients who participate in, or whose tissue samples or other biospecimens are used in, our clinical trials. The maintenance of this data imposes upon us administrative and financial burdens and litigation risks. In addition, we may obtain health information from third parties, including research institutions from which we obtain clinical trial data that are subject to HIPAA and other privacy, data security and consumer protection laws. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly receive individually identifiable health information maintained by a Covered Entity in a manner that is not authorized by HIPAA, and we may be subject to other civil and/or criminal penalties if we obtain, use, or disclose information in a manner not permitted by other privacy and data security and consumer protection laws. Our ability to use or disclose information may be limited by the scope of an authorization signed by clinical trial subjects or the terms of the contract that we enter into with providers or other data sources.

Furthermore, U.S. states are constantly adopting new laws or amending existing laws relating to data privacy and security and consumer protection, which requires our frequent attention. For example, the CCPA creates new individual privacy rights for California consumers and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with a private right of action in connection with certain types of security incidents. The CCPA has been amended by the CPRA, which largely took effect on January 1, 2023. The CPRA also created a new state agency (the CPPA) vested with authority to implement and enforce the CCPA. New implementing regulations are expected to be introduced by the CPPA. Virginia also recently enacted a similar state privacy law, the Virginia Consumer Data Privacy Act (the “VDCPA”), and Colorado, Connecticut and Utah also have similar laws in place. New legislation enacted in various other states will continue to shape the data privacy environment nationally. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international, or other state laws, and such laws may differ from each other, which may complicate compliance efforts. The effects on our business of the CCPA, VDCPA, and other similar state privacy laws and general consumer protection authorities are potentially significant, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to so comply. Privacy laws and regulations are constantly evolving and there are a number of legislative proposals at both the state and federal levels that could impose new obligations or limitations in areas affecting our business.

The FTC also sets expectations for failing to take appropriate steps to keep consumers’ personal information secure, or failing to provide a level of security commensurate to promises made to individual about the security of their personal information (such as in a privacy notice) may constitute unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. With respect to privacy, the FTC also sets expectations that companies honor the privacy promises made to individuals about how the company handles consumers’ personal information. Any failure to honor promises, such as the statements made in a privacy policy or on a website, may also constitute unfair or deceptive acts or practices in violation of the FTC Act. While we do not intend to engage in unfair or deceptive acts or practices, the FTC has the power to enforce promises as it interprets them, and events that we cannot fully control, such as data breaches, may be result in FTC enforcement. Enforcement by the FTC under the FTC Act can result in civil penalties or enforcement actions.

International data protection laws, including the GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR imposes several data protection requirements in the EU, as well as fines for violations that can reach up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous requirements for the collection, use, storage and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information, including the right to access, correct and delete their data. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR increased our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries in the EEA. Further, the UK’s departure from the EU (Brexit) has led and could also lead to further legislative and regulatory changes and may increase our compliance costs. Presently, the processing of personal data of UK data subjects is governed by the UK GDPR, which authorizes similar fines to the EEA GDPR and potentially divergent enforcement actions for certain violations. On June 28, 2021, the European Commission adopted an adequacy decision for the UK, allowing for the relatively free exchange of personal information between the EU and the UK, however the European Commission may suspend such adequacy decision if it considers that the UK no longer provides for an adequate level of data protection. Other jurisdictions outside the EEA are similarly introducing or enhancing privacy and data security laws, rules, and regulations.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, increase our compliance costs, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We cannot guarantee that we are or will be in compliance with all applicable international regulations as they are enforced now or as they evolve. Claims that we have violated individual privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend against and could result in adverse publicity that could harm our business, financial condition, and results of operations.

Our business involves the use of hazardous materials and we and third-parties with whom we contract must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled storage, use and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and manufacturers and suppliers with whom we may contract are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. We cannot guarantee that the safety procedures utilized by third-party manufacturers and suppliers with whom we may contract will comply with the standards prescribed by laws and regulations or will eliminate the risk of accidental contamination or injury from these materials. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

Our employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to the risk of fraud, illegal activity or other misconduct by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by employees could include intentional, reckless and/or negligent conduct that fails to comply with the laws and regulations of the FDA, EU Member States, EMA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA, EMA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, comply with laws and regulations, including, but not limited to the FCPA and internal policies restricting payments to government agencies and representatives, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by employees, independent contractors, consultants, commercial partners and vendors could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by our employees, independent contractors, consultants, commercial partners and vendors, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or FDA debarment or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition and results of operations, including the imposition of significant fines or other sanctions and serious harm to our reputation.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, transparency and disclosure, or sunshine, laws, government price reporting, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Our current and future arrangements with healthcare professionals, clinical sites and clinical investigators, consultants, customers, patient organizations and third-party payors may subject us to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, our current activities with clinical study investigators and research subjects, as well as our current and future sales, marketing, patient assistance and education programs. In addition, we may be subject to physician payment transparency laws and patient privacy regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the furnishing, recommending, or arranging for an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs — a person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or special intent to violate the law in order to have committed a violation; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

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federal civil and criminal false claims laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used a false statement material to a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price, and improper promotion of off-label uses (i.e., uses not expressly approved by the FDA in a drug’s label);

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the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals and, beginning in 2022, certain other healthcare professionals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•	the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

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federal government price reporting laws, which require drug manufacturers to calculate and report complex pricing metrics to government agencies, including CMS and Department of Veterans Affairs (“VA”), where such reported prices may be used in the calculation of reimbursement and/or discounts on marketed products paid by government healthcare programs. Participation in these programs and compliance with the applicable requirements may result in potentially significant discounts on products subject to reimbursement under federal healthcare programs and increased infrastructure costs, and may potentially limit a drug manufacturer’s ability to offer certain marketplace discounts;

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the Prescription Drug Marketing Act, which restricts the manner in which manufacturers may disseminate complimentary drug samples to healthcare practitioners, requires physical and accounting controls, and establishes penalties for improper sample distribution; and

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state law equivalents of each of the above federal laws, such as licensing, anti-kickback, false claims, consumer protection and unfair competition laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing information and marketing expenditures, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

In addition, any future research and development of our product candidates outside the United States, and any future sales of our product or product candidates once commercialized outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business practices and arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to, without limitation, civil, criminal, and administrative penalties, damages, monetary fines, disgorgement, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our business, financial condition and results of operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect our business, financial condition and results of operations.

*The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If we are found to have improperly promoted off-label uses of ZTlido, GLOPERBA, ELYXYB, or our product candidates, if approved, or if we are found to have improperly engaged in pre-approval promotion prior to the approval of such product candidates, we may become subject to significant liability. Such enforcement has become more common in the industry. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as ZTlido, GLOPERBA, ELYXYB, and our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates for our proposed indications, physicians may nevertheless use our product for their patients in a manner that is inconsistent with the approved label, if the physicians believe in their professional medical judgment it could be used in such manner. However, if we are found to have promoted our product for any off-label uses, the federal government could levy civil, criminal and/or administrative penalties, and seek fines against us. The FDA, Department of Justice or other regulatory authorities could also request that we enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against us under which specified promotional conduct is monitored, changed or curtailed. If we cannot successfully manage the promotion of ZTlido, GLOPERBA, ELYXYB, or our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business, financial condition and results of operations.

*Healthcare reform measures could hinder or prevent our product candidates’ commercial success.

There have been, and we expect there will continue to be, a number of legislative and regulatory changes to health care systems in the United States and abroad that could impact our ability to sell our products profitably. The United States government and other governments have shown significant interest in pursuing healthcare reform. For example, in 2010, the ACA was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States. Healthcare reform measures like the ACA may adversely impact the pricing of healthcare products and services in the United States or internationally and the amount of reimbursement available from governmental agencies or other third-party payors.

Since its enactment, there have been ongoing efforts to modify the ACA and its implementing regulations. For example, tax legislation enacted at the end of 2017 includes provisions that, effective January 1, 2019, eliminated the tax penalty for individuals who do not maintain sufficient health insurance coverage, or the so-called “individual mandate.” It is unclear how healthcare reform measures enacted by Congress or implemented by the Biden administration or efforts, if any, to modify the ACA or its implementing regulations, or portions thereof, will impact our business. Litigation and legislation over the ACA and other healthcare reform measures are likely to continue, with unpredictable and uncertain results. Further, additional legislative changes to and regulatory changes under or related to the ACA remain possible.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of, on average, 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through May 31, 2022, due to the COVID-19 pandemic. The law provides for 1% Medicare sequestration in the second quarter of 2022 and allows the full 2% sequestration thereafter until 2030. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under government payor programs, and review the relationship between pricing and manufacturer patient programs, as addressed further in the risk factor below titled “If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs applicable to our product or product candidates, if approved, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.” While any proposed measures may require authorization through additional legislation to become effective, Congress and the Biden administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal health care programs and commercial payers will pay for healthcare products and services, which could result in reduced demand for ZTlido, GLOPERBA, ELYXYB and our product candidates, if approved, or additional pricing pressures.

Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally-mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition and results of operations. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. Furthermore, there has been increased interest by third-party payors and governmental authorities in reference pricing systems and publication of discounts and list prices. These or other reforms could reduce the ultimate demand for ZTlido, GLOPERBA, ELYXYB and our product candidates, if approved, or put pressure on our product pricing.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, ZTlido may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

*If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs applicable to our product or product candidates, if approved, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Pricing and rebate calculations vary across products and programs, are complex, and are often subject to interpretation by manufacturers, governmental or regulatory agencies and the courts. Such interpretation can change and evolve over time. In the case of Medicaid pricing data, if a manufacturer becomes aware that its reporting for a prior quarter was incorrect, or has changed as a result of recalculation of the pricing data, the manufacturer is obligated to resubmit the corrected data for up to three years after those data originally were due. Such restatements and recalculations increase costs for complying with the laws and regulations governing the Medicaid Drug Rebate Program and could result in an overage or underage in rebate liability for past quarters. Price recalculations also may affect the ceiling price at which a manufacturer is required to offer its products under the 340B program.

A failure to comply with reporting and payment obligations under the Medicaid Drug Rebate program and other governmental programs could negatively affect financial results. CMS issued a final regulation, which became effective on April 1, 2016, to implement the changes under the ACA to the Medicaid Drug Rebate Program. The final regulation has increased and will continue to increase costs and the complexity of compliance, has been and will continue to be time-consuming to implement, and could have a material adverse effect on the results of operations, particularly if CMS challenges the approach a manufacturer has taken in the implementation of the final regulation. Other regulations and coverage expansion by various governmental agencies relating to the Medicaid Drug Rebate Program may have a similar impact.

Manufacturers have obligations to report the average sales price for certain of drugs to the Medicare program as a part of the agreement to participate in the Medicaid Drug Rebate program. For calendar quarters beginning January 1, 2022, manufacturers are required to report the average sales price for certain drugs under the Medicare program regardless of whether they participate in the Medicaid Drug Rebate program. Statutory or regulatory changes or CMS guidance could affect the average sales price calculations for products and the resulting Medicare payment rate, and could negatively affect results of operations. Starting in 2023, manufacturers must pay refunds to Medicare for single source drugs or biologics, or biosimilar biological products, reimbursed under Medicare Part B and packaged in single-dose containers or single-use packages, for units of discarded drug reimbursed by Medicare Part B in excess of 10% of total allowed charges under Medicare Part B for that drug. Manufacturers that fail to pay refunds could be subject to civil monetary penalties of 125 percent of the refund amount. Congress further could enact a Medicare Part B inflation rebate, under which manufacturers would owe additional rebates if the average sales price of a drug were to increase faster than the pace of inflation.

Health Resources and Services Administration (“HRSA”) issued a final regulation regarding the calculation of the 340B ceiling price and the imposition of civil monetary penalties on manufacturers that knowingly and intentionally overcharge covered entities, which became effective on January 1, 2019. Implementation of this regulation has affected manufacturer obligations and potential liability under the 340B program. Manufacturers are also required to report the 340B ceiling prices for covered outpatient drugs to HRSA, which then publishes them to 340B covered entities. Any charge by HRSA that a manufacturer has violated the requirements of the program or the regulation could negatively affect financial results. Moreover, under a final regulation effective January 13, 2021, HRSA newly established an administrative dispute resolution (“ADR”) process for claims by covered entities that a manufacturer has engaged in overcharging, and by manufacturers that a covered entity violated the prohibitions against diversion or duplicate discounts. Such claims are to be resolved through an ADR panel of government officials rendering a decision that can be appealed to a federal court. An ADR proceeding could subject a manufacturer to onerous procedural requirements and could result in additional liability. Further, any additional future changes to the definition of average manufacturer price and the Medicaid rebate amount under the ACA or otherwise could affect our 340B ceiling price calculations and negatively affect results of operations. The U.S. Court of Appeals for the Third Circuit (the “Third Circuit”) ruled in January 2023 that, under Section 340B, manufacturers are not required to provide the discounted drugs to an unlimited number of contract pharmacies, but can impose limitations on the availability to the hospital’s own pharmacy, and one contract pharmacy. The Third Circuit also upheld the ADR rules. Two other cases are pending, one in the U.S. Court of Appeals for the Seventh Circuit and one in the U.S. Court of Appeals for the District of Columbia Circuit.

Civil monetary penalties can be applied if a manufacturer (i) is found to have knowingly submitted any false price or product information to the government, (ii) is found to have made a misrepresentation in the reporting of its average sales price, (iii) fails to submit the required price data on a timely basis, or (iv) is found to have knowingly and intentionally charged 340B covered entities more than the statutorily mandated ceiling price. CMS could also decide to terminate the Medicaid Drug Rebate Agreement, or HRSA, or to terminate the 340B program participation agreement, in which case federal payments may not be available under Medicaid or Medicare Part B for the manufacturer’s covered outpatient drugs.

In addition, manufacturers are required to provide to CMS a 70% discount on brand name prescription drugs utilized by Medicare Part D beneficiaries when those beneficiaries are in the coverage gap phase of the Part D benefit design. Congress could enact legislation that sunsets this discount program and replaces it with a new manufacturer discount program. Under either program, civil monetary penalties could be applied if a manufacturer fails to provide these discounts in the amount of 125 percent of the discount that was due. Furthermore, the Inflation Reduction Act (“IRA”), PL 117-169, seeks to limit manufacturers’ price increases for drugs reimbursed by Medicare, to not more than the rate of inflation, at least where those increases would otherwise affect payments under Medicare. Under the provisions, beginning in October 2022, if a manufacturer increases the price of a drug reimbursed under Medicare by more than the rate of inflation (as measured by the consumer price index), the manufacturer must pay rebates to the federal government, equal to the amount by which the increase exceeds the rate of inflation in the relevant period.

Congress could also enact additional changes that affect our overall rebate liability and the information we report to the government as part of price reporting calculations. The IRA also requires the U.S. Department of Health and Human Services (“HHS”) to negotiate prices for a small number of single-source brand-name drugs or biologics without generic or biosimilar competitors that are covered under Medicare Part D (starting in 2026) and Part B (starting in 2028). The number of drugs affected is limited to ten Part D drugs for 2026, another fifteen Part D drugs for 2027, another fifteen Part D and Part B drugs for 2028, and another twenty Part D and Part B drugs for 2029 and later years. The drugs for which prices are negotiated will be selected from the set of fifty drugs having the highest cost impact on Medicare. The relevant set of fifty have not yet been identified, and the drugs for which negotiations will occur in the future will be identified later by HHS. Drugs that are less than 9 years (for small-molecule drugs) or 13 years (for biological products) from their FDA approval or licensure date are excluded from the negotiation process. Small biotech drugs, defined as those which account for 1% or less of Part D or Part B spending and account for 80% or more of spending under each part on that manufacturer’s drugs, are also excluded until 2029. CMS has issued initial guidance on the implementation of the provisions.

Pursuant to applicable law, knowing provision of false information in connection with price reporting or contract-based requirements under the VA Federal Supply Schedule and/or Tricare programs can subject a manufacturer to civil monetary penalties. These programs and contract-based obligations also contain extensive disclosure and certification requirements. If a manufacturer overcharges the government in connection with its arrangements with Federal Supply Schedule or Tricare, the manufacturer may be required to refund the difference to the government. Failure to make necessary disclosures or to identify contract overcharges can result in allegations against us under the False Claims Act and other laws and regulations. Unexpected refunds to the government, and/or response to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We will need to obtain prior FDA authorization for any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business, financial condition and results of operations.

Any brand names we intend to use for our product candidates will require authorization from the FDA regardless of whether we have secured a formal trademark registration from the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product candidates. If we adopt an alternative brand name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner, or at all, which would limit our ability to successfully commercialize our product candidates.

We are subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition and results of operations.

Our operations are subject to certain anti-corruption laws, including the FCPA, and other anti-corruption laws that apply in countries where we conduct business, including performing clinical trials. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We, our commercial partners and our affiliates operate in a number of jurisdictions that pose a risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, such as trade control laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or trade control laws by U.S., European Union or other authorities could have an adverse impact on our reputation, our business, financial condition and results of operations. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or trade control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, financial condition and results of operations.

We are subject to recently enacted state laws in California that require gender and diversity quotas for boards of directors of public companies headquartered in California.

In September 2018, California enacted Senator Bill 826 (“SB 826”), which generally requires public companies with principal executive offices in California to have at least two female directors on its board of directors if the company has at least five directors, and at least three female directors on its board of directors if the company has at least six directors. SB 826 has been challenged in legal proceedings and on May 13, 2022, the Superior Court of California for the County of Los Angeles entered an order striking down SB 826, holding that the statute violates the Equal Protection Clause of the California Constitution. The California Secretary of State has appealed the order and such appeal is currently pending. On September 16, 2022, the appellate court ruled to temporarily stay enforcement of the trial court’s order, which prevented the California Secretary of State from collecting diversity data on corporate disclosure forms pursuant to SB 826, pending a further order of the appellate court. On December 1, 2022, the appellate court vacated the temporary stay order and on February 3, 2023, a record on appeal was filed and such appeal is currently pending. To the extent that this ruling of the appellate court permits the Secretary of State of California to collect and report diversity data, we may be required to comply with additional disclosure requirements. However, ultimate enforceability of SB 826 remains uncertain.

Additionally, on September 30, 2020, California enacted Assembly Bill 979 (“AB 979”), which generally requires public companies with principal executive offices in California to include specified numbers of directors from “underrepresented communities”. A director from an “underrepresented community” means a director who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, gay, lesbian, bisexual or transgender. By December 31, 2021, each public company with principal executive offices in California was required to have at least one director from an underrepresented community. By December 31, 2022, a public company with more than four but fewer than nine directors will be required to have a minimum of two directors from underrepresented communities, and a public company with nine or more directors will need to have a minimum of three directors from underrepresented communities. On April 1, 2022, the Superior Court of California for the County of Los Angeles entered an order striking down AB 979, holding that the statute violates the Equal Protection Clause of the California Constitution. On June 6, 2022, a notice of appeal was filed. On September 16, 2022, the appellate court ruled to temporarily stay enforcement of the trial court’s order, which prevented the California Secretary of State from collecting diversity data on corporate disclosure forms pursuant to AB 979, pending a further order of the appellate court. On December 1, 2022, the appellate court vacated the temporary stay order and on February 3, 2023, a record on appeal was filed and such appeal is currently pending. To the extent that this ruling of the appellate court permits the Secretary of State of California to collect and report diversity data, we may be required to comply with additional disclosure requirements. Litigation regarding AB 979 will continue.

We cannot assure that we can recruit, attract and/or retain qualified members of our Board and meet gender and diversity quotas under Nasdaq Listing Rules or any California law that may become applicable to the Company, which may expose us to financial penalties and adversely affect our reputation.

Risks Related to our Relationship with Sorrento

*Certain of our directors and officers may have actual or potential conflicts of interest because of their positions with Sorrento.

Mr. Jaisim Shah, Dr. Henry Ji, Mr. Dorman Followwill, Ms. Laura J. Hamill, Dr. Tien-Li Lee and Mr. David Lemus serve on our Board. Mr. Jaisim Shah and Dr. Henry Ji, who are our executive officers, are also members of the board of directors of Sorrento (and in the case of Dr. Henry Ji, the positions of President, Chief Executive Officer and Chairman of the board of directors of Sorrento). Ms. Elizabeth Czerepak serves as chief financial officer for both Sorrento and Scilex.

While our Board has determined that Mr. Dorman Followwill, Ms. Laura J. Hamill, Dr. Tien-Li Lee and Mr. David Lemus are “independent directors” within the meaning of applicable regulatory and stock exchange requirements in the United States, both Mr. David Lemus and Mr. Dorman Followwill have served, and continue to serve, as directors of Sorrento (and in the case of Mr. Dorman Followwill, the Lead Independent Director of Sorrento). Further, Dr. Tien-Li Lee is the founder, the Chief Executive Officer and a director of Aardvark, which previously entered into an asset purchase agreement with Sorrento (the “Aardvark Asset Purchase Agreement”) in connection with Sorrento’s acquisition of Aardvark’s delayed burst release low dose naltrexone formulation asset and intellectual property rights. As part of Sorrento’s investment in Aardvark relating to such asset purchase transaction, Sorrento paid cash for shares of Aardvark’s Series B Preferred Stock, resulting in Sorrento holding approximately 9.4% of Aardvark’s ownership interest as of June 30, 2023. Also as part of such investment, Dr. Henry Ji joined the board of directors of Aardvark in May 2021. Sorrento and Aardvark may enter into more commercial arrangements in the future. Subsequent to the acquisition, Sorrento sold, conveyed, assigned and transferred to us all of its rights, title and interest in and to such delayed burst release low dose naltrexone formulation asset and intellectual property rights, by entering into a bill of sale and assignment and assumption agreement (the “Bill of Sale”).

Due to the interrelated nature of Sorrento and Aardvark with us as a result of the foregoing overlapping relationships, conflicts of interest may arise with respect to transactions involving business dealings between us and Aardvark and between us and Sorrento. Service as an overlapping director or officer of Sorrento and/or Aardvark and us could create, or appear to create, conflicts of interest with respect to matters involving or affecting more than one of the companies to which such directors or officers owe fiduciary duties. For example, these matters could relate to potential acquisitions of businesses or products, the development and ownership of technologies and product candidates, the sale of products, markets and other matters in which our best interest and the best interests of our stockholders may conflict with the best interests of Sorrento or Aardvark and their respective stockholders. In particular, it is possible that we may be precluded from participating in certain business opportunities that we might otherwise have participated in as those opportunities may be presented to Aardvark or Sorrento because such directors may deem such opportunities to have a greater benefit to Aardvark or Sorrento than to us. In addition, we, Sorrento and Aardvark may disagree regarding the interpretation of certain terms in the Aardvark Asset Purchase Agreement or the Bill of Sale. Conflicts could also arise in any renegotiation or extension of these agreements. From time to time, Aardvark, Sorrento or their respective affiliates may enter into additional transactions with us or our subsidiaries or affiliates. In an effort to balance their conflicting interests, our directors or officers may approve terms equally favorable to Aardvark, Sorrento and us as opposed to negotiating terms more favorable to us but adverse to Sorrento or Aardvark.

In addition, such directors and officers may own shares of Sorrento or Aardvark common stock, options to purchase shares of Sorrento or Aardvark common stock or other Sorrento or Aardvark equity awards. These individuals’ holdings of such common stock, options or other equity awards of Sorrento or Aardvark may be significant for some of these persons compared to these persons’ total assets. Their ownership of any Sorrento or Aardvark equity or equity awards creates, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Sorrento or Aardvark than the decisions have for us.

Furthermore, as our controlling stockholder, Sorrento has significant influence with respect to our management, business plans and policies. See “Sorrento controls the voting power of our capital stock and Sorrento’s interests may differ from those of our public stockholders.” In connection with its Chapter 11 Cases, Sorrento may seek to enter into transactions with us for the purpose of supporting its liquidity needs and any such transaction would constitute a “related party transaction”.

In connection with the Chapter 11 Cases, Sorrento has engaged an independent chief restructuring officer, Mr. Mohsin Meghji (the “CRO”), who has full corporate authority to approve, among other things, all non-ordinary course transactions pursued by the debtors in such cases. Thus, there is another level of oversight and approval to which any activity or transaction between Sorrento and Scilex would be subject. Sorrento may, among other things, enter into sales transactions relating to its assets, which include shares of our Series A Preferred Stock and Common Stock that are held by Sorrento. At the direction and in accordance with the instructions of the CRO, Henry Ji, Ph.D., Sorrento’s President, Chief Executive Officer and Chairman of the board of directors of Sorrento, spoke with Jaisim Shah, our Chief Executive Officer and President, to inform him that as part of Sorrento’s restructuring plan the CRO was considering (i) a sale of the shares of our Series A Preferred Stock and/or Common Stock currently held by Sorrento and/or (ii) potential debt financings, and that in each case Scilex was one of many potential buyers and lenders that the CRO was considering for the acquisition of such shares and/or potential debt financing. Dr. Ji informed Mr. Shah that he did not have any additional details regarding any such transactions. Thereafter, at a meeting of our Board on May 19, 2023, Mr. Shah informed the full Board that Dr. Ji had spoken with Mr. Shah to inform him that Scilex was being considered as a potential buyer and/or lender in such transactions, but that no specific details regarding any such transactions were provided to him by Dr. Ji and/or the CRO. As a result of such discussion, at such meeting, our Board constituted an independent conflicts committee for the purpose of evaluating the use of proceeds from our proposed underwritten offering (the “Proposed Offering”) which is the subject of our Registration Statement on Form S-1 (File No. 333-271401) for any such potential transaction with Sorrento. Such committee was initially comprised of Tien-Li Lee, M.D. and Laura J. Hamill. However, in light of the above described overlapping relationships between Dr. Lee, us, Sorrento and Aardvark, on June 16, 2023 our Board reconstituted the independent conflicts committee to be comprised solely of Laura J. Hamill, an independent director and now chair of the committee, in order to eliminate any potential conflict of interest or the appearance of a conflict of interest on the part of Dr. Lee and his relationship with Dr. Ji and/or Sorrento and us. Dr. Lee’s involvement in the independent conflicts committee was limited to his attendance at the May 19, 2023 meeting of our Board at which Mr. Shah informed the full Board of his discussions with Dr. Ji, as set forth above, and receiving the periodic updates from Mr. Shah (as described below).

The independent conflicts committee is responsible for reviewing and approving the use of proceeds from the Proposed Offering for any such potential transaction with Sorrento. Following the initial establishment of the independent conflicts committee on May 19, 2023, Dr. Ji, at the direction and in accordance with the instructions of the CRO, provided periodic updates to Mr. Shah and our Board (which includes the independent conflicts committee and Dr. Lee in his capacity as a director, including after the reconstitution of such committee), to let our Board members know that the CRO is still considering the above described potential transactions with Sorrento for which Scilex continues to be one of many potential buyers and lenders that the CRO was considering for the acquisition of shares of Scilex and/or potential debt financing. On June 24, 2023, our full Board (including the sole member of our independent conflicts committee) approved, and delegated authority to Dr. Ji and Jaisim Shah to negotiate the terms of and execute, a potential subordinated promissory note or similar instrument with Sorrento’s CRO, on behalf of

Sorrento, in the Chapter 11 Cases, which we note would provide for a loan by us to Sorrento in the aggregate principal amount of up to $30,000,000 and be subordinated to any debtor-in-possession financing instruments of Sorrento. Mr. Shah subsequently informed the Board that an outline of proposed terms of a potential sale of shares and/or a debt financing were provided by the CRO to Mr. Shah on or about June 27, 2023. Mr. Shah had also communicated the foregoing to the Company’s Chief Accounting Officer, Stephen Ma and Dr. Ji and Mr. Shah then delegated the authorities previously granted to them by our Board with respect to the negotiation and execution of a potential subordinated promissory note or similar instrument with Sorrento to Stephen Ma, the Company’s Chief Accounting Officer to act on their behalf with respect to the negotiations and execution of such subordinated promissory note. Dr. Ji and Mr. Shah believed such delegation to be in the best interests of our public stockholders (other than Sorrento) to eliminate the appearance of any conflict of interest. Between June 28, 2023 and July 5, 2023, Sorrento’s CRO, on behalf of Sorrento, and the Company’s Chief Accounting Officer, on behalf of the Company, and their respective independent advisors negotiated in good faith the terms of the Junior DIP Facility, which facility was approved by the Bankruptcy Court and executed by the Company and Sorrento on July 5, 2023. The independent advisor for Sorrento’s CRO is Latham & Watkins LLP, and the independent advisor for the Company, acting through its Chief Accounting Officer, is Paul Hastings LLP. For more information on the terms of the Junior DIP Facility and our rationale for providing such facility to Sorrento, see the section titled “Risk Factors — Risks Related to our Limited Operating History, Financial Condition and Capital Requirements — Our investment in the Junior DIP Facility may be subject to losses” and “Risk Factors — Risks Related to our Limited Operating History, Financial Condition and Capital Requirements — Delays in Sorrento’s Chapter 11 Cases increase the risk of Sorrento being unable to reorganize its business and emerge from bankruptcy, which may impact Sorrento’s ability to repay the Junior DIP Facility.”

The purpose of our independent conflicts committee is to evaluate the use of proceeds from the Proposed Offering for any transactions with Sorrento. Prior discussions regarding a potential share repurchase have not advanced since the receipt of the outline of proposed terms. The independent conflicts committee may determine to seek an independent valuation in connection with such determination. The independent conflicts committee will consider, in light of known circumstances, whether any such transaction (or alternative transaction) is in the best interests of the Company and our public stockholders, as the committee determines in the good faith exercise of their discretion. To implement such purpose and duty, the independent conflicts committee has the full power and authority to, among other things, (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of certain potential transactions with Sorrento; (ii) review and evaluate the terms and conditions of a possible transaction with Sorrento; (iii) determine on behalf of the Board and the Company whether a possible transaction with Sorrento is advisable and is fair to, and in the best interests of, the Company and our stockholders (or any subset of our stockholders that the committee determines to be appropriate); (iv) approve or recommend to the Board the consummation of a possible transaction with Sorrento and (v) review, evaluate and monitor proceedings and activities of the Company related to certain potential transactions with Sorrento. In considering the use of proceeds from the Proposed Offering for these potential transactions with Sorrento, the independent conflicts committee will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us. The independent conflicts committee has the authority, in its sole discretion, to select, retain and obtain (at the expense of the Company) advice and assistance of any legal counsel, third party financial advisor, expert, accountant or other consultant as it deems necessary or appropriate in the performance of its duties, and to terminate the services of any such counsel or other advisor.

Any potential conflict that qualifies as a “related party transaction” (as defined in Item 404 of Regulation S-K under the Securities Act) is subject to review by our audit committee in accordance with our related person transaction policy. There can be no assurance that the terms of any such transactions will be as favorable to us or our stockholders as would be the case where there are no overlapping officers or directors.

*Sorrento previously supported many of our important corporate functions. Accordingly, our historical financial statements may not necessarily be indicative of the conditions that would have existed or our results of operations if we had been operated as an unaffiliated company of Sorrento, and we have and will continue to incur incremental costs as a stand-alone public company.

We have completed the process of replicating and replacing certain functions, systems and infrastructure previously provided by Sorrento prior to and subsequent to the Business Combination. We currently have no shared services or other intercompany arrangements other than as it relates to our continued access to and usage of Sorrento’s software consolidation system for financial reporting purposes. We have made and continue to make investments and hire additional employees to operate without access to Sorrento’s operational and administrative infrastructure. These functions, systems and infrastructure are costly to implement.

Historically, Sorrento performed or supported many important corporate functions for us. Our financial statements for the fiscal years ended December 31, 2022, 2021 and 2020 reflect charges for these services on an allocation basis. As a result, such financial statements may not be reflective of conditions that would have existed or what our results of operations would have been had we been a stand-alone public company and no longer a majority-owned subsidiary of Sorrento during such periods. We have incurred significant costs to replace the services and resources that are no longer provided by Sorrento. We are also incurring additional costs as a stand- alone public company. As a stand-alone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Sorrento. As we now operate separately from Sorrento, if we are not able to maintain adequate systems and business functions we may not be able to operate our business effectively or at comparable costs, and our profitability may decline.

* Sorrento controls the voting power of our capital stock and Sorrento’s interests may differ from those of our public stockholders.

As of August 9, 2023, Sorrento controls approximately 51.1% of our voting power (including shares of our Series A Preferred Stock held by Sorrento but excluding shares issuable upon exercise of warrants to purchase shares of our Common Stock), which means that, based on its percentage voting power, Sorrento controls the vote of all matters submitted to a vote of our stockholders. This control will enable Sorrento to control the election of the members of our Board and all other corporate decisions that require the vote of our stockholders. In particular, for so long as Sorrento continues to own a majority of the outstanding shares of our capital stock entitled to vote generally in the election of directors, Sorrento will be able to cause or prevent a change of control of the Company or a change in the composition of our Board and could preclude any unsolicited acquisition of the Company. Other than by way of its ownership of our capital stock, Sorrento does not control the day-to-day business operations of the Company and, as discussed above, our business operations and infrastructure have been separated from those of Sorrento.

Pursuant to the Amended and Restated Registration Rights Agreement entered into in connection with the Business Combination (the “Registration Rights Agreement”) and our Restated Certificate of Incorporation (the “Certificate of Incorporation”), Sorrento has certain rights, and the ability to take certain actions, that are not otherwise available to all of our stockholders. For example, the Registration Rights Agreement provides Sorrento the right, subject to certain conditions, to demand that we file a registration statement or request that their shares of our Common Stock be covered by a registration statement that we are otherwise filing. Please refer to the description of our securities in the form filed as Exhibit 4.2 to the Annual Report on Form 10-K for additional information regarding these rights. We have filed a registration statement on Form S-1 (File No. 333-268603) which was initially declared effective by the SEC on December 27, 2022, in order to satisfy these obligations. In addition, until such time as Sorrento first ceases to own greater than 50% of the outstanding voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, the Certificate of Incorporation effectively provides Sorrento with the ability to fill vacancies on our Board, remove directors (with or without cause), call a special meeting of our stockholders, amend the Certificate of Incorporation (subject to approval of our Board) and amend our Bylaws (the “Bylaws”). The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. Please refer to the description of our securities in the form filed as Exhibit 4.2 to the Annual Report on Form 10-K for additional information regarding Sorrento’s ability to take such actions.

Even when Sorrento ceases to control a majority of the total voting power of Scilex, for so long as Sorrento continues to own a significant percentage of our Common Stock and for so long as the Sorrento Group owns any shares of Series A Preferred Stock pursuant to the Certificate of Designations of Scilex (the “Certificate of Designations”), Sorrento will still be able to significantly influence the composition of our Board and the approval of actions requiring stockholder approval. Accordingly, for such period of time, Sorrento will have significant influence with respect to our management, business plans and policies. Because of the significant ownership position held by Sorrento, our classified board structure and the rights granted to Sorrento under the Stockholder Agreement, new investors may not be able to effect a change in our business or management. The concentration of ownership and availability of the foregoing rights could deprive our stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of the Company and ultimately might affect the market price of our Common Stock.

Furthermore, the interests of Sorrento may not be aligned with those of our other stockholders and this could lead to actions that may not be in the best interests of our other stockholders. For example, Sorrento may have different tax positions or strategic plans for the Company, which could influence its decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness. Additionally, Sorrento’s significant ownership in the Company may discourage someone from making a significant equity investment in the Company, or could discourage transactions involving a change in control.

In addition, Sorrento and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, Sorrento and its affiliates may engage in activities where their interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or those businesses that are suppliers or customers of ours. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of Sorrento and its affiliates and any person or entity who, while a stockholder, director, officer or agent of us or any of our affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Sorrento and its affiliates (each an “Identified Person”) will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates or (ii) otherwise investing in or providing services to any person that competes with us or our affiliates engaging, directly or indirectly, in the same or similar business activities or lines of business in which we operate. In addition, to the fullest extent permitted by law, no Identified Person will have any obligation to offer us or our subsidiaries or affiliates the right to participate in any corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates. This means that Sorrento may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, Sorrento may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to our stockholders or may not prove beneficial.

In addition, on December 30, 2022, Sorrento announced that its board of directors authorized Sorrento to dividend to Sorrento equityholders of record as of January 9, 2023 an aggregate of 76,000,000 shares of our Common Stock that were held by Sorrento. Subsequent to such dividend, Sorrento continues to hold approximately 52.3% of our voting power, including shares of our Series A Preferred Stock and shares issuable upon exercise of warrants to purchase shares of our Common Stock, which shares have the rights, preferences and privileges described below, and Sorrento would still have significant rights that are not otherwise available to holders of our Common Stock. See the risk factor below titled “Sorrento, as the holder of Series A Preferred Stock, has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our Common Stock.”

*Sorrento has recently filed for bankruptcy protection, which may limit the flexibility of our management team in running our business, which could have a material and adverse effect on our business, cash flows, liquidity, financial condition and results of operations.

On February 13, 2023, Sorrento, together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc. (together with Sorrento, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 proceedings are jointly administered under the caption In re Sorrento Therapeutics, Inc., et al. (the “Chapter 11 Cases”).

While we are not a debtor in Sorrento’s Chapter 11 Cases, Sorrento operates its business as a debtor-in-possession under supervision by the Bankruptcy Court and is required to obtain the approval of the Bankruptcy Court prior to engaging in activities or transactions outside the ordinary course of Sorrento’s business, including with respect to its subsidiaries, such as Scilex. Bankruptcy Court approval of such non-ordinary course activities entails preparation and filing of appropriate motions with the Bankruptcy Court, negotiation with the various other parties-in-interest and one or more hearings. Other parties-in-interest may be heard at any Bankruptcy Court hearing and may raise objections with respect to these motions. While this process has not (as of the date of this Quarterly Report on Form 10-Q) limited the flexibility of our management team in running our business, it may be time consuming and may delay major transactions and limit our ability to respond quickly to opportunities and events and may, at some point, limit the flexibility of our management as a result. In the event the Bankruptcy Court does not approve a proposed Sorrento activity or transaction that involves Scilex, we would be prevented from engaging in activities and transactions that we believe are beneficial to us. A prolonged period of operating Sorrento’s business under the Bankruptcy Court’s protection and any failure to obtain the Bankruptcy Court’s approval for activities and transactions that we believe are beneficial to us may have a material and adverse effect on our business, cash flows, liquidity, financial condition and results of operations. Further, in connection with the Chapter 11 Cases, Sorrento has engaged an independent chief restructuring officer, Mr. Mohsin Meghji, who has full corporate authority to approve, among other things, all non-ordinary course transactions pursued by the Debtors. Thus, there is another level of oversight and approval to which any activity or transaction between Sorrento and Scilex would be subject.

As of June 30, 2023, the Company had a $3.2 million receivable from Sorrento, which was fully reserved. Sorrento’s filing for bankruptcy protection may impair our relationship with Sorrento.

*In connection with the Chapter 11 Cases, Sorrento may enter into sales transactions relating to its assets, which include shares of our Common Stock currently held by Sorrento, or may be required to liquidate such assets. Furthermore, even though Sorrento is generally required to obtain the approval of the Bankruptcy Court supervising its Chapter 11 proceedings prior to engaging in activities or transactions outside the ordinary course of business, the Bankruptcy Court has specifically authorized Sorrento to enter into sales of shares of our Common Stock in the form of one or more block sale transactions.

In connection with the Chapter 11 Cases, Sorrento is considering and exploring extraordinary corporate transactions, including a sale of assets such as the shares of our Common Stock that are currently held by Sorrento. Pursuant to an order of the Bankruptcy Court issued on April 14, 2023, the Debtors are conducting a marketing process for the sale or disposition of all or any portion of the Debtors’ assets under section 363 of the Bankruptcy Code, including (x) the Debtors’ equity interests in its non-debtor subsidiaries, including Scilex, and (y) the Debtors’ other assets. In general, Sorrento is required to obtain the approval of the Bankruptcy Court prior to engaging in activities or transactions outside the ordinary course of business, including entering into sales transactions; however, on April 27, 2023, the Bankruptcy Court entered an order providing that Sorrento may consummate one or more block sales of shares of our Common Stock currently held by Sorrento without requiring any further approval from the Bankruptcy Court. As a result, Sorrento is authorized at any time to enter into one or more sales of such shares of our Common Stock, and any such sales by Sorrento of a substantial number of shares of our Common Stock, or the perception that such sales could occur, may cause the trading price of our Common Stock to decline. See “Risk Factors — Risks Related to Ownership of our Common Stock — Future sales, or the perception of future sales, of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline” and “Risk Factors—Risks Related to Ownership of our Common Stock—The market price of our Common Stock may fluctuate significantly, and investors in our Common Stock may lose all or a part of their investment.”

In addition to the foregoing, upon a showing of cause, the Bankruptcy Court may convert a Chapter 11 bankruptcy case to a case under Chapter 7 of the United States Bankruptcy Code (“Chapter 7”). In such event, Sorrento’s business operations would generally cease and a Chapter 7 trustee would be appointed or elected to liquidate Sorrento’s assets for distribution in accordance with the priorities established by the United States Bankruptcy Code. As a subsidiary of Sorrento, Scilex and the shares of our Common Stock that are currently held by Sorrento are assets of Sorrento and could therefore be subject to such distribution.

If Sorrento liquidates, or there is a perception that Sorrento will need to liquidate, the shares of our Common Stock currently held by Sorrento or any of our assets, Sorrento may not be able to do so on favorable terms. The market price of our Common Stock could decline and you could lose all or part of your investment.

*Our Executive Chairperson and Chief Financial Officer each hold executive officer positions at Sorrento and devote time to both companies. In addition, our Executive Chairperson is the chairperson of Sorrento’s board of directors. The ongoing Chapter 11 Cases could require that such executives devote time to such proceedings, which could cause a diversion of their time and attention from our business and operations, and as a result could have a material adverse effect on our business and operations.

Dr. Henry Ji is our Executive Chairperson and also serves as President, Chief Executive Officer and Chairman of the board of directors of Sorrento. Ms. Elizabeth Czerepak serves as chief financial officer for both Sorrento and Scilex. The amount of time that Dr. Ji devotes to us varies day-to-day and week-to-week depending on the then current needs and demands of each company’s business, transactions each company may be evaluating, and other corporate matters. Ms. Czerepak devotes approximately fifty percent of her time to each of Sorrento and us. So long as the proceedings related to the Chapter 11 Cases continue, Dr. Ji and Ms. Czerepak may be required to devote additional time and effort dealing with the reorganization of Sorrento instead of focusing on our business operations. Such diversion of management attention could have a material adverse effect on our business and operations.

Sorrento, as the holder of Series A Preferred Stock, has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our Common Stock.

The Series A Preferred Stock is issued only to Sorrento and is not convertible into shares of our Common Stock. The holders of Series A Preferred Stock have rights, preferences and privileges that are senior, or in addition, to the rights, preferences and privileges of the holders of our Common Stock, including the right to receive, in the event of a change of control, liquidation dissolution or winding up of the Company, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of our Common Stock. The preference amount is $10.00 per share (subject to adjustment as set forth in the Certificate of Designations). If our Board declares or pays a dividend on our Common Stock, the holders of Series A Preferred Stock will participate, on a deemed as-converted-to-common stock basis, in such dividend with the holders of our Common Stock.

The holders of Series A Preferred Stock have certain voting rights over our corporate actions including, among others, any change to the shares of Series A Preferred Stock into cash or other property, the issuance of equity securities that rank on a parity with or senior to Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company and the amendment of the Certificate of Incorporation in a manner that adversely affects the holders of shares of Series A Preferred Stock.

Pursuant to the terms of the Stockholder Agreement, for so long as the Sorrento Group beneficially owns any shares of Series A Preferred Stock, among other things, (i) Sorrento shall have the right, but not the obligation, to designate each director to be nominated, elected or appointed to our Board (each, a “Stockholder Designee” and collectively, the “Stockholder Designees”), regardless of whether such Stockholder Designee is to be elected to our Board at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by our Board in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of our Board, or the size of our Board and (ii) we are required to take all actions reasonably necessary, and not otherwise prohibited by applicable law, to cause each Stockholder Designee to be so nominated, elected or appointed to our Board as more fully described in the Stockholder Agreement. Sorrento shall also have the right to designate a replacement director for any Stockholder Designee that has been removed from our Board and the right to appoint a representative of Sorrento to attend all meetings of the committees of our Board. Notwithstanding the foregoing, the parties have agreed to ensure that our Board complies with all applicable requirements of the stock exchange, including independence requirements.

The Stockholder Agreement also provides that we are prohibited from taking certain actions without the consent of Sorrento. Such actions include, among other things, amendments to the Certificate of Designations, increases or decreases in the size of our Board, the incurrence of certain amounts of indebtedness and the payment of dividends on our Common Stock.

Refer to the description of our securities in the form filed as Exhibit 4.2 to the Annual Report on Form 10-K for additional information regarding the rights of the holders of Series A Preferred Stock.

Risks Related to Ownership of our Common Stock

*The market price of our Common Stock may fluctuate significantly, and investors in our Common Stock may lose all or a part of their investment.

The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. For example, from November 11, 2022 (the first trading day following the closing of the Business Combination) to August 9, 2023, our closing stock price ranged from $2.87 to $14.80. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

• our ability to commercialize ZTlido, GLOPERBA, ELYXYB or our product candidates, if approved;

•

legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for ZTlido, GLOPERBA, ELYXYB or our product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or stockholder litigation;

•	our relationship with Sorrento;

•	Sorrento’s voluntary proceedings under Chapter 11 of the United States Bankruptcy Code;

•	any block sale by Sorrento of shares of our Common Stock held by Sorrento;

•

extension of the lock-up restriction by court order in the Chapter 11 Cases on the 76,000,000 shares of our Common Stock that were previously distributed by Sorrento to Sorrento equityholders as a dividend;

•	announcements of the introduction of new products by our company and our competitors;

•	issuances of debt or equity securities;

•	market conditions and trends in the pharmaceutical and biotechnology sectors;

•

overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	trading volume of our Common Stock;

•	ineffectiveness of our internal controls; and

•	other events or factors, many of which are beyond our control.

See the risk factor below titled “If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline” for more factors affecting the trading price of our securities. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

The equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common Stock. Further, price volatility of our Common Stock might worsen if the trading volume of our Common Stock is low. If an active trading market for our Common Stock does not continue, the price of our Common Stock may be more volatile and it may be more difficult and time consuming to complete a transaction in our Common Stock, which could have an adverse effect on the realized price of our Common Stock. In addition, an adverse development in the market price for our Common Stock could negatively affect our ability to issue new equity to fund our activities.

*If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Any of the factors listed below could have a negative impact on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	our ability to commercialize ZTlido, GLOPERBA, ELYXYB or our product candidates, if approved;

•	the status and cost of our marketing commitments for ZTlido, GLOPERBA, ELYXYB and our product candidates;

•	announcements regarding results of any clinical trials relating to our product candidates;

•	unanticipated serious safety concerns related to the use of ZTlido, GLOPERBA, ELYXYB or any of our product candidates;

•	adverse regulatory decisions;

•	changes in laws or regulations applicable to ZTlido, GLOPERBA, ELYXYB or our product candidates, including but not limited to clinical trial requirements for approvals;

•

legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for ZTlido, GLOPERBA, ELYXYB or our product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or stockholder litigation;

•	our decision to initiate a clinical trial, not initiate a clinical trial or to terminate an existing clinical trial;

•	our dependence on third parties;

•	announcements of the introduction of new products by our competitors;

•	market conditions and trends in the pharmaceutical and biotechnology sectors;

•	announcements concerning product development results or intellectual property rights of others;

•	future issuances of common stock or other securities;

•	the recruitment or departure of key personnel;

•	failure to meet or exceed any financial guidance or expectations regarding product development milestones that we may provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	our failure to meet or exceed the estimates and projections of the investment community;

•

overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	changes in financial estimates by the Company or by any securities analysts who might cover our stock;

•	fluctuation of the market values of any of our potential strategic investments;

•	issuances of debt or equity securities;

•	compliance with our contractual obligations;

•	sales of our Common Stock by us or our stockholders in the future;

•	trading volume of our Common Stock;

•	ineffectiveness of our internal controls;

•	publication of research reports about the Company or its industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	failure to effectively integrate the operations of Semnur;

•	our relationship with Sorrento;

•	general political and economic conditions;

•	effects of natural or man-made catastrophic events;

•	effects of public health crises, pandemics and epidemics, such as the ongoing COVID-19 pandemic; and

•	other events or factors, many of which are beyond our control, such as the government closure of Silicon Valley Bank and Signature Bank, and liquidity concerns at other financial institutions.

Further, the global equity markets in general have recently experienced extreme price and volume fluctuations, including as a result of the ongoing COVID-19 pandemic, economic uncertainty and increased interest rates, inflation, the government closure of Silicon Valley Bank and Signature Bank, and liquidity concerns at other financial institutions that may be unrelated to our operating performance. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock. Price volatility of our Common Stock might worsen if the trading volume of our Common Stock is low. In the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against the Company, could cause us to incur substantial costs and divert management’s attention and resources from our business. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors”, could have a dramatic and material adverse impact on the market price of our Common Stock.

We have not paid cash dividends in the past and we do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the capital appreciation, if any, of our Common Stock.

We have not paid cash dividends on our Common Stock and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. Should we decide in the future to do so, as a holding company, our ability to pay dividends on our capital stock and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries, including Legacy Scilex. In addition, our ability to pay dividends may be limited by covenants in future outstanding indebtedness that we or our subsidiaries may incur. Since we do not intend to pay dividends, a stockholder’s ability to receive a return on such stockholder’s investment will depend on any future appreciation in the market value of our Common Stock. There is no guarantee that our Common Stock will appreciate or even maintain the price at which our stockholders have purchased it.

*Future sales, or the perception of future sales, of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our Common Stock, the trading price of our Common Stock could decline and it could impair our ability to raise capital through the sale of additional equity securities. In connection with the Business Combination, pursuant to the terms of the Registration Rights Agreement, Sorrento and the Sponsors became subject to lock-up provisions that restrict their ability to transfer certain of their shares of our Common Stock or any security convertible into or exercisable or exchanged for our Common Stock until 180 days from the effective time of the Business Combination, subject to certain exceptions. The lock-up provisions under the Registration Rights Agreement have now expired.

On December 30, 2022, Sorrento announced that its board of directors authorized Sorrento to dividend to Sorrento equityholders of record as of January 9, 2023 an aggregate of 76,000,000 shares of our Common Stock that were held by Sorrento. Such shares were initially subject to a lock-up restriction prohibiting the sale, pledge or other transfer until May 11, 2023. Such lock-up restriction was extended to September 1, 2023 by court order in the Chapter 11 Cases.

As the restrictions on resale end, the market price of shares of our Common Stock could drop significantly if the holders of these shares of Common Stock sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Common Stock or other securities.

*Our operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly, and possibly annual, fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;

•	the addition or termination of clinical trials;

•	any intellectual property infringement lawsuit in which we may become involved;

•

regulatory developments affecting ZTlido, GLOPERBA, ELYXYB or our product candidates, regulatory approvals of our product candidates, and the level of underlying demand for such products and purchasing patterns;

•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements; and

•

the effect on pharmaceutical purchases and prices of the timing during which patients who purchase our product satisfy their deductibles under the reimbursement requirements of their health providers’ plans.

If our quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of our Common Stock could decline substantially. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our Common Stock to fluctuate substantially.

*Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

On March 10, 2023, the Federal Deposit Insurance Corporation (FDIC) announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation and on March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services and the FDIC was named receiver. Although we do not maintain any bank accounts with Silicon Valley Bank or Signature Bank, we regularly maintain cash balances at third-party financial institutions in excess of the FDIC insurance limit. Any failure of a depository institution to return any of our deposits, or any other adverse conditions in the financial or credit markets affecting depository institutions, could impact access to our invested cash or cash equivalents and could adversely impact our operating liquidity and financial performance.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about the Company or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. Since we became public through a merger, securities analysts of major brokerage firms may not provide coverage of the Company since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. If no or few securities or industry analysts commence coverage of the Company, the trading price for our capital stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover it issues an adverse opinion regarding the Company, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

*Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to ZTlido or our product candidates.

We may issue additional equity securities to fund future expansion and pursuant to equity incentive or employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our Common Stock or, alternatively, may have dividend, liquidation or other preferences to our Common Stock. The issuance of additional equity securities, whether pursuant to the B. Riley Purchase Agreement, the A&R Yorkville Purchase Agreement (pursuant to each of which we may also sell up to $500 million of shares of our Common Stock, or an aggregate of $1.0 billion, as more fully described elsewhere in this Quarterly Report on Form 10-Q) or upon conversion of the Convertible Debentures into Common Stock pursuant to that certain securities purchase agreement dated (the “Securities Purchase Agreement”) as of March 21, 2023 with Yorkville (as more fully described elsewhere in this Quarterly Report on Form 10-Q) or otherwise, will dilute the holdings of existing stockholders and may reduce the share price of our Common Stock.

Pursuant to the Scilex Holding Company 2022 Equity Incentive Plan (the “Equity Incentive Plan”), which became effective on November 9, 2022, we are authorized to grant equity awards to our employees, directors and consultants. In addition, pursuant to the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective on November 9, 2022, we are authorized to sell shares to our employees. Further, pursuant to the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”), which was adopted on January 17, 2023, we are authorized to grant equity awards to individuals as a material inducement to join the Company. A total of 15,473,795 (which number of shares accounts for the annual increase on January 1, 2023 and the increase of 10,000,000 shares authorized for issuance thereunder that was approved by our stockholders on May 4, 2023), 2,875,759 (which number of shares accounts for the annual increase on January 1, 2023) and 1,400,000 shares of our Common Stock have been reserved for future issuance under the Equity Incentive Plan, the ESPP and the Inducement Plan, respectively. In addition, the Equity Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, in each case, beginning on January 1, 2023. As a result of such annual increases, our stockholders may experience additional dilution, which could cause the price of our Common Stock to fall.

Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination, certain stockholders of Vickers and Legacy Scilex can each demand that we register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, we are required to file and maintain an effective registration statement under the Securities Act covering such securities and certain of our other securities. We have filed a registration statement on Form S-1 (File No. 333-268603) which was initially declared effective by the SEC on December 27, 2022, in order to satisfy these obligations. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of our Common Stock trading in the public market may have an adverse effect on the market price of our securities.

If we raise additional funds through collaboration, licensing or other similar arrangements, we may have to relinquish valuable rights to ZTlido, GLOPERBA, ELYXYB or our product candidates, or grant licenses on terms unfavorable to the Company. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of our product candidates.

*Our principal stockholders, directors and executive officers own a significant percentage of our capital stock, and have significant influence over our management.

As of June 30, 2023, our directors, executive officers and holders of 5% or more of our capital stock beneficially own, in the aggregate, approximately 56.1% of our outstanding voting capital stock. This includes approximately 52.4% held by Sorrento. This concentration of voting power may make it less likely that any other holder of our Common Stock will be able to affect the way we are managed and could delay or prevent an acquisition of the Company on terms that other stockholders may desire. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. See “Risk Factors — Sorrento controls the voting power of our capital stock and Sorrento’s interests may differ from those of our public stockholders” above for additional information regarding Sorrento’s influence and control in the Company.

We have in the past and may in the future be subject to short selling strategies that may drive down the market price of our Common Stock.

Short sellers have in the past and may attempt in the future to drive down the market price of our Common Stock. Short selling is the practice of selling securities that the seller does not own but may have borrowed with the intention of buying identical securities back at a later date. The short seller hopes to profit from a decline in the value of the securities between the time the securities are borrowed and the time they are replaced. As it is in the short seller’s best interests for the price of the stock to decline, many short sellers (sometimes known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects to create negative market momentum. Although traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called “research reports” that mimic the type of investment analysis performed by large Wall Street firms and independent research analysts. These short attacks have, in the past, led to selling of shares in the market. Further, these short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S. and they are not subject to certification requirements imposed by the SEC. Accordingly, the opinions they express may be based on distortions, omissions or fabrications. Companies that are subject to unfavorable allegations, even if untrue, may have to expend a significant amount of resources to investigate such allegations and/or defend themselves, including stockholder suits against the company that may be prompted by such allegations. We may in the future be the subject of stockholder suits that we believe were prompted by allegations made by short sellers.

Our ability to use our net operating loss and tax credit carryforwards may be subject to limitation.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. We have experienced a corporate reorganization in the past, some ownership changes as a result of the Business Combination and may experience some subsequent changes in the future in our stock ownership (some of which shifts are outside our control). As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for the Company.

The Tax Cuts and JOBS Act of 2017 (the “TCJA”), as amended by the CARES Act, includes changes to U.S. federal tax rates and the rules governing net operating loss (“NOL”) carryforwards. The TCJA, as modified by the CARES Act, limits a taxpayer’s ability to utilize NOL carryforwards to 80% of taxable income (as calculated before taking the NOLs, and certain other tax attributes, into account) for taxable years beginning after December 31, 2020. In addition, NOLs arising in tax years ending after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after

December 31, 2020 may not be carried back. NOLs arising in tax years beginning after December 31, 2017 can be carried forward indefinitely. NOLs generated in tax years beginning before January 1, 2021 will not be subject to the taxable income limitation, and NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOL is expected to be utilized. The changes in the carryforward/carryback periods, as well as the new limitation on use of NOLs may significantly impact our ability to utilize our NOLs to offset taxable income in the future.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Common Stock.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. If our assumptions change or if actual circumstances differ from our assumptions, our operating results may be adversely affected and could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Common Stock.

Anti-takeover provisions in the Certificate of Incorporation and the Bylaws and under Delaware law could make an acquisition of our Company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

The Certificate of Incorporation and our Bylaws and the General Corporation Law of the State of Delaware, as amended (the “DGCL”) contains provisions that could make it more difficult for a third party to acquire the Company, even if doing so might be beneficial to our stockholders. Among other things, these provisions include:

•

allow our Board to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of other stockholders;

•	provide for a classified board of directors with staggered three-year terms;

•

provide that, at any time after the Sorrento Group first ceases to beneficially own more than 50% in voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors (the “Sorrento Trigger Event”), directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class;

•	prohibit stockholder action by written consent from and after the Sorrento Trigger Event;

•	provide that, at any time after the Sorrento Trigger Event, special meetings may only be called by or at the direction of the Chairperson of the Board, the Board or the Chief Executive Officer;

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provide that, at any time after the Sorrento Trigger Event, any alteration, amendment or repeal, in whole or in part, of any provision of the Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class; and

•	establish advance notice requirements for nominations for elections to the Board and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. We have expressly elected not to be governed by Section 203 of the DGCL until the occurrence of a Sorrento Trigger Event. At that time, such election shall be automatically withdrawn and we will thereafter be governed by Section 203 of the DGCL, except that the restrictions on business combinations of Section 203 of the DGCL will not apply to Sorrento or its current or future Affiliates (as defined in the Certificate of Incorporation) regardless of its percentage ownership of our Common Stock. These provisions could discourage, delay or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and cause us to take other corporate actions they desire, including actions that our stockholders may deem advantageous. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

These anti-takeover provisions and other provisions in the Certificate of Incorporation, the Bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of the Board or initiate actions that are opposed by our then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Company. The existence of these provisions could negatively affect the price of our Common Stock and limit opportunities for a stockholder to realize value in a corporate transaction. For additional information regarding these and other provisions, refer to the description of our securities in the form filed as Exhibit 4.2 to the Annual Report on Form 10-K. In addition, if prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our Common Stock.

The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Pursuant to the Certificate of Incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (v) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees or stockholders as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the foregoing forum selection provision will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Certificate of Incorporation further provides that any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock is deemed to have notice of and consented to the provisions of the Certificate of Incorporation described above. Refer to the description of our securities in the form filed as Exhibit 4.2 to the Annual Report on Form 10-K for additional information.

The forum selection provisions in the Certificate of Incorporation may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If the enforceability of our forum selection provisions were to be challenged, it may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find its forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could result in a diversion of the time and resources of our employees, management and board of directors, and could have an adverse effect on our business, financial condition and results of operations.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our Common Stock that is held by non-affiliates to equal or exceed $700 million as of the last business day of the second fiscal quarter of such year, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations.

We are a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Our stockholders may not have the same protection afforded to stockholders of companies that are subject to such governance requirements for so long as we are a controlled company or for so long as Sorrento continues to hold shares of our Series A Preferred Stock.

Sorrento controls a majority of the voting power of our outstanding shares of Common Stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies, within one year of the date of the listing of their common stock:

•	are not required to have a board that is composed of a majority of “independent directors” as defined under the Nasdaq Listing Rules;

•	are not required to have a compensation committee that is composed entirely of independent directors or have a written charter addressing the committee’s purpose and responsibilities; and

•

are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominating and corporate governance committee that is composed entirely of independent directors, and to adopt a written charter or a board resolution addressing the nominations process.

•

While we do not presently intend to rely on these exemptions, we may opt to utilize these exemptions in the future as long as we remain a controlled company. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

•

If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require replacing a number of our directors and will require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our personnel, systems and resources.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to related compliance initiatives.

We incur significant legal, accounting and other expenses that Legacy Scilex did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules and regulations adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly, which will increase our operating expenses. For example, we expect these rules and regulations to make it more difficult and more expensive for the Company to obtain directors’ and officers’ liability insurance and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on the Board, our board committees or as executive officers. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

In addition, we have implemented an enterprise resource planning (“ERP”) system and will continue to invest in the system. An ERP system is intended to combine and streamline the management of our financial, accounting, human resources, sales and marketing and other functions, enabling it to manage operations and track performance more effectively. However, an ERP system would likely require us to complete many processes and procedures for the effective use of the system or to run our business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using an ERP system could adversely affect our controls and harm our business, financial condition and results of operations, including our ability to forecast or make sales and collect our receivables. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention.

As a public company, we are required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, we are required to make a formal assessment of the effectiveness of our internal control over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting.

The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of our testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. See “Risk Factors — We have identified a material weakness in our internal control over financial reporting. Any material weakness may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our financial statements.” above for additional information regarding a previously identified material weakness. These reporting and other obligations place significant demands on our management and administrative and operational resources, including accounting resources.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our Common Stock.

If we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair a stockholder’s ability to sell or purchase our Common Stock when a stockholder wishes to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Comprehensive U.S. federal income tax reform could adversely affect the Company.

Changes to tax laws, which changes may have retroactive application, could adversely affect the Company or holders of our Common Stock. In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future.

The TCJA, which was enacted in 2017, included changes to U.S. federal tax rates, imposed significant additional limitations on the deductibility of interest, allowed for the expensing of capital expenditures, and put into effect the migration from a “worldwide” system of taxation to a modified territorial system. On March 27, 2020, President Trump signed into law the CARES Act, which included certain changes in tax law (including to the TCJA) intended to stimulate the U.S. economy in light of the COVID-19 pandemic, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations, an excise tax of 1% on certain corporate stock buy-backs, and an excise tax with respect to certain drug sales for failing to offer a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. The impact of these tax reforms on holders of our Common Stock is uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our Common Stock.

Our Warrants are exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of June 30, 2023, outstanding warrants to purchase an aggregate of 10,958,309 shares of our Common Stock (the “Warrants”) were exercisable in accordance with the terms of the warrant agreement (the “Warrant Agreement”), dated January 6, 2021, between Vickers and Continental Stock Transfer & Trust Company (“Continental”) governing those securities. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market, or the fact that such Warrants may be exercised, could adversely affect the prevailing market prices of our Common Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See below risk factor, “The Warrants may never be in the money, they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.”

*The Warrants may never be in the money, they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.

As of June 30, 2023, the exercise price for our Warrants is $11.50 per share of Common Stock. On August 9, 2023, the closing price of our Common Stock on the Nasdaq Capital Market was $4.20. If the price of our shares of Common Stock remains below $11.50 per share, which is the exercise price of our Warrants, we believe our warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless.

In addition, the Warrants were issued in registered form under the Warrant Agreement between Continental, as warrant agent, and Vickers. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of a majority of the then-outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of majority of the then-outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period, or decrease the number of shares of our Common Stock purchasable upon exercise of a Warrant.

We may redeem any unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making the Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the closing price of our Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of the 20 trading days within any 30-trading-day period commencing after the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force the holders thereof to: (i) exercise such Warrants and pay the exercise price therefor at a time when it may be disadvantageous for a holder to do so; (ii) sell such Warrants at the then-current market price when a holder might otherwise wish to hold such Warrants; or (iii) accept the nominal redemption price that, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of such Warrants.

In addition, we may redeem the Warrants at any time after they become exercisable and prior to their expiration for a number of shares of our Common Stock determined based on the fair market value of our Common Stock. The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

In February and March 2023, we issued 127,241 shares of Common Stock (the “B. Riley Shares”) pursuant to advances under the B. Riley Purchase Agreement, for aggregate net proceeds of approximately $1.0 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

In February and June 2023, we issued 2,167,604 shares of Common Stock (the “Yorkville Shares”) pursuant to advances under the A&R Yorkville Purchase Agreement, for aggregate net proceeds of approximately $15.1 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

In April 2023, Yorkville elected to convert $5.0 million of the outstanding principal and accrued interest of the Convertible Debentures, resulting in the issuance of 632,431 shares of our Common Stock (the “Convertible Shares”) at a conversion price of $8.0 per share. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

None of the issuance of the B. Riley Shares, the issuance of the Yorkville Shares or the issuance of the Convertible Shares was registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit Number	Description

2.1#	Agreement and Plan of Merger, dated as of March 18, 2019, by and among Scilex Holding Company, Sigma Merger Sub, Inc., Semnur Pharmaceuticals, Inc., Fortis Advisors LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), Section 3.11 and Article X, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 7, 2019, by and among Semnur Pharmaceuticals, Inc., Scilex Holding Company, Sigma Merger Sub, Inc., Fortis Advisors, LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), 3.11 and Article X of the Agreement and Plan of Merger, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on October June 27, 2022).

2.3#	Bill of Sale and Assignment and Assumption Agreement, dated May 12, 2022, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.3 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.4^#	Asset Purchase Agreement, dated April 23, 2021, between Sorrento Therapeutics, Inc. and Aardvark Therapeutics, Inc., as assumed by Scilex Holding Company on May 12, 2022, pursuant to the Bill of Sale and Assignment and Assumption Agreement, dated as of such date, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.4 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.5#	Agreement and Plan of Merger, dated as of March 17, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 21, 2022).

2.6#	Amendment No. 1 to Agreement and Plan of Merger, dated as of September 12, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 14, 2022).

3.1	Restated Certificate of Incorporation of Scilex Holding Company (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.2	Certificate of Designations of Scilex Holding Company (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.3	Bylaws of Scilex Holding Company (incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

4.1	Warrant Agreement, dated as of January 6, 2021, by and between Vickers Vantage Corp. I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 11, 2021).

4.2	Amended and Restated Registration Rights Agreement, dated as of November 10, 2022, by and among Scilex Holding Company, Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Sorrento Therapeutics, Inc. and certain security holders set forth on the signature pages thereto (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

10.1	Convertible Debenture, dated as of April 11, 2023, executed by Scilex Holding Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K) (File No. 001-39852), filed with the SEC on April 11, 2023.

10.2	Convertible Debenture, dated as of April 20, 2023, executed by Scilex Holding Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K) (File No. 001-39852), filed with the SEC on April 20, 2023.

10.3	Amended and Restated Industrial Lease, dated as of April 12, 2023, by and between Scilex Pharmaceuticals, Inc. and 960 San Antonio LLC (incorporated by reference to Exhibit 10.39 of Amendment No. 4 of Scilex’s Form S-1 (File No. 333-271401), filed with the SEC on June 29, 2023).

Exhibit Number	Description

10.4	Scilex Holding Company 2022 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on May 5, 2023).

10.5^	Credit and Security Agreement, dated as of June 27, 2023, by and between Scilex Pharmaceuticals Inc. and eCapital Healthcare Corp. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on June 27, 2023).

10.6^	Guaranty Agreement, dated as of June 27, 2023, executed by Scilex Holding Company (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on June 27, 2023).

10.7^	Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions, dated as of July 5, 2023, by and between Sorrento Therapeutics, Inc., Scintilla Pharmaceuticals, Inc. and Scilex Holding Company. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 7, 2023).

10.8^	Intercreditor and Subordination Agreement, dated as of July 5, 2023, by and among JMB Capital Partners Lending, LLC and Scilex Holding Company. (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 7, 2023).

10.9+	Junior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, dated as of July 28, 2023, by and between Scilex Holding Company, Sorrento Therapeutics, Inc. and Scintilla Pharmaceuticals, Inc.

31.1+	Certification of Jaisim Shah, Principal Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2+	Certification of Elizabeth Czerepak, Principal Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1+	Certification of Jaisim Shah, Principal Executive Officer, and Elizabeth Czerepak, Principal Financial Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS+	Inline XBRL Instance Document.

101.SCH+	Inline XBRL Taxonomy Extension Schema Document.

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB+	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104+	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Indicates management contract or compensatory plan or arrangement.
+	Filed herewith.
^

Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Registrant treats as private or confidential. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

#

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

August 11, 2023	Scilex Holding Company

	By:	/s/ Jaisim Shah
Jaisim Shah Chief Executive Officer and President (Principal Executive Officer)

August 11, 2023

	By:	/s/ Elizabeth A. Czerepak
Elizabeth A. Czerepak Executive Vice President, Chief Financial Officer and Chief Business Officer (Principal Financial Officer)

The obligations evidenced hereby and the liens and security interests securing such obligations are subordinate, in the manner and to the extent set forth in that certain Subordination Agreement (as defined below), to the “Senior Obligations,” as defined therein; and the Lender (as defined below), by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement. In the event of any conflict between the terms of the Subordination Agreement and this Agreement, the terms of the Subordination Agreement shall govern and control.

JUNIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

by and among

SORRENTO THERAPEUTICS, INC.

SCINTILLA PHARMACEUTICALS, INC.

as Borrowers,

and

SCILEX HOLDING COMPANY,

as Lender

Dated as of July 28, 2023

-i-

5.	AFFIRMATIVE COVENANTS	22

5.1	Reports; Certificates	22
5.2	Reporting; Approved Budget; Conference Calls	22
5.3	Material Contracts; Sale Offers	23
5.4	Existence	23
5.5	Maintenance of Properties; Permits	23
5.6	Taxes	23
5.7	Insurance	23
5.8	Inspection	24
5.9	Environmental	24
5.10	Compliance with Laws	25
5.11	Disclosure Updates	25
5.12	Further Assurances	25
5.13	Designated Account	25
5.14	Approved Budget	25
5.15	Carve Out Trigger Notice Reserve	25
5.16	Pledged Securities	25
5.17	Joinder of Existing Subsidiaries	25

6.	NEGATIVE COVENANTS	26

6.1	Indebtedness	26
6.2	Liens	27
6.3	Restrictions on Fundamental Changes	27
6.4	Disposal of Assets	27
6.5	Change Name	28
6.6	Nature of Business	28
6.7	Material Leases or Contracts; Amendments	28
6.8	Change of Control	28
6.9	Accounting Methods	28
6.10	Transactions with Affiliates	28
6.11	Use of Proceeds	28
6.12	Limitation on Capital Expenditures	29
6.13	Chapter 11 Cases	29
6.14	Plan	29
6.15	Acquisitions, Loans or Investments	29
6.16	Payments on Indebtedness	29
6.17	Distributions or Redemptions	30
6.18	Transfer of Pledged Securities	30
6.19	Formation of Subsidiaries	30

7.	GUARANTY	30

7.1	Guaranty	30
7.2	Separate Obligation	30
7.3	Limitation of Guaranty	30
7.4	Liability of Guarantors	30
7.5	Consents of Guarantors	31
7.6	Guarantor’s Waivers	32

-ii-

7.7	Continuing Guaranty	32
7.8	Reinstatement	32

8.	EVENTS OF DEFAULT	33

8.1	Event of Default	33
8.2	Rights and Remedies	35
8.3	Application of Proceeds upon Event of Default	36
8.4	Remedies Cumulative	36
8.5	Acknowledgments	36

9.	PRIORITY AND COLLATERAL SECURITY	37

9.1	Super-priority Claims; Subordination in favor of the Lender Liens	37
9.2	Grant of Security Interest in the Collateral	38
9.3	Representations and Warranties in Connection with Security Interest	38
9.4	Lender’s Ability to Perform Obligations on Behalf of Borrowers with Respect to the Collateral	38
9.5	Filing of Financing Statements	38
9.6	No Discharge; Survival of Claims	39

10.	WAIVERS; INDEMNIFICATION	39

10.1	Demand; Protest; etc.	39
10.2	Lender’s Liability for Collateral	39
10.3	Indemnification	39

11.	NOTICES	39

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	41

13.	AMENDMENTS; WAIVERS; SUCCESSORS	42

13.1	Amendments and Waivers	42
13.2	No Waivers; Cumulative Remedies	42
13.3	Successors	42

14.	GENERAL PROVISIONS	42

14.1	Effectiveness	42
14.2	Section Headings	42
14.3	Interpretation	43
14.4	Severability of Provisions	43
14.5	Debtor-Creditor Relationship	43
14.6	Counterparts; Electronic Execution	43
14.7	Revival and Reinstatement of Obligations	43
14.8	Lender Expenses	43
14.9	Integration	44

-iii-

15.	JOINT AND SEVERAL OBLIGATIONS	44

16.	ADDITIONAL LOAN PARTIES	44

17.	TREATMENT OF CERTAIN INFORMATION	44

Exhibits

Exhibit A – RESERVED

Exhibit B – Approved Budget

Exhibit C – Reporting Requirements

Exhibit D – RESERVED

Exhibit E – Form of Guarantor Joinder Agreement

Schedules

Schedule A – Authorized Persons

Schedule D – Designated Account and Designated Account Bank

Schedule 4.1 – Organizational Chart

Schedule 4.5 – Uniform Commercial Code Filing Information

Schedule 4.6 – Litigation and Commercial Tort Claims

Schedule 4.8 – Existing Indebtedness

Schedule 4.9 – Taxes

Schedule 4.11 – Pledged Securities

Schedule 4.12 – Maintenance of Properties; Permits

Schedule 6.2 – Existing Liens

-iv-

JUNIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

THIS JUNIOR SECURED, SUPER PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of July 28, 2023 (the “Effective Date”), by and among SORRENTO THERAPEUTICS, INC. (“Sorrento”), a Delaware corporation, SCINTILLA PHARMACEUTICALS, INC., a Delaware corporation (together with Sorrento, each a “Borrower” and collectively, the “Borrowers”), as borrowers, the guarantors from time to time a party hereto (each a “Guarantor” and collectively, the “Guarantors” and together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”), and SCILEX HOLDING COMPANY, a Delaware corporation, as lender (“Lender”).

WHEREAS, on February 13, 2022 (the “Petition Date”), the Borrowers commenced a voluntary bankruptcy proceeding (together with any other chapter 11 case by any Loan Party, collectively, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”), which are being jointly administered under the lead case filed by Sorrento, Case No. 23-90085 (DRJ);

WHEREAS, on March 30, 2023, the Borrowers entered into that certain Senior Secured, Superior-Priority Debtor-in-Possession Loan and Security Agreement (the “Priming Credit Agreement”) by means of which JMB CAPITAL PARTNERS LENDING, LLC (the “Priming Lender”) provided financing to the Borrowers in the form of a multiple draw term loan in an aggregate principal amount of Seventy-Five Million Dollars ($75,000,000);

WHEREAS, each Borrower remains in possession of its business and manages its properties as debtor and debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Borrowers have requested that Lender provide financing to the Borrowers consisting of a junior secured super-priority single draw term loan in a principal amount of (i) Twenty Million Dollars ($20,000,000), plus (ii) the amount of the Commitment Fee and the Funding Fee, plus (iii) the amount of the DIP Lender Holdback (the “Facility”) pursuant to Sections 105, 363, 364(c) and 364(d) of the Bankruptcy Code;

WHEREAS, Lender has indicated its willingness to agree to extend the Facility to the Borrowers upon the terms and conditions set forth in this Agreement, the DIP Orders, and in the other Loan Documents, and in accordance with Sections 105, 363, 364(c) and 364(d) of the Bankruptcy Code, so long as the Obligations are (i) subject to the Subordination Agreement, secured by Liens on the Collateral granted by the Borrowers as hereinafter provided and (ii) given superpriority status as provided in the DIP Orders;

WHEREAS, the Borrowers have agreed to grant to the Lender a security interest in all their assets as Collateral (subject to the Subordination Agreement as hereinafter provided), and the Borrowers have further agreed that the Lender shall have Super-priority Claims in the Chapter 11 Cases for the repayment of the Obligations pursuant to the DIP Orders, subject to the approval of the Bankruptcy Court;

WHEREAS, on July 5, 2023, the Bankruptcy Court entered an order approving the Facility on an interim basis (the “Interim Order”), and authorizing the Borrowers to borrow and enter into this Agreement and the other Loan Documents; and

WHEREAS, on July 7, 2023, the Borrowers drew the entire principal of the Facility, pursuant to the Interim Order (the amounts advanced by Lender hereunder and under the DIP Orders, the “Loans”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

“Acceptable 363 Sale” means a sale of all or substantially all of the Borrowers’ assets pursuant to Section 363 of the Bankruptcy Code, subject to the following conditions: the Lender shall have reviewed and approved in writing (with email being sufficient) in its reasonable discretion any “stalking horse” asset purchase agreement (the “Stalking Horse Purchase Agreement”), the bidding procedures governing a sale of any portion of the DIP Collateral pursuant to Section 363 of the Bankruptcy Code (the “Bidding Procedures”), any order or proposed order approving the Bidding Procedures (the “Bidding Procedures Order”), any order or proposed order approving a sale of all or any portion of the DIP Collateral pursuant to Section 363 of the Bankruptcy Code (a “Sale Order”), and any motions seeking entry of a Sale Order or approval of the Bidding Procedures.

“Acceptable Plan” means a plan of reorganization or liquidation for the Chapter 11 Cases that (i) provides for the indefeasible payment in full in cash of the Obligations, in exchange for full discharge thereof, on or prior to the effective date of the plan as a condition to the effectiveness thereof or (ii) is otherwise approved in writing (with email being sufficient) by the Lender.

“Additional Documents” has the meaning set forth in Section 5.11.

“Administrative Borrower” means Sorrento Therapeutics, Inc.

“Advisor Transaction Fees” means any transaction fee or the like owed to Moelis & Company LLC or M3 Advisory Partners, LP.

“Affiliate” means, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting equity interests, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allowed Professional Fees” means professional fees and expenses of administering the Chapter 11 Cases, to the extent the Bankruptcy Court authorizes payment (including fees incurred prior to the Effective Date).

“Approved Budget” has the meaning specified in Section 5.2(b).

“Authorized Person” means any one of the individuals identified on Schedule A, as such schedule is updated from time to time by written notice from the Administrative Borrower to the Lender.

“Avoidance Actions” means any actions under sections 544, 545, 547, 548 and 550 of the Bankruptcy Code.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Committees” means the statutory committee of unsecured creditors appointed by the United States Trustee in relation to the Chapter 11 Cases, the statutory committee of equity securities holders appointed by the United States Trustee in relation to the Chapter 11 cases, and any other official committees appointed in the Chapter 11 Cases.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Base Amount” means $20,000,000.

“Borrower(s)” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect prior to the adoption and/or effectiveness of Accounting Standards Codification No. 842 or any successor or replacement accounting provisions.

“Carve Out” has the meaning set forth in the DIP Orders.

“Carve Out Trigger Notice Reserve” has the meaning set forth in the DIP Orders.

“Cash Collateral” has the meaning set forth in the DIP Orders.

“Cash Operating Disbursements” means disbursements of the type listed under the “Cash Operating Disbursements” category in the Approved Budget; provided that, for the avoidance of doubt, Cash Operating Disbursements shall include contingency disbursements but exclude Other Disbursements.

“Cash Operating Receipts” means receipts of the type listed under the “Cash Operating Receipts” line item in the Approved Budget.

“CCC” has the meaning specified in Section 7.6(c).

“Change of Control” means, except with respect to the consummation of a Sale (whether under a plan of reorganization or under Section 363 of the Bankruptcy Code), the acquisition, through purchase or otherwise (including the agreement to act in concert without anything more), by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), after the date of this Agreement, of (i) the beneficial ownership, directly or indirectly, of 50% or more of the voting equity interests of Sorrento or (ii) all or substantially all of the assets of the Loan Parties, taken as a whole, except as permitted in this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Collateral” means, collectively, (a) all prepetition and post-petition real property and all prepetition and post-petition tangible and intangible personal property of the Borrowers, in each case wherever located and whether now owned or hereafter acquired, including, but not limited to, all accounts, contracts rights, chattel paper, cash, general intangibles, intellectual property, machinery, equipment, goods, inventory, furniture, fixtures, letter of credit rights, books and records, deposit accounts, documents, instruments, arbitration awards, commercial tort claims (as more fully described on Schedule 4.6 and any judgments related thereto), money, insurance, receivables, receivables records, collateral support, supporting obligations and instruments, all interests in leaseholds and real properties, all patents, copyrights, trademarks (but excluding trademark applications or “amendments to alleged use” filed in the United States Patent and Trademark Office on the basis of the applicant’s intent-to-use such trademark unless and until evidence of use of the trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.)), trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), all equity interests (including, without limitation, the Pledged Securities), all books and records relating to the foregoing, and all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (in each case as the foregoing are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (and, if defined in more than one Article of such Uniform Commercial Code, shall have the meaning given in Article 9 thereof)), and (b) actions brought under section 549 of the Bankruptcy Code to recover any post-petition transfer of the Collateral and Avoidance Actions and proceeds of Avoidance Actions; provided that the Collateral shall not include (i) the Excluded Assets, (ii) property subject to a purchase money lien, capital lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby or creates a right of termination in favor of any other party thereto or otherwise requires third party consent thereunder or (iii) the Carve Out Trigger Notice Reserve or any contents or proceeds thereof; provided that the exclusions set forth in the foregoing clauses shall not apply to any equity or residual value of such property or the proceeds, products, substitutions or replacements of the foregoing property unless such proceeds, products, substitutions or replacements would themselves constitute property excluded pursuant to foregoing clauses.

“Commitment” means the commitment of the Lender to make Loans hereunder. The aggregate amount of the Lender’s Commitment is Twenty Million Dollars ($20,000,000), plus the amount of the Commitment Fee and the Funding Fee, plus the amount of the DIP Lender Holdback, in each case subject to the terms of this Agreement and the DIP Orders.

“Commitment Fee” means the fee equal to one percent (1.00%) of Base Amount, which fee was fully earned and non-refundable upon the entry of the Interim Order and paid in full upon the funding of the Loans by being added to the principal amount of the Loans.

“Control Agreement” means a deposit account control agreement, in form and substance reasonably acceptable to Lender, executed and delivered by the Borrowers, the Lender, the Priming Lender and the applicable bank institution, with respect to each Deposit Account (other than the Excluded Accounts), which agreement is sufficient to give the Lender “control” (within the meaning of Article 8 and 9 of the UCC) over such Deposit Account and provide that such bank institution shall agree to follow Lender’s instructions with respect to all funds in such Deposit Account.

“Cynviloq Award” means the final award issued on December 19, 2022 in Sorrento Therapeutics, Inc. v. NantPharma, LLC, AAA Case No. 01-19-0001-0303 (filed April 3, 2019).

“Daily Balance” means, as of any date of determination and with respect to any fixed monetary Obligations, the amount of such Obligations owed at the end of such day.

“Debtor” means each Borrower in such Borrower’s capacity as a bankruptcy debtor.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default or a default under the terms of this Agreement.

“Default Rate” has the meaning specified in Section 2.4(b).

“Deposit Account” means any deposit account, as that term is defined in the UCC.

“Designated Account” means the Deposit Account of the Administrative Borrower identified in Schedule D.

“Designated Account Bank” means the financial institution identified in Schedule D.

“DIP Orders” means the Interim Order, the Final Order and/or the Priming DIP Orders, as applicable.

“DIP Lender Holdback” has the meaning set forth for the term “Junior DIP Lender Holdback” in the DIP Orders.

“Disbursement and Capital Expenditure Variance” has the meaning specified in Section 5.2(d).

“Dollars” or “$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party relating to or arising out of violations of Environmental Laws or releases of Hazardous Materials (a) from any Collateral; (b) from adjoining properties or businesses of any real property that constitutes Collateral, or (c) from or onto any facilities, with respect to the Collateral, which received Hazardous Materials generated by the Borrowers.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on the Borrowers, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Assets” means, with respect to any Loan Party (a) Excluded Accounts, (b) the capital stock held by such in (i) any subsidiary that is not a direct subsidiary of a Loan Party and (ii) any direct subsidiary of such Loan Party that is a foreign subsidiary, except for (A) sixty-five percent (65.0%) of the issued and outstanding capital stock in any such direct subsidiary entitled to vote (within the meaning of Treasury Regulations Section 1.956- 2(c)(2)) and (B) one hundred percent (100.0%) of the issued and outstanding capital stock in any such direct subsidiary not entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)), (c) any property or asset to the extent that the grant of a security interest is prohibited or effectively restricted by any contractual restriction or applicable law (only so long as such prohibition exists and subject to any limitation on such prohibitions under the Bankruptcy Code) or requires a consent not obtained of any Governmental Authority pursuant to such applicable laws or a consent not obtained from an unaffiliated third party, (d) such Loan Party’s non-residential real property leases (or leasehold interest created thereby) that restrict or prohibit the grant of such liens or any security deposits held pursuant to such leases; (e) the Excluded Claims; and (f) any insurance policies and proceeds thereof relating to any of the Excluded Claims; provided, however, that such assets shall be included (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such property not subject to the prohibitions set forth above.

“Excluded Accounts” means: (a) deposit and/or securities accounts, the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes, in such amounts as are required, in the reasonable judgment of the Borrowers, to be paid to the Internal Revenue Service or state or local government agencies, with respect to employees of any of the Loan Parties, or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. §–2510.3–102 on behalf of, or for the benefit of, employees of one (1) or more Loan Parties; and (b) all tax accounts (including, without limitation, sales tax accounts), accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, zero balance or swept accounts, and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case of this clause (b), so long as such account is used solely for such purpose.

“Excluded Claims” means causes of action (or proceeds thereof) under Chapter 5 of the Bankruptcy Code or otherwise related to (i) the distribution by Sorrento of its common stock in the Lender to Sorrento’s shareholders on or about January 19, 2023, (ii) the current or former directors or officers of the Borrowers or the Lender (other than in connection with the Facility), (iii) the Lender (other than in connection with the Facility), (iv) any transfer by the Borrowers to any of their subsidiaries or affiliates occurring prior to the Petition Date, and (v) any insider or affiliate transaction, including investments by Sorrento in other companies.

“Exit Fee” means the fee equal to two percent (2.00%) of the principal amount of the Facility funded on July 7, 2023 (including the principal amount of the Loans, plus, without duplication, the amount of the Commitment Fee and the Funding Fee, and the amount of the DIP Lender Holdback (which such amount, for the avoidance of doubt, is equal to $21,600,000)), which was fully earned and non-refundable upon entry of the Interim Order.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Facility” has the meaning specified in the recitals to this Agreement.

“Fees” means all fees due to the Lender under this Agreement, any Loan Document or the DIP Orders, including the Commitment Fee, the Exit Fee and the Funding Fee.

“Final Order” means a final order of the Bankruptcy Court, substantially in the form of the Interim Order, authorizing and approving the Borrowers’ entry into this Agreement and the other Loan Documents, in a form and substance satisfactory to the Lender, in its reasonable discretion, on a final basis.

“Funding Fee” means the fee equal to one percent (1.00%) of Base Amount, which fee was fully earned and non-refundable upon the entry of the Interim Order and paid in full upon the funding of the Loans by being added to the principal amount of the Loans.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guaranty” means the terms and provisions of Article 7.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indebtedness” means (a) all obligations for borrowed money, including, without limitation, the Obligations, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other similar obligations then owing in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all payment obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products, or (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified in Section 10.3.

“Indemnified Person” has the meaning specified in Section 10.3.

“Information” has the meaning specified in Article 17.

“Initial Approved Budget” has the meaning specified in Section 5.2(b).

“Interim Hearing” has the meaning set forth in the Interim Order.

“Interim Order” has the meaning specified in the recitals to this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all reasonable and documented (a) costs or expenses (including taxes and insurance premiums) required to be paid by the Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender, (b) out-of-pocket fees or charges paid or incurred by the Lender in connection with its transactions with the Borrowers under any of the Loan Documents, including, but not limited to, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording or publication, (c) out-of-pocket costs and expenses incurred by the Lender in the disbursement of funds to the Borrowers (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by the Lender resulting from the dishonor of checks payable by or to the Borrowers, (e) out-of-pocket costs, fees (including reasonable and documented attorneys’ fees) and expenses paid or incurred by the Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) [reserved], (g) out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender relationship with the Loan Parties, (h) out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Lender incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, (i) out-of-pocket fees and expenses of the Lender related to any due diligence in connection with the Facility or meetings with the Loan Parties in connection with the Facility, (j) costs and expenses of the Lender (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning the Loan Parties or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (k) all other reasonable and documented fees and expenses of other professionals retained by Lender, with the consent of the Administrative Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required following an Event of Default).

“Lender Related Person” means the Lender, together with its officers, directors, employees, attorneys, representatives and agents.

“Lien” means any pledge, hypothecation, assignment (which is intended as security), charge, deposit arrangement (which is intended as security), encumbrance, easement, lien (statutory or other), mortgage, security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever (which is intended as security), including any title retention agreement, the interest of a lessor under a Capital Lease, and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means this Agreement, DIP Orders, the Additional Documents, the Security Documents, and any other notes or security agreements executed by Loan Parties in connection with the Agreement in favor of the Lender, any other agreement entered into, now or in the future, by any Loan Party and the Lender in connection with this Agreement and designated as a Loan Document, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Loans” has the meaning set forth in the recitals hereto.

“Material Adverse Change” means, other than with respect to the Chapter 11 Cases, any event, condition, circumstance or contingency that, individually or in the aggregate, (a) has had or could reasonably be expected to have, a material adverse effect on the business, operations, performance, prospects or financial condition of the Loan Parties, taken as a whole, (b) has resulted in, or could reasonably be expected to result in, a material adverse effect on the validity or enforceability of, or the rights, remedies or benefits available to the Lender under this Agreement or the DIP Orders (other than as permitted hereunder or as a result of an action or failure to take action by the Lender) or of Lender’s ability to enforce the Obligations or realize upon the Collateral, (c) has had or could reasonably be expected to have, a material adverse effect on the ability of any Loan Party, taken as a whole, to perform its payment obligations under this Agreement or the DIP Orders, or (d) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral, taken as a whole, or the priority of such Liens, as provided in the DIP Orders.

“Material Contract” means each contract or agreement as to which the breach, nonperformance, cancellation, termination, loss, expiration or failure to renew by any party thereto would reasonably be expected to result in a Material Adverse Change.

“Maturity Date” means the earliest of: (i) September 30, 2023; (ii) the effective date of a plan of reorganization of the Chapter 11 Cases; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Borrowers pursuant to Section 363 of the Bankruptcy Code; (iv) the date of acceleration of the Obligations and the termination of the Commitment pursuant to this Agreement; (v) the dismissal of the Chapter 11 Cases or its conversion to a case under Chapter 7 of the Bankruptcy Code; and (vi) July 31, 2023 (or such later date agreed to by Lender in its sole discretion), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date.

“Measuring Period” has the meaning specified in Section 5.2(d).

“Net Cash Proceeds” means with respect to any sale or disposition of Collateral by any Person, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person, in connection therewith, after deducting therefrom only (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, other fees, commissions, and expenses related thereto and required to be paid in connection with such sale or disposition, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale or disposition, (iii) taxes paid or payable to any taxing authorities in connection with such sale or disposition, (iv) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above), and (v) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of any Loan Party as a result thereof.

“Net Operating Disbursements” means Cash Operating Receipts less Cash Operating Disbursements.

“Net Operating Disbursements Variance” means, for each Measuring Period, the difference, expressed as a percentage, between (a) actual Net Operating Disbursements for such Measuring Period and (b) projected Net Operating Disbursements for such Measuring Period, as set forth in the relevant Approved Budget.

“Obligations” means (a) all loans, including, without limitation, the Loans, debts, principal, interest, contingent reimbursement or indemnification obligations, liabilities (including all amounts paid by being added to the principal amount of the Loans pursuant to this agreement), obligations (including indemnification obligations), Fees, Lender Expenses, premiums, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise, guaranties, covenants, and duties of any kind and description owing by the Loan Parties, to the Lender pursuant to or evidenced by the Loan Documents and/or pursuant to or in connection with any one or more documents, instruments or agreements described in clause (i) of the definition of Lender Expenses and, in each case, irrespective of whether for the payment of money, of the Loan Parties to the Lender under the Loan Documents and the DIP Orders, and including all interest not paid when due and all other expenses or other amounts that Loan Parties are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents including, without limitation, including in connection with the collection or enforcement of or preservation of rights of the Lender under the Loan Documents.

“Ordinary Course” and “Ordinary Course of Business” shall mean, in respect of any Person, the ordinary course and reasonable requirements of such Person’s business and undertaken in good faith.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization and all applicable resolutions of any managing member of such limited liability company.

“Other Disbursements” means disbursements of the type listed under the “Other Disbursements” category in the Approved Budget; provided that, for the avoidance of doubt, Other Disbursements shall include Professional Fees, interest payments in respect of the Loans and other expenses paid pursuant to the DIP Orders.

“Payment Account” means the Deposit Account of the Lender notified in writing to the Borrowers.

“Permits” means any license, lease, power, permit, franchise, certificate, authorization or approval issued by a Governmental Authority.

“Permitted Indebtedness” has the meaning set forth in Section 6.1.

“Permitted Liens” means:

(a) all Liens created by the Priming Loan Documents and the Priming DIP Orders (including the Carve Out, Adequate Protection Liens and Adequate Protection Super-priority Claims, as defined therein);

(b) all Liens created by the Loan Documents and the DIP Orders (including the Carve Out, Adequate Protection Liens and Adequate Protection Super-priority Claims, as defined therein);

(c) Liens existing on the Effective Date and listed on Schedule 6.2 and any renewals, substitutions or extensions thereof; provided that (i) the property or asset covered thereby has not changed, (ii) the outstanding principal amount thereof secured by such property or asset does not increase (unless otherwise permitted pursuant to the terms of the documentation (as in effect as of the Effective Date) in respect of such Liens), and (iii) the Loan Party liable with respect there to has not changed;

(d) Liens for Taxes that are not delinquent or thereafter payable and that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) Statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business for amounts not overdue or subject to Permitted Protest;

(f) (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) pledges and deposits of cash securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party;

(g) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business;

(h) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially detract from the value or use of the property subject thereto, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrower’s ability to pay the Obligations in a timely manner or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the Ordinary Course of Business, and consistent with past practice;

(k) receipts of progress payments and advances from customers in the Ordinary Course of Business, and consistent with past practice, to the extent same creates a Lien on the related inventory and proceeds thereof;

(l) Liens on the Equity Interests of subsidiaries to the extent constituting Excluded Assets;

(m) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) in existence for less than thirty (30) days after the entry thereof or with respect to which execution has been stayed and which do not constitute an Event of Default;

(n) non-exclusive licenses and sublicenses of intellectual property entered into in the Ordinary Course of Business;

(o) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions incurred in connection with the maintenance of such deposits in the Ordinary Course and not arising in connection with the issuance or repayment of Indebtedness;

(p) Liens that are contractual rights of setoff relating to pooled deposit or sweep accounts of the Borrowers or their Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Loan Parties;

(q) Liens on insurance policies and the proceeds thereof solely securing the financing of the premiums with respect thereto; and

(r) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrowers, individually, or taken as a whole.

“Permitted Protest” means the right of any Borrower or other Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes, or rental payment; provided that (a) a reserve with respect to such obligation is established on such Borrower’s or other Loan Party’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or such other Loan Party in good faith and (c) the Lender is satisfied in its reasonable discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Permitted Transfers” means a sale of Collateral not to exceed gross proceeds of $20,000,000 subject to the following conditions: (a) no Default or Event of Default has occurred and is continuing or would occur after giving effect to any proposed Permitted Transfer, (b) the Borrowers have filed an Acceptable Plan (or otherwise provides for the payment in full in cash of the Obligations in a manner satisfactory to the Lender in its sole discretion) and (c) the proceeds thereof are used solely to fund working capital of Borrowers in accordance with the Approved Budget.

“Permitted Variance” means a positive 20% or less Net Operating Disbursements Variance.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petition Date” has the meaning set forth in the recitals hereto.

“Pledged Securities” any Equity Interests now owned or obtained in the future by any Borrower, as more fully described on Schedule 14.11 with respect to Pledged Securities as of the Effective Date.

“Post Carve Out Notice Trigger Cap” has the meaning set forth in the DIP Orders.

“Pre-Trigger Date Fees” has the meaning set forth in the DIP Orders.

“Priming Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Priming Designated Account” means the “Designated Account” as defined in the Priming Credit Agreement, as in effect on the date of the Interim Order.

“Priming DIP Orders” means the “DIP Orders” as defined in the Priming Credit Agreement, as in effect on the date hereof.

“Priming Lender” has the meaning specified in the recitals to this Agreement.

“Priming Loan Documents” means the Priming Credit Agreement and the other “Loan Documents” as defined in the Priming Credit Agreement, as in effect on the date hereof.

“Priming Obligations” means “Obligations” as defined in the Priming Credit Agreement, as in effect on the date hereof.

“Professional Fees” means all unpaid fees and expenses incurred by persons or firms retained by the Loan Parties pursuant to Sections 327, 328, 329, 330, 331, 363, or 503(b)(4) of the Bankruptcy Code; provided that to the extent that any amount of the foregoing compensation or reimbursement is denied or reduced by the Bankruptcy Court or any other court of competent jurisdiction, such amount shall no longer constitute Professional Fees.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Remedies Notice” has the meaning set forth in the applicable DIP Order.

“Remedies Notice Period” has the meaning set forth in the applicable DIP Order.

“Required Lien Priority” has the meaning set forth in Section 9.1(a)(iii).

“Sale” means the sale of all or substantially all of the assets of Borrowers or any other Loan Party to any party, including the Lender, or any of its Affiliates, pursuant to an Acceptable 363 Sale or pursuant to an Acceptable Plan.

“Schedules” means those certain schedules annexed hereto and made a part hereof.

“Security Documents” means (i) all UCC financing statements, or amendments or continuations thereof, and (ii) any other security agreements, the Control Agreements, documents or filings in connection with the perfection of the Liens hereunder.

“Sorrento” has the meaning set forth in the preamble to this Agreement.

“Stay Relief Hearing” has the meaning set forth in the applicable DIP Order.

“Subordination Agreement” means that certain Intercreditor and Subordination Agreement, dated as of July 5, 2023, between the Lender and the Priming Lender.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, governors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Super-priority Claim” has the meaning set forth in Section 9.1(a)(i).

“Term Sheet” means that certain Term Sheet dated July 5, 2023, by and between the Borrowers and Lender.

“Trigger Date” has the meaning set forth in the DIP Orders.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” means the United States of America.

“Updated Approved Budget” has the meaning specified in Section 5.2(c).

“Variance Report” has the meaning specified in Section 5.2(d).

“Voidable Transfer” has the meaning set forth in Section 14.7.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, if the Administrative Borrower notifies the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Administrative Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Lender and the Administrative Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change in GAAP with the intent of having the respective positions of the Lender and the Administrative Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Borrowers on a consolidated basis, unless the context clearly requires otherwise.

1.3 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that, to the extent that the

UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unasserted contingent indemnification Obligations (with all such Obligations consisting of monetary or payment Obligations having been paid in full in cash) and the irrevocable termination of all Commitments under this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Schedules and Exhibits. All schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Agreement to Lend; Security Documents and Loan Documents.

(a) Subject to the terms and conditions of the DIP Orders and this Agreement, Lender has agreed to make the Loans to the Borrower, in the amount of its Commitment, on July 7, 2023 (for the avoidance of doubt, the amount of the Loans funded on such date was $21,600,000 (such amount inclusive of Twenty Million Dollars ($20,000,000), plus the amount of the Commitment Fee and the Funding Fee, plus the amount of the DIP Lender Holdback)). The Loans have been advanced to the Borrowers in accordance with the Term Sheet and as set forth in the Interim Order. Any Loans, or portion thereof, that are repaid or prepaid (whether as an optional prepayment or a mandatory prepayment) cannot be reborrowed.

(b) The Loans shall be secured by the Collateral as set forth in this Agreement, the DIP Orders, and the other Loan Documents.

(c) The Borrowers agree that they are jointly and severally liable for the prompt payment and performance of all Obligations under the Loan Documents. Each Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full (including the Exit Fee) on the Maturity Date.

2.2 [Reserved].

2.3 Payments; Reductions of the Commitment; Prepayments.

(a) Payments by the Borrowers. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Payment Account for the account of the Lender and shall be made in immediately available funds, no later than 4:00 p.m. (Eastern time) on the date specified herein. Any payment received by the Lender later than 4:00 p.m. (Eastern time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Application of Payments and Proceeds. Subject to the Subordination Agreement, all payments remitted to the Lender and all proceeds of Collateral received by the Lender shall be applied as follows (unless otherwise directed by the Lender):

(i) first, to pay any Lender Expenses then owed to the Lender or Lender Related Persons in accordance with the DIP Orders, or indemnities then due to the Lender under the Loan Documents, until paid in full;

(ii) second, to pay any Fees then due to the Lender under the Loan Documents until paid in full;

(iii) third, to pay interest due in respect of the Loans until paid in full;

(iv) fourth, to pay the principal of all Loans until paid in full;

(v) fifth, to pay any other Obligations until paid in full; and

(vi) sixth, to Borrowers (to be wired to the Designated Account or any other Deposit Account of the Borrowers notified in writing to the Lender from time to time) or as otherwise required by applicable law.

In the event of a direct conflict between the priority provisions of this Section 2.3(b) and any other provision contained in any other Loan Document (except for the DIP Orders), it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(b) shall control and govern. Notwithstanding the foregoing, to the extent there is a conflict between the DIP Orders and any other Loan Document, the DIP Orders shall control and govern.

(c) Optional Prepayments. Subject to the Subordination Agreement, upon five (5) Business Days’ prior notice to Lender, Borrowers may prepay any Loan, in whole or in part, at any time, provided that (i) the principal amount being prepaid shall be an amount not less than $1,000,000, and (ii) any such prepayments under this clause (c) shall be applied in the order set forth in Section 2.3(b).

Pursuant to California Civil Code Section 2954.10, Borrowers expressly waive their right to prepay the Loans except as expressly permitted herein.

(d) Mandatory Prepayments. Subject to the Subordination Agreement:

(i) Dispositions. Within one (1) Business Day of the date of receipt by the Borrowers or any other Loan Party of the Net Cash Proceeds of any disposition (whether through a voluntary or involuntary sale, the loss, destruction or damage thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof or otherwise) of Collateral described in Section 6.4, the Borrowers shall prepay such portion of the outstanding amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds (including insurance proceeds, condemnation awards, and payments in lieu thereof) received in connection with such sales or dispositions, less any amounts applied to the prepayment of the Priming Obligations pursuant to the mandatory prepayment required by Section 2.3(d)(i) of the Priming Credit Agreement, plus the accrued interest and Exit Fee as applied to the amount of such prepayment. Nothing contained in this Section 2.3(d)(i) shall permit the Borrowers to sell any Collateral other than in accordance with Section 6.4. In no event shall any amount paid to Lender under this Section 2.3(d)(i) exceed the outstanding amount of the Obligations.

(ii) Indebtedness. Within one (1) Business Day of the date of incurrence by any Borrower or any other Loan Party of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with the incurrence of such Indebtedness, less any amounts applied to the prepayment of the Priming Obligations pursuant to the mandatory prepayment required by Section 2.3(d)(ii) of the Priming Credit Agreement, plus the accrued interest and Exit Fee as applied to the principal amount of such prepayment. The provisions of this Section 2.3(d)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

2.4 Interest Rates and Rates, Payments and Calculations.

(a) Interest Rate. Except as provided in Section 2.4(b), all Loans shall bear interest on the Daily Balance thereof at a rate equal to fourteen percent (12.00%) per annum. For the purpose of calculating interest under this Section 2.4(a), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder (but, for the avoidance of doubt, the “Daily Balance” shall include all interest and fees that have been paid in kind by being capitalized and added to the principal amount of the Loans).

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to two percent (2.00%) plus the then applicable interest rate (the “Default Rate”), and the Default Rate may be applied retroactively to the date of the occurrences of the related Event of Default. For the purpose of calculating interest under this Section 2.4(b), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder (but, for the avoidance of doubt, the “Daily Balance” shall include all interest and fees that have been paid in kind by being capitalized and added to the principal amount of the Loans).

(c) Payment. Except to the extent provided to the contrary herein, and subject to the Subordination Agreement, (i) interest shall be due and payable, in arrears, on the first (1st) day of each month at any time that Obligations or the Loans are outstanding and on the Termination Date, and shall be paid in kind by being capitalized and added to the principal amount of the Loans owed hereunder, (ii) the Commitment Fee, Funding Fee, and Exit Fee shall be due and payable in accordance with Section 2.8 and (iii) all other Fees payable hereunder or under any of the other Loan Documents, and all costs, expenses and Lender Expenses payable hereunder or under any of the other Loan Documents, shall be due and payable, in arrears, on the first (1st) day of each month at any time that Obligations or the Loans are outstanding and shall be paid to the Payment Account; in each case of clauses (i), (ii) and (iii) hereof, subject to the procedures set forth in the DIP Orders (to the extent applicable). Each Borrower agrees that the Lender have all rights of setoff and bankers’ lien provided by applicable law on account of any accounts maintained at the Lender, and in addition thereto, each Borrower agrees that at any time any Event of Default exists, upon prior notice to the Administrative Borrower, the Lender may apply all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter with the Lender to the payment of any Obligations of the Borrowers hereunder, whether or not then due.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed based on a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5 Crediting Payments; Clearance Charge. Except as provided in Section 2.4(c)(i) above, the receipt of any payment item by the Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.

2.6 [Reserved].

2.7 Statements of Obligations. The Lender shall maintain true, correct and complete electronic or written records evidencing the Indebtedness and other Obligations owed by the Borrowers to the Lender, in which the Lender will record (i) the amount of all Loans made under this Agreement, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from the Borrowers to the Lender under this Agreement and (iii) all amounts received by the Lender under this Agreement from the Borrowers.

2.8 Fees.

(a) Commitment Fee; Funding Fee. Upon the funding of the Loans, (i) Borrowers paid the Commitment Fee and the Funding Fee by adding the amount of such fees to the principal amount of the Loans; and (ii) the DIP Lender Holdback was funded in the amount of $1,200,000 and such amount was added to the principal amount of the Loans.

(b) Exit Fee. Upon any voluntary or mandatory repayment or satisfaction of the Obligations in whole or in part, the Borrowers shall pay (i) the Exit Fee and (ii) the applicable Lender Expenses, including reasonable attorney’s fees to the Lender. For the avoidance of doubt, the full amount of the Exit Fee shall be due and payable upon the Maturity Date; provided, however, if the Maturity Date has occurred solely as a result of the occurrence or continuation of an Event of Default under this Agreement or any other Loan Document, then the Exit Fee shall not be payable until the earlier of the date on which (i) Obligations have been accelerated by the Lender or (ii) the Obligations have matured pursuant to clauses (i) or (vi) of the definition of “Maturity Date”.

(c) The Fees payable to the Lender under this Agreement, the DIP Orders or any of the other Loan Documents shall not be subject to proration and shall be non-refundable and non-avoidable obligations of the Borrowers.

3. TERM OF AGREEMENT.

3.1 [Reserved].

3.2 Conditions Precedent to the Effective Date.

(a) Not later than July 31, 2023:

(i) the Final Order shall have been entered by the Bankruptcy Court, which Final Order shall be in the form of the Interim Order with such changes as are customary for a final order or otherwise are acceptable to the Lender, and such Final Order shall be in full force and effect and shall not have been reversed, modified, stayed vacated, appealed or subject to a stay pending appeal. The Borrowers and the Lender be entitled to rely in good faith upon the Final Order and shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections thereto, unless the relevant offer has been stayed by a court of competent jurisdiction;

(ii) the Lender shall have received all necessary UCC financing statements and other documentation necessary to provide the Lender with a valid, perfected priming security interest in the Collateral pledged by the Borrowers;

(iii) the Lender shall have received copies of UCC, tax, and judgment lien searches and title reports, in each case satisfactory to the Lender in its sole discretion; and

(iv) the parties shall have executed and delivered this Agreement and the other Loan Documents in form and substance reasonably satisfactory to the Lender.

3.3 [Reserved].

3.4 Maturity. This Agreement shall continue in full force and effect until the payment in full of the Obligations. All Obligations including, without limitation, the outstanding unpaid principal balance and all accrued and unpaid interest and all Fees (including, without limitation, the Exit Fee) on the Loans shall be due and payable on the Maturity Date. For the avoidance of doubt, if the Maturity Date occurs pursuant to clause (vi) of the definition thereof, then any funds remaining in the Designated Account as of such date may be applied by the Lender to the outstanding amount of the Obligations, provided, that such application shall not be deemed to satisfy any of the outstanding Obligations that are in excess of such amount, and the Borrowers shall remain jointly and severally obligated to the Lender in respect of such excess amounts pursuant to the terms hereof.

3.5 Effect of Maturity. On the Maturity Date, the Commitment of the Lender to provide any additional credit hereunder shall automatically be terminated and all Obligations immediately shall become due and payable without notice or demand. No termination of the obligations of Lender (other than payment in full of the Obligations and termination of the Commitment) shall relieve or discharge the Borrowers of their respective duties, obligations, or covenants hereunder or under any other Loan Document and the Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitment has been terminated. When all of the Obligations have been indefeasibly paid in full in immediately available funds and Lender have no further obligation hereunder to fund further Loans, the Lender will, at the Borrowers’ expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and Liens previously filed by the Lender with respect to the Obligations.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender. Each Borrower further represents that such representations and warranties shall be true, correct, and complete, in all material respects, as of the Effective Date, and shall be true, correct, and complete, in all material respects, as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement until all Obligations have been indefeasibly paid in full:

4.1 Due Organization and Qualification. Each Borrower (i) is duly formed and existing and in good standing under the laws of the jurisdiction of its formation, (ii) where the ownership of Collateral requires such qualification, is qualified to do business in any state where the failure to be so qualified would reasonably be expected to result in a Material Adverse Change, and (iii) subject to the Bankruptcy Court’s entry of the applicable DIP Order and any limitation under the Bankruptcy Code or other debtor relief law, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Schedule 4.1 is an organizational chart showing the complete and accurate ownership structure of the Borrowers.

4.2 Due Authorization. The execution, delivery, and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action on the part of such Borrower and, with respect to such Borrower, is only subject to the Bankruptcy Court’s entry of the applicable DIP Order.

4.3 Binding Obligations. Each Loan Document has been duly executed and delivered by each Borrower that is a party thereto and, subject to the entry of the Interim Order or Final Order, as applicable, is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.4 Title to Properties. Except for Permitted Liens, each Borrower has (i) good, sufficient and legal title to, and (ii) good and marketable title to (in the case of personal property), all of such Borrower’s right, interest and title in the Collateral.

4.5 Jurisdiction of Formation; Location of Chief Executive Office; Organizational; Identification Number.

(a) The name (within the meaning of Section 9-503 of the UCC), jurisdiction of formation, tax identification numbers and organizational identification number (if any) of each Borrower are as set forth on Schedule 4.5 (as such Schedule may be updated from time to time by notice from Administrative Borrower to Lender).

(b) The chief executive office of each Borrower is located at the address indicated on Schedule 4.5 (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Lender).

4.6 Litigation. Other than the Chapter 11 Cases and as set forth on Schedule 4.6, there are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby (other than objections or pleadings that may have been filed in the Chapter 11 Cases with respect to the Borrowers seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement), or (b) except as set forth on Schedule 4.6, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Change. Schedule 4.6 contains all of the commercial tort claims against any Borrower, pending or threatened, known to any Borrower as of the Effective Date.

4.7 Fraudulent Transfer. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Borrower.

4.8 Indebtedness. Together with the Priming Obligations, the Indebtedness set forth on Schedule 4.8 is a true and complete list of all Indebtedness of the Borrowers outstanding as of the Effective Date.

4.9 Payment of Taxes. Except as provided on Schedule 4.9, all United States federal, state and other material tax returns and reports of the Borrowers required to be filed by the Borrowers with respect to the Collateral have been timely filed, and all taxes due with respect to the period covered by such tax returns and all material assessments, fees and other governmental charges upon any Collateral that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest. With respect to the Collateral, no Borrower is aware of any proposed material tax assessment against any Borrower with respect to United States federal, state or municipal taxes.

4.10 Approved Budget. Attached to this Agreement as Exhibit B is a true and complete copy of the Approved Budget. The Approved Budget may be amended or otherwise modified from time to time with the written consent of the Lender in its reasonable discretion so long as such amendments or modifications are in accordance with the DIP Orders and this Agreement; provided the total amount of Loans provided pursuant to the Approved Budget shall not exceed the total amount of the initial Commitment authorized by the DIP Orders.

4.11 Pledged Securities. The only equity interests of any Person owned by any Borrower or other Loan Party as of the Effective Date are listed on Schedule 4.11.

4.12 Permits. Except as set forth on Schedule 4.12, as of the Effective Date, each Loan Party is in compliance with, and has, all Permits that, as of the Effective Date, are required for the operation of its business and for the execution, delivery and performance by, and enforcement against, such Borrower of each Loan Document. Except as set forth in Schedule 4.12, as of the Effective Date, no Loan Party is in breach of or default under the provisions of any such Permit, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in any of the foregoing, which in each case could reasonably be expected to have a Material Adverse Change.

4.13 No Other Representations. Except for the representations and warranties contained in this Article 4 (including the related portions of the Schedules), no Loan Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Borrowers or any other Loan Party including, without limitation, any representation or warranty as to the accuracy or completeness of any information, documents or material delivered to the Lender or made available to the Lender. Lender hereby acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Lender has relied solely upon its own investigation and the express representations and warranties of the Borrowers set forth in this Article 4 (including the related portions of the Schedules) and (b) no Loan Party nor any other Person has made any representation or warranty except as expressly set forth in this Article 4 (including the related portions of the Schedules).

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of the Commitment and the indefeasible payment in full in cash of the Obligations (other than contingent or indemnification obligations not then due), it shall comply with each of the following, as applicable:

5.1 Reports; Certificates. Borrowers shall deliver to the Lender (a) promptly upon becoming aware of any Default, notice of such Default; and (b) promptly upon becoming aware of any litigation threatened in writing against any Borrower or filed (other than any adversary proceeding filed in the Chapter 11 Cases), or any event (other than events of public knowledge in the Chapter 11 Cases), in each case which could reasonably be expected to have a Material Adverse Change, notice of such litigation or event. In addition, the Borrowers agree to maintain a system of accounting that enables the Borrowers to produce unaudited financial statements in accordance with GAAP.

5.2 Reporting; Approved Budget; Conference Calls.

(a) The Borrowers shall comply with the agreements, requirements, covenants and undertakings applicable to it set forth in Exhibit C, in accordance with the terms thereof.

(b) The Borrowers have delivered to the Lender an extended weekly Approved Budget for the period commencing on June 25, 2023 through July 29, 2023 that sets forth in reasonable detail and separated into line items for each category of receipts or disbursements, all of the Borrowers’ projected (i) Cash Operating Receipts, (ii) Cash Operating Disbursements, and (iii) Other Disbursements, each on a weekly basis and in form and substance reasonably acceptable to the Lender (the “Initial Approved Budget”, as modified from time to time in accordance herewith, the “Approved Budget”), which is attached hereto as Exhibit B.

(c) Starting August 2, 2023, and every fourth Wednesday thereafter (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), the Borrowers shall deliver an updated Approved Budget extending the term thereof (each an “Updated Approved Budget”). Lender, in its reasonable discretion, shall have the right to approve or reject any Updated Approved Budget or any amendments by providing the Borrowers specific notice thereof within five (5) Business Days after the delivery by the Borrowers of an Updated Approved Budget (other than any such updates or amendments that are approved by the Priming Lender under the terms of the Priming Credit Agreement and that do no result, in the aggregate when taken together with any other updates or amendments made since the most recent Budget was approved by the Lender, in more than a 15% variance from the most recent Budget approved by the Lender). To the extent the Lender provides written notice rejecting the Updated Approved Budget, the then existing Approved Budget shall continue to constitute the Approved Budget until such time as an update or amendment is approved by the Lender. In the event the Lender does not provide written notice of its rejection of the proposed updates within such five (5)-day period, the Lender shall be deemed to have approved the Updated Approved Budget. Upon approval, the Updated Approved Budget shall become the Approved Budget.

(d) On Thursday of every week (or, to the extent such Thursday is not a Business Day, the next Business Day thereafter), the Borrowers shall deliver to the Lender a variance report, in a form satisfactory to the Lender, for the rolling cumulative four (4)-week period ending the prior Friday (each a “Measuring Period”) calculating the Net Operating Disbursements Variance for such Measuring Period; and explaining in reasonable detail all material Net Operating Disbursements Variance (each such report, a “Variance Report”).

(e) [Reserved].

(f) The Borrowers (or their financial advisor) shall use commercially reasonable efforts to participate in a weekly conference call at such time to be agreed between the Borrowers and the Lender, if requested by the Lender regarding the Approved Budget, management issues, sale process, and other matters. If reasonably requested by the Lender, the chief restructuring officer or the chief financial officer of the Borrowers shall participate in such conference calls.

5.3 Material Contracts; Sale Offers. Other than defaults existing as of the date hereof, the Borrowers shall deliver to the Lender (i) promptly upon the Borrowers becoming aware of any default (other than the filing of the Chapter 11 Cases) or other material breach under any Material Contract to which any Borrower is a party, notice of such defaults or breaches, and (ii) promptly notify the Lender upon any written offer by a third party to purchase all or substantially all of the assets of any Borrower, or to purchase all or substantially all of the equity of the Borrowers, in a binding bid related to a potential Sale.

5.4 Existence. At all times, the Borrowers shall (a) maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of incorporation or formation) and (b) maintain all its rights and franchises, licenses and permits, except where the failure to maintain any such rights and franchises, or licenses and permits would not reasonably be expected to result in a Material Adverse Change.

5.5 Maintenance of Properties; Permits. The Borrowers shall (a) maintain and preserve the Collateral that is necessary to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted to the extent permitted by the Approved Budget and the Permitted Variance, (b) comply with the material provisions of all material leases related to the Collateral pledged by it, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest and (c) maintain, comply with and keep in full force and effect its Permits with respect to the Collateral pledged by it, unless failure to do so would not result in a Material Adverse Change. The Borrowers shall comply with, and obtain and maintain, all Permits required for the operation of its business, unless failure to do so would not result in a Material Adverse Change.

5.6 Taxes. The Borrowers shall cause all assessments and taxes imposed, levied, or assessed after the Petition Date against any Collateral to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that any such assessments and taxes shall be paid as part of a Sale or pursuant to the Approved Budget or that is subject to a Permitted Protest.

5.7 Insurance. At the relevant Borrowers’ expense, the Borrowers shall maintain insurance with respect to the Collateral in which the Borrowers have any right, interest or title, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and consistent with the Borrowers’ insurance policies in effect on the Petition Date. The Borrowers shall maintain general liability, director’s and officer’s liability insurance, fiduciary liability insurance, employment practices liability insurance, title insurance as well as insurance against larceny, embezzlement, and criminal misappropriation, consistent with the Borrowers’ insurance policies in effect on the Petition Date. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Lender. All property insurance policies covering the Collateral are, reasonably promptly after the Effective Date (but not more than fifteen (15) Business Days thereafter), to be made payable to the Lender, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Lender may reasonably require to fully protect the Lender’s interest in the Collateral and any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Lender, reasonably promptly after the Effective Date (but not more than fifteen (15) Business Days thereafter), with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Lender and shall provide for not less than thirty (30) days (fifteen (15) in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If the Borrowers fail to maintain the insurance required by this Section 5.6, the Lender may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Administrative Borrower shall give the Lender prompt notice of any loss covered by the casualty or business interruption insurance of any Borrower. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.8 Inspection. The Borrowers shall permit the Lender and each of its duly authorized representatives or agent to visit any of its properties and inspect any of its Collateral or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as the Lender may reasonably require and, so long as no Default or Event of Default exists, with reasonable prior notice to the applicable Loan Party.

5.9 Environmental. The Loan Parties shall:

(a) Comply with all applicable Environmental Laws, except where the failure to so comply would not reasonably be expected result in a Material Adverse Change.

(b) Promptly notify the Lender of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party that would reasonably be expected to result in a Material Adverse Change.

(c) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide the Lender with written notice of (i) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, which Environmental Action may would reasonably be expected to result in a Material Adverse Change, and (ii) written notice of a violation, citation, or other administrative order from a Governmental Authority, which would reasonably be expected to result in a Material Adverse Change.

5.10 Compliance with Laws. The Loan Parties shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.11 Disclosure Updates. The Loan Parties shall promptly, and in no event later than five (5) Business Days after obtaining actual knowledge thereof, notify the Lender of any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Loan Parties’ industry) furnished to the Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules or reports hereto, except as expressly provided hereunder.

5.12 Further Assurances. Upon reasonable written notice from the Lender, the Loan Parties shall use commercially reasonable efforts to execute and deliver to the Lender any and all Security Documents, fixture filings, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Lender may reasonably request in form and substance reasonably satisfactory to the Lender, to create, perfect, and continue perfected or to better perfect the Lender’s Liens in all the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal).

5.13 Designated Account. Borrowers agree to (i) maintain the Designated Account with the Designated Account Bank, which shall be subject to the Control Agreement and (ii) maintain the proceeds of the Loans in the Designated Account unless and until applied in accordance with Section 6.11 hereof.

5.14 Approved Budget. Borrowers shall comply with the Approved Budget (as updated and supplemented in accordance with this Agreement), subject to the Permitted Variance.

5.15 Carve Out Trigger Notice Reserve. The Borrowers shall deposit and hold in a segregated account the Carve Out Trigger Notice Reserve to pay such then unpaid Allowed Professional Fees prior to any and all other claims. The Carve Out Trigger Notice Reserve shall be funded by the Borrowers on a weekly basis and shall contain an amount equal to the amount of Pre-Trigger Date Fees reflected in the Approved Budget from the Petition Date through the weekly date of funding.

5.16 Pledged Securities. The Pledged Securities (other than the Equity Interests of any Borrower pledged hereunder) in the securities accounts noted on Schedule 4.11 shall at all times remain in such securities accounts noted on such Schedule 4.11 and on a monthly basis, the Borrower shall provide to Lender a copy of the statement from the securities intermediary which sets forth the balance of such Pledged Securities and confirms that no transfers have been made other than a Permitted Transfer in accordance with the terms of this Agreement.

5.17 Joinder of Existing Subsidiaries. The Borrowers shall cause any of their Subsidiaries that join the Chapter 11 Cases or otherwise commence a chapter 11 case under the Bankruptcy Code to be joined as a Guarantor under this Agreement by executing a Guarantor Joinder Agreement in substantially the form attached hereto as Exhibit F.

5.18 Right of First Refusal. Notwithstanding anything to the contrary set forth herein or in the DIP Orders, the Borrowers shall provide to Lender a right of first refusal to provide any debtor-in-

possession financing during the course of the Chapter 11 Cases to the Loan Parties occurring after the date of the Interim Order, until the Chapter 11 Cases are concluded. Prior to the incurrence of any such debtor-in-possession financing, the Borrowers shall provide to Lender a description of the material terms of such financing and a bona fide offer to provide financing on the same or better (as determined by the Borrowers in their reasonable judgement) terms as such offered financing, subject to the right of Lender to accept or reject such offer in its sole discretion within three (3) Business Days of delivery of such offer from the Borrowers to Lender.

6. NEGATIVE COVENANTS.

The Loan Parties covenant and agree that, until termination of the Commitment and payment in full of the Obligations, the Loan Parties will not do any of the following without the prior consent of the Lender in its sole discretion:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness with respect to the Collateral, except for the following (“Permitted Indebtedness”):

(a) Priming Obligations in an amount not to exceed (i) the sum of the principal amount outstanding under the Priming Loan Documents as of the date of the Interim Hearing plus all interest, fees and expenses (including, without limiting the generality of the foregoing, the Exit Fee (as defined in the Priming Credit Agreement)) payable under the Priming Credit Agreement as in effect on the date of the Interim Order (other than contingent indemnification obligations as to which no claim has been asserted), less (ii) any principal amount of the Priming Obligations repaid or prepaid after the date of the Interim Hearing;

(b) Indebtedness evidenced by this Agreement and the other Loan Documents (including, for the avoidance of doubt, the Carve Out);

(c) Indebtedness outstanding as of the Petition Date and listed on Schedule 4.8 and any refinancing Indebtedness in respect thereof in an amount not to exceed the principal amount of such original indebtedness except by an amount no greater than accrued and unpaid interest with respect to such original indebtedness and any reasonable fees, premium and expenses relating to such renewal or refinancing;

(d) unsecured obligations (contingent or otherwise) of any Borrower existing or arising under any swap contract; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”, and (ii) such swap contract is not for speculative purposes;

(e) obligations under any cash management agreement and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements incurred in the Ordinary Course of Business;

(f) unsecured Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the Ordinary Course of Business;

(g) unsecured Indebtedness incurred by any Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, and such obligations are reimbursed promptly (but no more than thirty (30) days) following such drawing, reimbursement obligation or incurrence;

(h) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (g) above below;

(i) guarantees with respect to Indebtedness permitted under this Section 6.1;

(j) intercompany Indebtedness of a Loan Party incurred in the Ordinary Course of Business, and consistent with past practice in an aggregate amount not exceeding $10,000,000; and

(k) any other Indebtedness in an aggregate outstanding amount not to exceed $25,000,000 at any one time.

6.2 Liens. Create, incur, assume, or suffer to exist on or after the date of this Agreement, directly or indirectly, any Lien on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Except in connection with an Acceptable Plan or Acceptable 363 Sale approved by the Bankruptcy Court or otherwise with the prior written consent of the Lender:

(a) no Loan Party shall enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its equity interests;

(b) no Loan Party shall liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); and

(c) no Loan Party shall suspend or close a substantial portion of its business.

6.4 Disposal of Assets. Except in connection with an Acceptable Plan or Acceptable 363 Sale, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any Collateral pledged by the Borrowers, other than:

(a) dispositions of inventory of any goods or assets made in the Ordinary Course of Business and consistent with past practice;

(b) dispositions of surplus, obsolete or worn-out assets or assets no longer used or useful in the conduct of business of the Borrower and consistent with past practice;

(c) Permitted Transfers; and

(d) additional dispositions of inventory, goods or assets with an aggregate fair market value not to exceed $100,000,000 over the term of this Agreement.

6.5 Change Name. Change any Loan Party’s name, state of organization or organizational identity, except upon ten (10) Business Days prior written notice to the Lender.

6.6 Nature of Business. Make any change in the nature of any Loan Party’s business or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that the foregoing shall not prevent any Loan Party from (i) engaging in any business that is reasonably related or ancillary to its or their business, or (ii) complying with any requirement of the Bankruptcy Code.

6.7 Material Leases or Contracts; Amendments. Change or modify (i) the material terms of any of its Material Contracts in connection with Collateral except in a manner that could not reasonably be expected to result in a Material Adverse Change, or (ii) any of its Organizational Documents in a manner that is adverse to the Lender.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.10 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party, except for (a) transactions that are in the Ordinary Course of Business of such Loan Party and are consistent with such Loan Party’s past practice, or (b) are otherwise in connection with the permitted transactions described in Sections 6.1, 6.2, 6.3, 6.4, 6.15 and 6.19, including, for the avoidance of doubt, such as various employee incentive and retention programs (in compliance with the Bankruptcy Code) among Loan Parties and their respective Affiliates.

6.11 Use of Proceeds. Use the proceeds of the Loans for any purpose other than to fund payments related to the: (a) working capital and other general corporate purposes of the Borrowers and their Subsidiaries, subject to the Approved Budget and the Permitted Variance; (b) the payment of Allowed Professional Fees and bankruptcy-related expenses, subject to the Carve Out, and in each case, consistent with, subject to, and within the categories and limitations contained in the DIP Orders and the Approved Budget; (c) Fees and Lender Expenses payable under this Agreement; (d) interest and other amounts payable under this Agreement; and (e) interest and other amounts payable under the Priming Credit Agreement (as in effect on the date of the Interim Order). Notwithstanding anything to the contrary in this Agreement, or any other Loan Document, the proceeds of the Loans or Collateral, or any portion of the Carve-Out, shall not be used directly or indirectly by any Borrower, any other Loan Party, the Bankruptcy Committees, or any trustee appointed in the Chapter 11 Cases or any successor cases, including any case under Chapter 7 of the Bankruptcy Code, or any other Person:

(a) [reserved]

(b) to prevent, hinder, or otherwise delay the Lender’s enforcement or realization on the Obligations, Collateral, and the liens, claims and rights granted to such parties under the applicable DIP Order, each in accordance with the Loan Documents and the applicable DIP Order; provided, however, that no such restrictions shall apply to (a) objections to the Final Order or (b) avoidance actions against the Lender that are not related to this Facility or the Loans;

(c) to seek to modify, stay, vacate or amend any of the rights and remedies granted to the Lender under the DIP Orders (other than with the consents contemplated thereunder), or the Loan Documents, as applicable; or

(d) to apply to the Bankruptcy Court for authority to approve Super-priority Claims or grant liens (other than the liens permitted pursuant to the DIP Documents) or security interests in the Collateral or any portion thereof that are senior to, or on parity with, the Lender’s Liens on the Collateral or the Lender’s claims in the Chapter 11 Cases, unless permitted under the Loan Documents or unless all Obligations, and claims granted to the Lender under the applicable DIP Order have been refinanced or paid in full in cash or otherwise agreed to in writing by the Lender.

6.12 Limitation on Capital Expenditures. Except as set forth in the Approved Budget, make or incur any Capital Expenditure.

6.13 Chapter 11 Cases. Seek approval from the Bankruptcy Court for approval of, consent or suffer to exist (i) any modification, stay, vacation or amendment to the DIP Orders; (ii) in connection with the Collateral, a priority claim for any administrative expense or unsecured claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind specified in Section 503(b), 506(b) or (c) or 507(b) of the Bankruptcy Code) equal to or superior to the priority claim of the Lender in respect to the Collateral; and (iii) any Lien on Collateral having a priority equal or superior to the Liens in favor of the Lender in respect of the Obligations, other than as required under a purchase agreement with respect to the good faith deposit thereunder.

6.14 Plan. Propose and/or support any plan that is not an Acceptable Plan.

6.15 Acquisitions, Loans or Investments. Make any acquisition, advance, loan or any other investment of any kind or nature other than:

(a) investments held by any Loan Party in the form of cash or cash equivalents;

(b) investments existing as of the Effective Date;

(c) investments in any Person that is a Loan Party;

(d) intercompany investments consisting of Indebtedness granted by a Loan Party to a non-Loan Party incurred in the Ordinary Course of Business, and consistent with past practice intercompany, in an aggregate amount not exceeding $10,000,000;

(e) guarantees permitted by Section 6.1;

(f) investments consisting of Indebtedness, Liens, fundamental changes and dispositions permitted under Sections 6.1, 6.2, 6.3 and 6.4, respectively; and

(g) additional investments in an aggregate amount not to exceed $15,000,000 at any time.

6.16 Payments on Indebtedness. Other than with respect to the Obligations or pursuant to the Approved Budget, make any payment when due with respect to any Indebtedness.

6.17 Distributions or Redemptions. Pay any dividends or distributions on, or make any redemptions of, any equity interest of any Loan Party other than to another Borrower.

6.18 Transfer of Pledged Securities. Except as otherwise set forth in Section 6.4, transfer, move, withdraw or otherwise exchange the Pledged Securities from the securities intermediary currently in place as of the Effective Date.

6.19 Formation of Subsidiaries. Form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Effective Date, if such Subsidiary is to be added as a debtor in possession under the Chapter 11 Cases or otherwise commences a chapter 11 case under the Bankruptcy Code unless such Subsidiary (i) is a “Guarantor” under the Priming Credit Agreement, and (ii) is joined as a Guarantor under this Agreement by executing a Guarantor Joinder Agreement in substantially the form attached hereto as Exhibit E, or otherwise with the written consent of Lender in its sole discretion.

7. GUARANTY.

7.1 Guaranty. Each Guarantor unconditionally and irrevocably guarantees to the Lender the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”).

7.2 Separate Obligation. Each Guarantor acknowledges and agrees that, in providing benefits to the Borrowers, the Lender is relying upon the enforceability of this Article 7 and the Guaranteed Obligations. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrowers and Guarantors and shall in no way impair or adversely affect the rights or benefits of the Lender under this Article 7.

7.3 Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations that the Lender can enforce under this Article 7, the Lender accepts such limitation on the amount of such Guarantor’s liability hereunder only to the extent needed to make this Article 7 fully enforceable and non-avoidable.

7.4 Liability of Guarantors. The liability of each Guarantor under this Article 7 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or Guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Lender’s exercise or enforcement of any remedy it may have against the Borrowers or any other Person, or against any Collateral or any security for any Guaranteed Obligations;

(b) this guarantee is a guaranty of payment when due and not merely of collectability;

(c) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(d) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(i) any proceeding under the Bankruptcy Code (except to the extent set forth in Section 7.3);

(ii) any limitation, discharge, or cessation of the liability of any Borrower or any other Person for any Guaranteed Obligations due to any applicable law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii) any merger, acquisition, consolidation or change in structure of any Borrower, any Subsidiary thereof or any other Guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets of any Borrower or any other Person;

(iv) any assignment or other transfer, in whole or in part, of the Lender’s interests in and rights under this Agreement (including this Section 7) or the other Loan Documents;

(v) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrowers, such Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi) the amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations; or

(vii) the Lender’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations.

7.5 Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(a) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrowers under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b) the time for Borrowers’ (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Lender may deem proper;

(c) the Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(d) the Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against any Borrower.

7.6 Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:

(a) any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(b) any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations;

(c) any right, including but not limited to under Sections 2845 or 2850 of the California Civil Code (the “CCC”), to require Lender to institute suit against, or to exhaust any rights and remedies which Lender has or may have against, any Borrower or any other Loan Party or any third party or against any Collateral for the Obligations;

(d) (i) any right to assert against Lender any defense (legal or equitable), set-off, counterclaim or claim which such Guarantor may now or at any time hereafter have against any Borrower or any other party liable to Lender, including, without limitation under Sections 2787 through 2855, 2899, and 3433; (ii) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any defense such Guarantor has to performance under this Guaranty, and any right Guarantor has to be exonerated, under Sections 2819, 2822, or 2825 of the CCC, or otherwise, arising by reason of the impairment or suspension of Lender’s rights or remedies against any Borrower, the alteration or modification by Lender of any of the Obligations of any Borrower, any discharge or release of any of the Obligations to Lender by operation of law as a result of Lender’s intervention or omission, or the acceptance by Lender of anything in partial satisfaction of any of the Obligations; (iv) the benefit of any statute of limitations affecting such Guarantor’s liability under this Guaranty or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability under this Guaranty; and

(e) any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Lender, including but not limited to any defense based upon an election of remedies by Lender under Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any similar law of California, New York or any other jurisdiction; or (ii) any election by Lender under the Bankruptcy Code Section 1111(b) to limit the amount of, or any Collateral securing, its claim against the Borrowers.

As provided in Article 12 of this Agreement, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This Section 7.6 is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Obligations.

7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Commitment and payment and performance in full of the Guaranteed Obligations.

7.8 Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Borrowers (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Borrowers, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code), or must otherwise be restored by the Lender in the Chapter 11 Cases of the Borrowers.

8. EVENTS OF DEFAULT.

8.1 Event of Default. Any one or more of the following events shall constitute an event of default following giving of any applicable notice (if required) and the expiration of the applicable cure period (if any) (each, an “Event of Default”) under this Agreement:

(a) The Borrowers shall fail to pay when due, any principal (including without limitation pursuant to Section 2.3(d) hereof);

(b) The Borrowers shall fail to pay any interest or any Fees, costs due to Lender or any other amount (other than an amount referred to in subsection (a) above) under this Agreement or any Loan Document when and as the same shall become due and payable;

(c) Any Loan Party shall fail to comply with its obligations under Sections 5.1(a), 5.3 (solely with respect to maintaining the Borrowers’ existence), 5.8, 5.18, Article 6 and/or Article 9;

(d) Other than as set forth in any other sub-section of this Section 8.1, any Loan Party shall fail to perform, or otherwise breach, any of its respective covenants or obligations contained in this Agreement, which failure or breach shall continue unremedied (i) for a period of three (3) Business Days if such breach relates to the terms or provisions of Sections 5.2(a), (b), (c) and/or (d), or (ii) for a period of ten (10) Business Days (or seven (7) Business Days if such breach relates to the terms or provisions of Section 5.4) after the earlier to occur of (x) the date on which such failure to comply is known or reasonably should have become known to any officer of the relevant Loan Party, or (y) the date on which the Lender shall have notified the relevant Loan Party of such failure; provided, however, that the period set forth in this clause (ii) shall not apply in the case of any failure which is not capable of being cured at all or within such ten period;

(e) Any representation or warranty made by any Loan Party in this Agreement or in any agreement, certificate, instrument or financial statement or other statement delivered to the Lender pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made, which failure or breach shall continue for ten (10) Business Days after the date upon which such default is known or reasonably should have become known to any officer of the relevant Loan Party or it has received a written notice of such failure or breach from the Lender;

(f) [Reserved];

(g) Any Borrower shall file or obtain Bankruptcy Court approval of a disclosure statement for a plan of reorganization that is not an Acceptable Plan;

(h) The entry of the Final Order shall have not occurred on or before July 31, 2023;

(i) Except with respect to the Carve Out, the Borrowers shall file any motion or application, or the Bankruptcy Court grants the motion or application of any other Person, which seeks approval for or allowance of any claim, lien, security interest ranking equal or senior in priority to the claims, liens and security interests granted to the Lender under the DIP Orders, or with respect to the

Collateral or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted under the DIP Orders;

(j) The DIP Orders shall cease to be in full force and effect from and after the date of entry thereof by the Bankruptcy Court without the prior written consent of Lender;

(k) Non-compliance by any Loan Party with the terms of the DIP Orders, subject to any grace or cure period provided in such order or granted by order of a court in the Bankruptcy Case;

(l) The entry of an order which provides relief from any stay or proceeding (including, without limitation, the automatic stay imposed pursuant to Section 362 of the Bankruptcy Code), which order permits any creditor, other than the Lender, to realize upon, or to exercise any right or remedy with respect to, any material asset of the Loan Parties to which a fair market value exceeds $30,000,000;

(m) The entry of an order (i) surcharging any of the Collateral under Sections 105, 506(c), or any other section of the Bankruptcy Code, (ii) allowing any administrative expense claim having priority over or ranking in parity with the Lender’s claims or the rights, or (iii) resulting in the marshaling of any Collateral;

(n) Conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or dismissal of a Chapter 11 Case or any subsequent case under Chapter 7 of the Bankruptcy Code, either voluntarily or involuntarily and the Obligations are not simultaneously indefeasibly paid in full;

(o) Any DIP Order or any Loan Document is modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of the Lender (and no such consent shall be implied from any other authorization or acquiescence by the Lender);

(p) The entry of an order appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) in the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Lender in its sole discretion;

(q) Any action by any Borrower to (i) challenge the rights and remedies of the Lender under this Agreement in the Chapter 11 Cases or acting in a manner inconsistent with the Loan Documents or (ii) avoid or require disgorgement by the Lender of any amounts received in respect of the Obligations;

(r) The making of any material payments in respect of prepetition obligations other than (i) as permitted by the DIP Orders, (ii) as permitted by any other order of the Bankruptcy Court reasonably satisfactory to the Lender, (iii) as permitted under this Agreement or any other Loan Documents, or (iv) as otherwise agreed to by the Lender in writing;

(s) The entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Borrower to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Lender;

(t) The Borrowers shall seek to, or support any other person’s motion to, (a) disallow in whole or in part the Obligations, (b) challenge the validity and enforceability of the Lender’s Liens, (c) contest any material provision of this Agreement or any Loan Document;

(u) entry of an order without the express written consent of the Lender obtaining additional financing from a party other than the Lender under Section 364(d) of the Bankruptcy Code except if such financing contemplates payment in full of the Facility;

(v) The resignation or termination of the Borrowers’ chief restructuring officer in place as of the Effective Date, unless a replacement reasonably acceptable to the Lender is appointed within seven (7) days thereof;

(w) Entry of a final non-appealable order vacating the Cynviloq Award; provided that, for the avoidance of doubt, the settlement of any litigation or disputes (whether in connection with the Cynviloq Award or otherwise) shall not constitute an Event of Default;

(x) The entry of an order by the Bankruptcy Court confirming a chapter 11 plan that is not an Acceptable Plan approving a Sale that is not an Acceptable 363 Sale;

(y) A Variance Report showing a Net Operating Disbursement Variance greater than a Permitted Variance;

(z) The occurrence of a Change of Control;

(aa) Any Borrower shall fail to execute and deliver to the Lender any agreement, financing statement, trademark filing, copyright filing, notices of lien or similar instruments or other documents that the Lender may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the Liens created in favor of the Lender (provided that mortgages shall not be required), subject to the time periods set forth herein and in the Term Sheet; and/or

(bb) The (i) Borrowers shall fail to pay the Priming Obligations at their stated maturity or (ii) Priming Lender shall declare, in accordance with the Priming Credit Agreement, the Priming Obligations due prior to their stated maturity (as in effect on the date of the Interim Order).

For the avoidance of doubt, the following shall not constitute an Event of Default: (a) any investigations or other discovery with respect to any party hereto, and (b) any actions relating to the Excluded Claims.

8.2 Rights and Remedies.

(a) Subject to the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, and notwithstanding Section 362 of the Bankruptcy Code and without further order of the Bankruptcy Court or any other court or the initiation of any further proceeding with the Borrowers except as provided in this Section 8.2, in addition to any other rights or remedies provided for hereunder or under any other Loan Document (including the DIP Orders) or by the UCC or any other applicable law, the Lender may do any one or more of the following, in each case subject, as set forth in the DIP Orders, to the requirement for a Remedies Notice, Stay Relief Hearing and the expiration of the Remedies Notice Period:

(i) declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, due and payable, and the Commitment terminated, in each case upon the expiration of the Remedies Notice Period, whereupon the Obligations shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers;

(ii) terminate, restrict or reduce any Borrower’s ability to use Cash Collateral other than to pay expenses set forth in the Approved Budget that are necessary to avoid immediate and irreparable harm to the Borrowers’ estates; provided, however, that the Professional Fees and expenses of the Borrowers’ and the Bankruptcy Committees’ professionals shall be governed by the DIP Orders;

(iii) charge interest at the Default Rate;

(iv) upon five (5) days’ prior written notice (which period shall be deemed to be reasonable notice) to the Administrative Borrower, in accordance with the terms hereof, and the United States Trustee and lead counsel for any creditors’ committee, obtain and liquidate the Collateral. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Lender to the Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and shall constitute “authenticated notice of disposition” within the meaning of Section 9-611 of the UCC, and the Borrowers waive any other notice. The Lender may bid for and purchase the Collateral at any public sale. The Lender may bid and purchase any Collateral at a private sale if the Collateral in question has a readily ascertainable market value;

(v) require the Borrowers to assemble all of the Collateral constituting personal property without judicial process pursuant to Section 9-609 of the UCC; and

(vi) exercise any of its other rights under the Loan Documents, any rights granted under the Final Order and applicable law.

(b) Subject to the terms of the Final Order, to the extent an Event of Default occurs as a result of the Borrowers failure to indefeasibly satisfy the Obligations in full by the Maturity Date, the Borrowers waive any right (i) to any notice period set forth in this Section 8.2 (except to the extent a notice period is required by operation of law) and (i) to challenge (x) whether or not the Maturity Date or an Event of Default has occurred, (y) the Lender’s exercise of its rights and remedies against the Collateral, including without limitation, any foreclosure through a state court proceeding, and (z) the applicability of the Default Rate.

8.3 Application of Proceeds upon Event of Default. The Lender shall apply the cash proceeds actually received from any foreclosure sale, other disposition of the Collateral upon an Event of Default as follows: (i) first, to fund the Carve Out (to the extent not fully funded by the Borrowers at such time), (ii) thereafter, as set forth in Section 2.3(b) hereof.

8.4 Remedies Cumulative. The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith or with the DIP Orders, as provided under the UCC, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

8.5 Acknowledgments. Notwithstanding anything herein to the contrary, the Lender acknowledges and agrees that in no event shall an “event of default” or “default” under any Indebtedness of any Borrower (other than the Indebtedness evidenced by this Agreement and the other Loan Documents), cause a Default or Event of Default hereunder, or cause a breach of any covenant described in Article 5 or Article 6 of this Agreement.

9. PRIORITY AND COLLATERAL SECURITY.

9.1 Super-priority Claims; Subordination in favor of the Lender Liens.

(a) Subject to the terms and conditions of the DIP Orders and the Subordination Agreement, Borrowers and each other Loan Party warrants and covenants that, except as otherwise expressly provided in this paragraph, the Obligations of Borrowers under the Loan Documents:

(i) shall, in accordance with section 364(c)(1) of the Bankruptcy Code, constitute allowed senior administrative expense claims against each Borrower and their estates (the “Super-priority Claims”) with priority in payment over any and all administrative expenses at any time existing or arising, of any kind or nature whatsoever, including, without limitation, the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 and 1114 of the Bankruptcy Code or otherwise, including those resulting from the conversion of any of the Chapter 11 Cases pursuant to Section 1112 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment; provided, however, that the Super-priority Claims shall only be subject to and subordinate to (w) the Advisor Transaction Fees, (x) the Priming Obligations, (y) the Carve Out and (z) other Permitted Liens so long as such liens were validly perfected as to the Petition Date (or were properly perfected subsequent to the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code); and

(ii) shall be, pursuant to Section 364(c)(2) of the Bankruptcy Code, secured by valid, enforceable, non-avoidable and perfected and automatic liens on and security interests in favor of the Lender in all Collateral, which liens shall be (A) subject and subordinate only to the Carve Out and the Advisor Transaction Fees, first priority liens on all proceeds of the Facility in the Designated Account, the Designated Account, and the DIP Lender Holdback and (B) with respect to all other Collateral, subject and subordinate only to (w) the Advisor Transaction Fees, (x) the Priming Obligations, (y) the Carve Out and (z) other Permitted Liens so long as such liens were validly perfected as of the Petition Date (or were properly perfected subsequent to the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code);

(iii) shall be, pursuant to section 364(c)(3) of the Bankruptcy Code, secured by valid, enforceable, non-avoidable and perfected and automatic junior liens on and security interests in favor of the Lender in all Collateral (other than the Collateral described in Section 9.1(a)(ii) hereof, as to which Liens are described in such Section) (the forgoing lien priorities set forth in clauses (ii) - (iii) shall be referred to herein as the “Required Lien Priority”).

(b) In the event any assets or property is transferred to any Borrower, such asset or property shall be subject in all respects to the Lender’s Liens (other than assets or property constituting Excluded Assets).

(c) Notwithstanding anything to the contrary set forth above with respect to the Carve Out, nothing herein shall be construed to impair the ability of the Lender to object to the fees, expenses, reimbursement or compensation described in clauses (iii) or (iv) of the defined term “Carve Out” on any grounds.

(d) The Super-priority Claims referred to in this Section 9.1 shall have the priority afforded to such Super-priority Claims in the DIP Orders.

9.2 Grant of Security Interest in the Collateral. Subject to the terms and conditions of the DIP Orders and the Subordination Agreement, to secure the payment and performance of the Obligations, each Loan Party hereby grants, pledges and assigns to the Lender the following:

(a) Liens on Unencumbered Property. Pursuant to Section 364(c)(2) of the Bankruptcy Code, valid, binding, continuing, enforceable, non-avoidable automatically and fully perfected first priority senior liens and security interests in all proceeds of the Facility in the Designated Account, the Designated Account, and the DIP Lender Holdback, and second priority senior liens and security interests in all other Collateral, regardless of where located and subject in each case only to (w) the Advisor Transaction Fees, (x) the Priming Obligations, (y) the Carve Out and (z) other Permitted Liens so long as such liens were validly perfected as of the Petition Date (or were properly perfected subsequent to the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code).

(b) Liens Junior to Other Liens. Pursuant to Section 364(c)(3) of the Bankruptcy Code, valid, binding, continuing, enforceable, non-avoidable automatically and fully perfected junior liens on and security interests in all Collateral (other than as set forth in clause (a) above).

9.3 Representations and Warranties in Connection with Security Interest. Each Borrower represents and warrants to the Lender as follows:

(a) Subject to the approval of the Bankruptcy Court, each Borrower has full right and power to grant to the Lender a perfected, security interest and Lien, in accordance with the Required Lien Priority, on such Borrower’s respective interests in the Collateral pursuant to this Agreement and the other Loan Documents.

(b) Subject to the approval of the Bankruptcy Court, upon (i) the execution and delivery of this Agreement, and (ii) the filing of the necessary financing statements and other appropriate filings or recordations and/or delivery of any necessary certificates, as applicable, the Lender will have a good, valid and perfected Lien and security interest in the Collateral granted by the applicable Borrower, in accordance with the Required Lien Priority, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person, except the Permitted Liens and other restrictions previously disclosed to the Lender by the Borrowers prior to the Effective Date.

(c) As of the Effective Date, no financing statement, mortgage or any other evidence of lien relating to any of the Collateral granted by any Borrower is on file in any public office except those on behalf of the Lender, those on behalf of the Priming Lender and those listed on Schedule 6.2.

9.4 Lender’s Ability to Perform Obligations on Behalf of Borrowers with Respect to the Collateral. The Lender shall have the right, but not the obligation, upon five (5) days’ written notice to the Borrowers, to perform on the Borrowers’ behalf any or all of the Borrowers’ obligations under this Agreement with respect to the Collateral, when such obligations are due, at the expense, for the account and at the sole risk of the applicable Borrower.

9.5 Filing of Financing Statements. The Borrowers irrevocably authorizes the Lender to prepare and file financing statements provided for by the UCC, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect, to perfect the Lender’s security interest in the Collateral, in all jurisdictions in which the Lender believes in its sole opinion that such filing is appropriate. The Borrowers also irrevocably authorizes the Lender to file such continuation statements and amendments and to take such other action as may be required or appropriate, in either case in the Lender’s sole judgment, in order to perfect and to continue the perfection of the Lender’s security interests in the Collateral, unless prohibited by law.

9.6 No Discharge; Survival of Claims. Pursuant to Section 1141(d)(4) of the Bankruptcy Code, the Borrowers hereby waive any discharge of the Obligations with respect to any plan of reorganization that shall not provide for the indefeasible payment in full in cash of the Obligations under this Agreement, unless the Lender, in its sole discretion, has otherwise agreed in writing to such treatment.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. To the extent permitted by applicable law or as expressly required pursuant to the terms of this Agreement, the Borrowers and the other Loan Parties waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which the Borrowers may in any way be liable.

10.2 Lender’s Liability for Collateral. As long as the Lender complies with its obligations, if any, under the UCC and applicable law, the Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by the Borrowers, except any thereof resulting from the gross negligence, bad faith or willful misconduct of the Lender as finally determined by a court of competent jurisdiction.

10.3 Indemnification. The Loan Parties shall pay, indemnify, defend, and hold the Lender Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) for any losses, claims, damages, liabilities, expenses, penalties, fined, actions, judgment, and disbursements of any kind or nature whatsoever (including reasonable and documented out of pocket fees and disbursements of experts, consultants and counsel) incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Borrowers’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any Collateral or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any Collateral (each and all of the foregoing, the “Indemnified Liabilities”). For the avoidance of doubt, the Indemnified Liabilities shall not include any losses, claims, damages, liabilities, expenses, penalties, fined, actions, judgment, or disbursements arising out of Excluded Claims. The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 10.3 (i) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnified Person, or (ii) to the extent arising out of any loss, claim, damage, liability or expense that does not involve an act or omission of the Loan Parties and that is brought by an Indemnified Person against another Indemnified Person (other than claims against an Indemnified Person in its capacity or in fulfilling its role as the Lender under the Loan Documents). This provision shall survive the termination of this Agreement and the repayment of the Obligations.

11. NOTICES.

All notices or demands relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any party hereunder or any service of process to any party hereunder, they shall be sent to the respective addresses set forth below:

If to the Borrowers:

Sorrento Therapeutics, Inc.

c/o Scintilla Pharmaceuticals, Inc.

4955 Directors Place

San Diego, CA 92121

Attn:	Mohsin Y. Meghji, Chief Restructuring Officer
Telephone:	212-202-2300
Email:	mmeghji@m3-partners.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn:	Caroline Reckler
Melissa Alwang
Telephone:	+1.312.876.7663
Email:	Caroline.Reckler@lw.com
Melissa.Alwang@lw.com

If to the Lender:

SCILEX HOLDING COMPANY

960 San Antonio Rd.

Palo Alto, CA 94303

Attn:	Stephen Ma
Telephone:	(650) 516-4310
Email:	sma@scilexholding.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92626

Attention: Katherine Bell

Email: katherinebell@paulhastings.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Article 11, shall be deemed received on the earlier of the date of actual receipt or five (5) Business Days after the deposit thereof certified, return receipt requested in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received when sent upon confirmation of transmission as evidenced by a delivery receipt or similar electronic mail function. If any notice, disclosure, or report is required to be delivered pursuant to the terms of this Agreement on a day that is not a Business Day, such notice, disclosure, or report shall be deemed to have been required to be delivered on the immediately following Business Day.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE LENDER OR SUCH LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWERS AND THE LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b); PROVIDED, FURTHER, HOWEVER, THAT ALL PARTIES HEREBY AGREE THAT THEY HAVE CONSENTED TO THE JURISDICTION OF THE BANKRUPTCY COURT AND THAT THE BANKRUPTCY COURT WILL RETAIN EXCLUSIVE JURISDICTION WITH RESPECT TO ALL DISPUTES SO LONG AS THE CHAPTER 11 CASES REMAIN PENDING.

(c) THE LOAN PARTIES AND THE LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWERS AND THE LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE LOAN PARTIES AND THE LENDER EACH WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(d) JUDICIAL REFERENCE IN THE EVENT OF JURY TRIAL WAIVER UNENFORCEABILITY. IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH LOAN PARTY HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE §§ 638, ET SEQ., ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, EACH LOAN PARTY AGREES TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE ITS BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES TO THE DISPUTE ARE UNABLE TO AGREE ON A SINGLE

REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. EACH LOAN PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON. EACH BORROWER AGREES THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARM’S-LENGTH BASIS, WITH EACH LOAN PARTY AGREEING TO THE SAME KNOWINGLY, AND BEING AFFORDED THE OPPORTUNITY TO HAVE LOAN PARTIES’ LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

13. AMENDMENTS; WAIVERS; SUCCESSORS.

13.1 Amendments and Waivers. No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrowers or any other Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Lender and Borrowers that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.

13.2 No Waivers; Cumulative Remedies. No failure by the Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Lender or such Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. The Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Lender may have.

13.3 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Borrower or other Loan Party may assign this Agreement or any rights or duties hereunder without the Lender’s prior written consent and such consent shall not, unless otherwise provided in such consent, release the Borrowers or any Loan Party from its Obligations. Any assignment by a Borrower or other Loan Party which is not explicitly permitted hereunder shall be absolutely void ab initio. The Lender (with the consent of Borrowers which shall not be unreasonably withheld or delayed (and shall not be required if an Event of Default has occurred and is continuing), and which consent shall be deemed given if the Borrowers do not respond to such request within five (5) Business Days), may freely assign all or part of its rights and duties hereunder to any Person.

14. GENERAL PROVISIONS.

14.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by the Borrowers, the other Loan Parties (if any) and the Lender.

14.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

14.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or the Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

14.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14.5 Debtor-Creditor Relationship. The relationship between the Lender, on the one hand, and Borrowers and other Loan Parties (if any), on the other hand, is solely that of creditor and debtor, as applicable. Lender has not (and shall not be deemed to have) any fiduciary relationship or duty to the Borrowers or the Loan Parties arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the Lender, on the one hand, and Borrowers and the other Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

14.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

14.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or the transfer to the Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable and actual out-of-pocket costs, expenses, and attorneys’ fees of the Lender related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

14.8 Lender Expenses. Subject to the Subordination Agreement, the Loan Parties agree to pay any and all Lender Expenses promptly after written demand therefor by the Lender if funds in the DIP Lender Holdback are insufficient to cover the entire amount of Lender Expenses (subject to the procedures set forth in the DIP Orders) and such Obligations shall survive payment or satisfaction in full of all other Obligations. Any Lender Expenses that are paid directly by the Lender (other than through the DIP Lender Holdback and after the exhaustion of the funds deposited therein) at any time before the Priming Obligations have been repaid in full shall be added to the principal amount of the Loans but at all times shall remain subject to the Subordination Agreement. Any Lender Expenses (other than the Lender Expenses paid through the DIP Lender Holdback and after the exhaustion of the funds deposited therein) that are due and payable at any time after the Priming Obligations have been repaid in full shall be paid in cash by the Borrowers.

14.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

15. JOINT AND SEVERAL OBLIGATIONS.

IN ADDITION TO, AND WITHOUT LIMITING ANY TERM OR PROVISION OF, THIS AGREEMENT, ALL OBLIGATIONS HEREUNDER AND UNDER THE LOAN DOCUMENTS OF EACH BORROWER ARE JOINT AND SEVERAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OBLIGATIONS OF EACH BORROWER SHALL NOT BE AFFECTED BY (I) THE FAILURE OF THE LENDER TO ASSERT ANY CLAIM OR DEMAND OR TO ENFORCE OR EXERCISE ANY RIGHT OR REMEDY AGAINST ANY OTHER BORROWER UNDER THE PROVISIONS OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR OTHERWISE, (II) ANY RESCISSION, WAIVER, AMENDMENT OR MODIFICATION OF, OR ANY RELEASE FROM ANY OF THE TERMS OR PROVISIONS OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (III) THE FAILURE TO PERFECT ANY SECURITY INTEREST IN, OR THE RELEASE OF, ANY OF THE COLLATERAL OR OTHER SECURITY HELD BY THE LENDER.

16. ADDITIONAL LOAN PARTIES.

In the event a Loan Party is added to this Agreement as required hereunder, all references herein to Borrowers (other than Loans made to Borrowers) shall also apply to any such additional Loan Party, including, without limitation, the granting of a security interest in the Collateral and all representations, warranties, covenants and other obligations of Borrowers hereunder.

17. TREATMENT OF CERTAIN INFORMATION.

The Lender agrees to treat as confidential all non-public information supplied by the Borrowers or any of other Loan Parties pursuant to the Loan Documents or otherwise in connection herewith (“Information”) and to use reasonable precautions to maintain such confidentiality, in accordance with its customary procedures for handling confidential information of the same nature; provided, however that nothing herein shall limit the disclosure of any such Information (i) to any Lender Related Person as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority provided, the Lender agrees, to the extent practicable, to notify the Borrowers prior to such disclosure and cooperate with the Borrowers in obtaining an appropriate protective order, (iii) to auditors or accountants, and any analogous counterpart thereof, (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to the Loan Document or the enforcement of rights thereunder, (v) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Lender or such Lender on a confidential basis from a source other than the Borrowers or the other Loan Parties, or (C) was available to the Lender on a non-confidential basis prior its disclosure to it by the Borrowers, any other Loan Party, or any of their advisors, and (vi) to the extent the Borrowers shall have consented to such disclosure in writing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

SORRENTO THERAPEUTICS, INC.
SCINTILLA PHARMACEUTICALS, INC

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Restructuring Officer

[Signature Page to Junior Secured, Super Priority DIP Loan and Security Agreement]

LENDER

SCILEX HOLDING COMPANY

By:	/s/ Stephen Ma
Name:	Stephen Ma
Title:	Chief Accounting Officer

[Signature Page to Junior Secured, Super Priority DIP Loan and Security Agreement]

EXHIBIT A

RESERVED

EXHIBIT B

Approved Budget

See attached.

EXHIBIT C

Reporting Requirements

(a) Financial Reports. Borrowers shall furnish to the Lender, which, subject to the following sentence, shall be in a form reasonably satisfactory to the Lender, as soon as available and in any event within thirty (30) days after the end of each calendar month (or within such longer period as the Lender may agree to in its reasonable discretion), unaudited cash receipts and disbursements, asset and liability status and income statement for such calendar month and/or quarter, as applicable, for each of the Borrowers, all of which shall be certified on behalf of the Borrowers by an Authorized Person.

The information required under this clause (a) above may be satisfied by delivery of the monthly operating reports as filed in the Chapter 11 Cases.

(b) Other Materials. The Borrowers shall furnish to the Lender, in form and substance satisfactory to Lender, as soon as available and in any event within three (3) Business Days after (A) the receipt by the Borrowers of copies of any reports and management control letters provided by the Borrowers’ independent accountants and (B) the request therefor by the Lender of such additional information, documents, statements, and other materials as the Lender may reasonably request from time to time in its sole discretion and which is reasonably capable of being obtained, produced or generated by the Borrowers within such three (3) Business Days period; provided that in no event shall the Borrowers be required to provide any information, documents, statements, and other materials that is subject to attorney-client or other privilege or that consists of attorney work product.

(c) Updates. The Borrowers shall furnish to the Lender revisions to the schedules to any Loan Document to the extent necessary or appropriate (as determined by the Borrowers in the good faith exercise of their business judgment); provided, that delivery or receipt thereof by the Lender shall not constitute a waiver by the Lender or a cure of any Default or Event of Default resulting therefrom.

Exhibit C-2

EXHIBIT D

RESERVED

Exhibit D-1

EXHIBIT E

GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of [    ], 2023, is entered into between [    ], a [    ] (the “New Subsidiary”) and SCILEX HOLDING COMPANY, as Lender (in such capacity, together with its successors and assigns in such capacity, “Lender”) under that certain Junior Secured Debtor-In-Possession Loan and Security Agreement, dated as of July 28, 2023 (as amended, restated, supplemented, replaced, renewed or otherwise modified from time to time, the “Loan Agreement”) by and among Sorrento Therapeutics, Inc. and Scintilla Pharmaceuticals, Inc. (each, a “Borrower” and collectively, the “Borrowers”), the guarantors party thereto and SCILEX HOLDING COMPANY (the “Lender”). Capitalized terms used in this Agreement without definition shall have the same meanings herein as they have in the Loan Agreement. This Agreement constitutes a Loan Document.

The New Subsidiary and the Lender, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Loan Agreement and a “Guarantor” for all purposes of the Loan Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Loan Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement, including without limitation (a) all of the representations and warranties of the Borrowers set forth in Article 4 of the Loan Agreement, (b) all of the covenants set forth in Articles 5 and 6 of the Loan Agreement and (c) all of the guaranty obligations set forth in Article 7 of the Loan Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Article 7 of the Loan Agreement, hereby guarantees, jointly and severally with the other Guarantors, to the Lender, as provided in Article 7 of the Loan Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

3. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

4. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

Exhibit E-1

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

SCILEX HOLDING COMPANY, as Lender

By:
Name:
Title:

[Signature Page to Guarantor Joinder Agreement]

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

Pursuant to Rule 13a-14(a) adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Jaisim Shah, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Scilex Holding Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Jaisim Shah
Jaisim Shah Chief Executive Officer and President (Principal Executive Officer)

Dated: August 11, 2023

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

Pursuant to Rule 13a-14(a) adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Elizabeth Czerepak, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Scilex Holding Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Elizabeth Czerepak
Elizabeth Czerepak Executive Vice President, Chief Financial Officer and Chief Business Officer

Dated: August 11, 2023

Exhibit 32.1

CERTIFICATIONS OF PRINCIPAL EXECUTIVE OFFICER AND

PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE

SARBARNES-OXLEY ACT OF 2002

Each of the undersigned, in his or her capacity as the principal executive officer and principal financial officer of Scilex Holding Company (the “Company”), as the case may be, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that, to the best of his or her knowledge:

1. This Quarterly Report on Form 10-Q for the period ended June 30, 2023 (this “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

2. The information contained in this Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by this Quarterly Report.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission (“SEC”) or its staff upon request.

This certification accompanies the Quarterly Report on Form 10-Q to which it relates, is not deemed filed with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of this Quarterly Report), irrespective of any general incorporation language contained in such filing.

Date: August 11, 2023	/s/ Jaisim Shah
Jaisim Shah Chief Executive Officer and President (Principal Executive Officer)

Date: August 11, 2023	/s/ Elizabeth Czerepak
Elizabeth Czerepak Executive Vice President, Chief Executive Officer and Chief Business Officer (Principal Financial Officer)